                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-24119


                         [PORT ST. LUCIE LETTERHEAD]
                                                                  April 16, 1997

To the Shareholders of
Port St. Lucie National Bank Holding Corp.:

     You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of Port St. Lucie National Bank Holding Corp. ("PSHC") to be held at PSHC's St. Lucie West office located at 1100 S.W. St. Lucie West Boulevard, Port St. Lucie, Florida 34986 on Thursday, May 22, 1997, at 7:00 P.M., local time, notice of which is enclosed.

     At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement") by and between PSHC and Seacoast Banking Corporation of Florida ("Seacoast") pursuant to which PSHC will merge (the "Merger") with and into Seacoast. Upon consummation of the Merger, each share of PSHC common stock issued and outstanding (except for certain shares held by PSHC or Seacoast and shares held by PSHC shareholders who perfect their dissenters' rights) and each issued and outstanding PSHC stock warrant will be exchanged for a number of shares of Seacoast Class A common stock determined by formulae that are based upon the market price of Seacoast Class A common stock during a specified pricing period prior to closing, all as more fully described in the accompanying Joint Proxy Statement/Prospectus. Assuming that the $27.25 closing price of Seacoast Class A common stock on April 11, 1997 is the closing price used in the exchange ratio determination, then each share of PSHC common stock outstanding at the Effective Time of the Merger will be exchanged for .9996 shares of Seacoast Class A common stock and each PSHC stock warrant outstanding at the effective time of the Merger will be exchanged for .6965 shares of Seacoast Class A common stock, with cash being paid in lieu of issuing fractional shares. In addition, Seacoast will assume all outstanding options to purchase shares of PSHC common stock. The consideration to be received by holders of PSHC common stock and PSHC stock warrants is subject to possible adjustment in certain circumstances relating to certain categories of PSHC loans as described in the accompanying Joint Proxy Statement/Prospectus.

     The accompanying Joint Proxy Statement/Prospectus includes a description of the proposed Merger and provides other specific information concerning the Special Meeting. Also enclosed are the Notice of Meeting, the PSHC Annual Report on Form 10-KSB for the year ended December 31, 1996, and the Seacoast 1996 Annual Report to Shareholders. Please read these materials carefully and consider thoughtfully the information set forth in them.

     The Merger has been approved unanimously by your Board of Directors which recommends approval by you. Your Board believes that, among other benefits, the Merger will result in a locally managed and controlled company with greater financial strength and increased opportunity and flexibility for profitable expansion and diversification, as well as expanded services and convenience to our customers. Consummation of the Merger is subject to various conditions, including approval of the Merger Agreement and the transactions contemplated therein by PSHC and Seacoast shareholders, and approval of the Merger by the applicable regulatory agencies.

     Approval of the Merger Agreement will require the affirmative vote of a majority of the issued and outstanding shares of PSHC common stock. ACCORDINGLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, AND RETURN PROMPTLY THE ENCLOSED PROXY CARD. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY HAVE RETURNED YOUR PROXY CARD. The proposed Merger with Seacoast is a significant step for PSHC and your vote on this matter is of great importance.

     ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEM ONE.

     We look forward to seeing you at the Special Meeting.

                                               Sincerely,

                                                 /s/ J. HAL ROBERTS, JR.
                                                   J. Hal Roberts, Jr.
                                          President and Chief Executive Officer

             [SEACOAST BANKING CORPORATION OF FLORIDA LETTERHEAD]

                                                                  April 16, 1997

To the Shareholders of
Seacoast Banking Corporation of Florida:

     You are cordially invited to attend the Annual Meeting of the Shareholders (the "Annual Meeting") of Seacoast Banking Corporation of Florida ("Seacoast") to be held at the Indian River Plantation Beach Resort, Hutchinson Island, 555 N.E. Ocean Boulevard, Stuart, Florida, on Friday, May 30, 1997, at 3:00 P.M., local time, notice of which is enclosed.

     At the Annual Meeting, you will be asked to consider and vote on proposals to approve the Agreement and Plan of Merger (the "Merger Agreement") by and between Seacoast and Port St. Lucie National Bank Holding Corp. ("PSHC") and the transactions contemplated therein, including the merger (the "Merger") of PSHC with and into Seacoast and the issuance of shares of Seacoast Class A common stock to holders of PSHC common stock and PSHC stock warrants. Upon consummation of the Merger, each share of PSHC common stock issued and outstanding (except for certain shares held by Seacoast or PSHC and shares held by PSHC shareholders who perfect their dissenters' rights) and each issued and outstanding PSHC stock warrant will be exchanged for a number of shares of Seacoast Class A common stock determined by formulae that are based upon the market price of Seacoast Class A common stock during a specified pricing period prior to closing, all as more fully described in the accompanying Joint Proxy Statement/Prospectus. Assuming that the $27.25 closing price of Seacoast Class A common stock on April 11, 1997 is the closing price used in the exchange ratio determination, then each share of PSHC common stock outstanding at the effective time of the Merger will be exchanged for .9996 shares of Seacoast Class A common stock and each PSHC stock warrant outstanding at the effective time of the Merger will be exchanged for .6965 shares of Seacoast Class A common stock, with cash being paid in lieu of issuing fractional shares. In addition, Seacoast will assume all outstanding options to purchase shares of PSHC common stock. The consideration to be received by holders of PSHC common stock and PSHC stock warrants is subject to possible adjustment in certain circumstances relating to certain categories of PSHC loans as described in the accompanying Joint Proxy Statement/Prospectus.

     In addition, you will be asked at the Annual Meeting to consider and vote upon (i) the reelection of eight directors to serve until the Annual Meeting of Shareholders in 1998 and until their successors have been elected and qualified,
(ii) certain amendments to Seacoast's Articles of Incorporation, (iii) the ratification of the appointment of Arthur Andersen LLP as independent auditors for Seacoast for the fiscal year ending December 31, 1997 and (iv) such other business as may properly come before the Annual Meeting.

     Enclosed are the Notice of Meeting, Joint Proxy Statement/Prospectus and Proxy, the Seacoast 1996 Annual Report to Shareholders and the PSHC Annual Report on Form 10-KSB for the year ended December 31, 1996. The Joint Proxy Statement/Prospectus includes a description of the proposed Merger, election of directors and the amendments to the Articles of Incorporation and provides other specific information concerning the Annual Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them.

     The Merger has been approved unanimously by your Board of Directors, which recommends its approval by you. Your Board believes that, among other benefits, the Merger will result in a company with greater financial strength and increased opportunity and flexibility for profitable expansion and diversification. Consummation of the Merger is subject to various conditions, including approval of the Merger Agreement and the transactions contemplated therein by Seacoast and PSHC shareholders, and approval of the Merger by the applicable regulatory agencies.

     The combination with PSHC is a natural extension of Seacoast's banking operations into the attractive Port St. Lucie market. Like Seacoast, PSHC has built its franchise on community banking, local relationships, and sound lending principles. Seacoast's management believes that the addition of PSHC's three branches to the Seacoast banking system can only enhance Seacoast's strategy and service in its market area.

     Approval of the Merger Agreement and the amendments to the Articles of Incorporation will require the affirmative vote of (i) the holders of at least two-thirds of all of the shares of Class A common stock outstanding and entitled to vote at the Annual Meeting, voting as a separate class, and (ii) the holders of shares with at least two-thirds of all votes entitled to be cast by all shares of Seacoast common stock (Class A and Class B) outstanding and entitled to vote at the Annual Meeting, voting together as a single class. ACCORDINGLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, AND RETURN PROMPTLY THE ENCLOSED PROXY CARD. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger with PSHC is a significant step for Seacoast and your vote on this matter is of great importance.

     ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING THE ISSUANCE OF SHARES OF SEACOAST CLASS A COMMON STOCK, FOR REELECTION OF ALL EIGHT NOMINEES FOR DIRECTOR NAMED ON THE ENCLOSED FORM OF PROXY, FOR THE AMENDMENTS TO OUR ARTICLES OF INCORPORATION AND FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT AUDITORS, BY MARKING THE ENCLOSED FORM OF PROXY "FOR" EACH OF SUCH PROPOSALS.

     We want to thank you for your support this past year. We are proud of our progress as reflected in the results for 1996, and we encourage you to review carefully our Annual Report. The acquisition of PSHC is an important transaction for Seacoast that will help Seacoast continue to be successful in 1997 and future years. If you have any questions about the Merger or the enclosed materials please write or call us. We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          /s/ DENNIS S. HUDSON, III

                                          Dennis S. Hudson, III
                                            Secretary

                   PORT ST. LUCIE NATIONAL BANK HOLDING CORP.
                       1100 S.W. ST. LUCIE WEST BOULEVARD
                         PORT ST. LUCIE, FLORIDA 34986
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 22, 1997
                             ---------------------

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Port St. Lucie National Bank Holding Corp. ("PSHC") will be held at PSHC's St. Lucie West office located at 1100 S.W. St. Lucie West Boulevard, Port St. Lucie, Florida 34986, on Thursday, May 22, 1997, at 7:00 P.M., local time, for the following purposes:

          1. Merger. To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of February 19, 1997 (the "Merger Agreement"), by and between PSHC and Seacoast Banking Corporation of Florida, a Florida corporation ("Seacoast"), pursuant to which, among other matters, PSHC will merge (the "Merger") with and into Seacoast. Each share of PSHC common stock and each PSHC warrant issued and outstanding at the effective time of the Merger will be converted into the right to receive shares of Seacoast Class A common stock, subject to possible adjustment in certain circumstances, all as more fully described in the accompanying Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is reproduced as Appendix A to the accompanying Joint Proxy Statement/Prospectus.

          2. Other Business. To transact such other business as may come properly before the Special Meeting.

     Only shareholders of record at the close of business on April 1, 1997, will be entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Approval of the Merger Agreement and the transactions contemplated therein requires the affirmative vote of a majority of the issued and outstanding shares of PSHC common stock.

     THE BOARD OF DIRECTORS OF PSHC UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

                                                By Order of the Board Of
                                                Directors

                                                 /s/ J. HAL ROBERTS, JR.

                                                   J. Hal Roberts, Jr.
                                          President and Chief Executive Officer

Port St. Lucie, Florida
April 16, 1997

 WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE,
   AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED
    POSTAGE PAID RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE
                      REPRESENTED AT THE SPECIAL MEETING.
                             ---------------------

               PROXIES ARE SOLICITED BY PSHC'S BOARD OF DIRECTORS
                      AND MAY BE REVOKED PRIOR TO EXERCISE
                             ---------------------

     EACH SHAREHOLDER HAS THE RIGHT TO DISSENT FROM THE MERGER AGREEMENT AND DEMAND PAYMENT OF THE FAIR VALUE OF HIS SHARES IF THE MERGER IS CONSUMMATED. THE RIGHT OF ANY SHAREHOLDER TO RECEIVE SUCH PAYMENT IS CONTINGENT UPON STRICT COMPLIANCE WITH THE REQUIREMENTS OF SECTION 607.1320 OF THE FLORIDA BUSINESS CORPORATION ACT. THE FULL TEXT OF SECTION 607.1320 AND SECTIONS 607.1301 AND
607.1302 SETTING FORTH THE RIGHT TO DISSENT IS SET FORTH IN APPENDIX D TO THE JOINT PROXY STATEMENT/PROSPECTUS. A SUMMARY OF THE REQUIREMENTS OF SECTION
607.1320 APPEARS IN "DESCRIPTION OF THE MERGER -- DISSENTERS' RIGHTS" IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS, WHICH IS QUALIFIED IN ITS ENTIRETY BY THE STATUTORY PROVISIONS INCLUDED IN APPENDIX D.

                    SEACOAST BANKING CORPORATION OF FLORIDA
                              815 COLORADO AVENUE
                             STUART, FLORIDA 34994

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 30, 1997

                             ---------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Seacoast Banking Corporation of Florida ("Seacoast") will be held at the Indian River Plantation Beach Resort, Hutchinson Island, 555 N.E. Ocean Boulevard, Stuart, Florida, on Friday, May 30, 1997, at 3:00 P.M., local time, for the following purposes:

          1. Merger. To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of February 19, 1997 (the "Merger Agreement"), by and between Port St. Lucie National Bank Holding Corp. ("PSHC") and Seacoast, pursuant to which, among other matters, PSHC will merge (the "Merger") with and into Seacoast and Seacoast shall issue up to 900,000 shares of Seacoast Class A common stock. Each share of PSHC common stock and each PSHC stock warrant issued and outstanding at the effective time of the Merger will be converted into the right to receive shares of Seacoast Class A common stock, subject to possible adjustment in certain circumstances, all as more fully described in the accompanying Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is reproduced as Appendix A to the accompanying Joint Proxy Statement/Prospectus.

          2. Elect Directors. To consider and vote upon the reelection of eight directors to serve until the Annual Meeting of Shareholders in 1998 and until their successors have been elected and qualified.

          3. Amendment of Articles of Incorporation. To consider and vote upon a proposal to approve an amendment to Seacoast's Articles of Incorporation to clarify the voting requirements in connection with certain business combinations.

          4. Ratify Auditors. To ratify the appointment of Arthur Andersen LLP as independent auditors for Seacoast for the fiscal year ending December 31, 1997.

          5. Other Business. To transact such other business as may come properly before the Annual Meeting.

     Only shareholders of record at the close of business on April 14, 1997, will be entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Approval of the Merger Agreement and the transactions contemplated therein and the amendment to the Articles of Incorporation will require the affirmative vote of (i) the holders of at least two-thirds of all of the shares of Seacoast Class A common stock outstanding and entitled to vote at the Annual Meeting, voting as a separate class, and (ii) the holders of shares with at least two-thirds of all votes entitled to be cast by all shares of Seacoast common stock (both Class A and Class B) outstanding and entitled to vote at the Annual Meeting, voting together as a single class. The vote required for the reelection of the eight directors is a plurality of the votes cast by the shares entitled to vote in the election, provided that a quorum is present. The proposal to ratify the appointment of Arthur Andersen LLP as independent auditors will be approved if the votes cast by the holders of the shares of Seacoast common stock present, or represented, at the Annual Meeting and entitled to vote on the matter favoring this proposal exceed the votes cast in opposition to the proposal.

     THE BOARD OF DIRECTORS OF SEACOAST UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING THE ISSUANCE OF SHARES OF SEACOAST CLASS A COMMON STOCK TO HOLDERS OF PSHC COMMON STOCK AND HOLDERS OF PSHC STOCK WARRANTS, FOR THE REELECTION OF ALL EIGHT NOMINEES FOR DIRECTOR NAMED ON THE ENCLOSED FORM OF PROXY, FOR THE APPROVAL OF THE AMENDMENTS TO SEACOAST'S ARTICLES OF INCORPORATION AND FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS.

                                          By Order of the Board of Directors

                                                  DENNIS S. HUDSON, III

                                                  Dennis S. Hudson, III
                                                   Corporate Secretary

Stuart, Florida
April 16, 1997

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND
 SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT
                              THE ANNUAL MEETING.

         PROXIES ARE BEING SOLICITED BY THE SEACOAST BOARD OF DIRECTORS
                     AND MAY BE REVOKED PRIOR TO EXERCISE.

PROSPECTUS

                    SEACOAST BANKING CORPORATION OF FLORIDA

                     CLASS A COMMON STOCK, $0.10 PAR VALUE
                             ---------------------
                             JOINT PROXY STATEMENT

        SEACOAST BANKING CORPORATION                    PORT ST. LUCIE NATIONAL BANK
                 OF FLORIDA                                    HOLDING CORP.
            815 COLORADO AVENUE                      1100 S.W. ST. LUCIE WEST BOULEVARD
           STUART, FLORIDA 34994                       PORT ST. LUCIE, FLORIDA 34986

     This Prospectus of Seacoast Banking Corporation of Florida, a bank holding company organized and existing under the laws of the State of Florida ("Seacoast"), relates to up to 900,000 shares of Class A common stock, par value $0.10 per share ("Seacoast Class A Stock"), including shares subject to assumed employee stock options, which are issuable to the holders of common stock and warrants of Port St. Lucie National Bank Holding Corp., a bank holding company organized and existing under the laws of the State of Florida ("PSHC"), upon consummation of the proposed merger (the "Merger") of PSHC with and into Seacoast pursuant to the terms of the Agreement and Plan of Merger, dated as of February 19, 1997, by and between Seacoast and PSHC (the "Merger Agreement").

     At the effective time of the Merger (the "Effective Time"), except as described herein, each issued and outstanding share of common stock, par value $.01 per share, of PSHC ("PSHC Common Stock") and each issued and outstanding warrant to purchase shares of PSHC Common Stock ("PSHC Warrants") will be converted into and exchanged for that number of shares of Seacoast Class A Stock determined in accordance with the formulae described herein which are dependent on the market price of Seacoast Class A Stock during a pricing period prior to the Effective Time. Holders of PSHC Common Stock who intend to dissent will lose their dissenters' rights of appraisal if they vote for the Merger.

     This Prospectus also serves as a Joint Proxy Statement of PSHC and Seacoast, and is being furnished to the shareholders of PSHC and Seacoast in connection with the solicitation of proxies by the Board of Directors of PSHC for use at its special meeting of shareholders to be held on May 22, 1997 (including any adjournment or postponement thereof, the "PSHC Special Meeting"), and by the Board of Directors of Seacoast for use at its annual meeting of shareholders to be held on May 30, 1997 (including any adjournment or postponement thereof, the "Seacoast Annual Meeting"), to consider and vote upon the Merger Agreement and the transactions contemplated therein, and in the case of Seacoast, to consider and vote upon the reelection of eight directors, certain amendments to Seacoast's Articles of Incorporation and the ratification of the appointment of Seacoast's independent auditors. This Joint Proxy Statement/Prospectus ("Joint Proxy Statement") is being mailed to shareholders of PSHC and Seacoast on or about April 18, 1997.

   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL
       DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR
                                INSTRUMENTALITY.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
           The date of this Joint Proxy Statement is April 16, 1997.

                             AVAILABLE INFORMATION

     Seacoast and PSHC are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, are required to file reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as Seacoast and PSHC that file electronically with the SEC. The address of such Web site is http://www.sec.gov.

     This Joint Proxy Statement constitutes part of the Registration Statement on Form S-4 of Seacoast (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Joint Proxy Statement does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Seacoast and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. In addition, Seacoast Common Stock is traded on the Nasdaq National Market System. Reports, proxy statements, and other information concerning Seacoast may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Certain financial and other information relating to Seacoast and PSHC is contained in the documents indicated below under "DOCUMENTS INCORPORATED BY REFERENCE."

     All information contained in this Joint Proxy Statement or incorporated herein by reference with respect to Seacoast was supplied by Seacoast, and all information contained in this Joint Proxy Statement or incorporated herein by reference with respect to PSHC was supplied by PSHC. Although neither Seacoast nor PSHC has actual knowledge that would indicate that any statements or information (including financial statements) relating to the other party contained or incorporated herein are inaccurate or incomplete, neither Seacoast nor PSHC warrants the accuracy or completeness of such statements or information as they relate to the other party.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES BEING OFFERED PURSUANT TO THIS JOINT PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SEACOAST OR PSHC OR THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS JOINT PROXY STATEMENT.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the SEC by Seacoast pursuant to the Exchange Act are hereby incorporated by reference herein:

          (a) Seacoast's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          (b) Seacoast's Current Reports on Form 8-K and 8-K/A dated February 19 and February 20, 1997; and

          (c) The description of Seacoast Class A Common Stock contained in Seacoast's Registration Statement filed under Section 12 of the Exchange Act including all amendments or reports filed for the purpose of updating such description.

     The following documents previously filed with the SEC by PSHC pursuant to the Exchange Act are hereby incorporated by reference herein:

          (a) PSHC's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996; and

          (b) PSHC's Current Report on Form 8-K dated February 19, 1997.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     Accompanying this Joint Proxy Statement are copies of Seacoast's 1996 Annual Report to Shareholders and PSHC's Annual Report on Form 10-KSB for the year ended December 31, 1996. The information contained in this Joint Proxy Statement should be read in conjunction with the foregoing materials.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SEACOAST DOCUMENTS ARE AVAILABLE UPON REQUEST FROM WILLIAM R. HAHL, SEACOAST BANKING CORPORATION OF FLORIDA, 815 COLORADO AVENUE, STUART, FLORIDA 34994 (TELEPHONE (561) 287-4000). PSHC DOCUMENTS ARE AVAILABLE UPON REQUEST FROM J. HAL ROBERTS, JR., PORT ST. LUCIE NATIONAL BANK HOLDING CORP., 1100 S.W. ST. LUCIE WEST BOULEVARD, ST. LUCIE, FLORIDA 34986. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NO LATER THAN MAY 15, 1997 IN THE CASE OF PSHC AND MAY 23, 1997 IN THE CASE OF SEACOAST.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
  The Parties...............................................    1
  Meetings of Shareholders; Record Date; Vote Required......    1
  The Merger................................................    3
  Comparative Per Share Data................................    9
  Other Proposals to be Considered at the Seacoast Annual
     Meeting................................................   10
Selected Financial Data.....................................   11
Selected Condensed Consolidated Pro Forma Financial Data....   13
Meetings of Shareholders....................................   14
  Dates, Places, Times, and Purposes........................   14
  Record Dates, Voting Rights, Required Votes, and
     Revocability of Proxies................................   14
Description of the Merger...................................   17
  General...................................................   17
  Effect of the Merger on PSHC Stock Options................   18
  Background of and Reasons for the Merger..................   19
  Opinion of PSHC's Financial Advisor.......................   22
  Opinion of Seacoast's Financial Advisor...................   24
  Effective Time of the Merger..............................   26
  Distribution of Seacoast Stock Certificates...............   27
  Conditions to Consummation of the Merger..................   28
  Regulatory Approvals......................................   28
  Waiver, Amendment, and Termination........................   29
  Dissenters' Rights........................................   30
  Conduct of Business Pending the Merger....................   31
  Management and Operations After the Merger; Interest of
     Certain Persons in the Merger..........................   33
  Certain Federal Income Tax Consequences...................   36
  Accounting Treatment......................................   37
  Expenses and Fees.........................................   37
  Resales of Seacoast Class A Stock.........................   37
Effect of the Merger on Rights of Shareholders..............   38
  Authorized Capital Stock..................................   38
  Amendment of Articles of Incorporation and Bylaws.........   39
  Classified Board of Directors and Absence of Cumulative
     Voting.................................................   40
  Removal of Directors......................................   40
  Indemnification...........................................   41
  Special Meetings of Shareholders..........................   41
  Actions by Shareholders Without a Meeting.................   42
  Mergers, Consolidations, and Sales of Assets..............   42
  Shareholders' Rights to Examine Books and Records.........   43
  Dividends.................................................   43
Comparative Market Prices and Dividends.....................   44
Business of PSHC............................................   46
  General...................................................   46
Business of Seacoast........................................   46
  General...................................................   46
Pro Forma Financial Information.............................   47
Election of Seacoast Directors..............................   50
  General...................................................   50
  Information About the Board of Directors and Its
     Committees.............................................   54
  Executive Officers........................................   54
  Compensation of Executive Officers........................   54

                                                              PAGE
                                                              ----
  Salary and Benefits Committee Report......................   55
  Grants of Options/SARs in 1996............................   59
  Aggregated Option/SAR Exercises in 1996 and 1996 Year-End
     Option/SAR Values......................................   59
  Profit Sharing Plan.......................................   59
  Performance Graph.........................................   60
  Employment and Severance Agreements.......................   60
Salary and Benefits Committee Interlocks and Insider
  Participation.............................................   61
Certain Transactions and Business Relationships.............   61
Principal Shareholders......................................   62
Amendments to Seacoast's Articles of Incorporation..........   63
Ratification of the Appointment of Seacoast Independent
  Auditors..................................................   63
Section 16(a) Beneficial Ownership Reporting Compliance.....   63
Shareholder Proposals for 1998 Annual Meeting...............   64
Other Matters...............................................   64
Other Information...........................................   64
  Proxy Solicitation Costs..................................   64
Experts.....................................................   64
Opinions....................................................   64
Appendices:
  Appendix A     --  Agreement and Plan of Merger dated as of February 19, 1997 by and between Seacoast Banking Corporation of Florida and
                     Port St. Lucie National Bank Holding Corp.
  Appendix B     --  Opinion of Austin Associates, Inc.
  Appendix C     --  Opinion of The Robinson-Humphrey Company, Inc.
  Appendix D     --  Sections of the Florida Business Corporation Act Relating to
                     Dissenters' Appraisal Rights
  Appendix E     --  Revised Article XI of Seacoast Banking Corporation of
                     Florida's Articles of Incorporation

                                    SUMMARY

     The following is a summary of certain information contained in this Joint Proxy Statement and the documents incorporated herein by reference. This summary is not intended to be a complete description of the matters covered in this Joint Proxy Statement and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Joint Proxy Statement. Shareholders are urged to read carefully the entire Joint Proxy Statement, including the Appendices. As used in this Joint Proxy Statement, the terms "Seacoast" and "PSHC" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

THE PARTIES

     PSHC. PSHC is a bank holding company headquartered in Port St. Lucie, Florida, with three banking offices in St. Lucie County, Florida. As of December 31, 1996, PSHC had total consolidated assets of approximately $130 million, total consolidated deposits of approximately $119 million, and total consolidated shareholders' equity of approximately $10 million. Through its banking subsidiary, Port St. Lucie National Bank ("PSNB"), and its wholly-owned subsidiary, Spirit Mortgage Corp., PSHC offers a broad range of banking and banking-related services.

     PSHC was organized under the laws of the State of Florida and commenced operations in 1989 as a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). PSHC's principal executive office is located at 1100 S.W. St. Lucie West Boulevard, Port St. Lucie, Florida 34986, and its telephone number at such address is (561) 340-2800.

     Additional information with respect to PSHC and its subsidiaries is included in documents incorporated by reference in this Joint Proxy Statement. See "AVAILABLE INFORMATION," "DOCUMENTS INCORPORATED BY REFERENCE," and "BUSINESS OF PSHC."

     Seacoast. Seacoast is a bank holding company headquartered in Stuart, Florida, with 19 banking offices in Florida. As of December 31, 1996, Seacoast had total consolidated assets of approximately $808 million, total consolidated deposits of approximately $693 million, and total consolidated shareholders' equity of approximately $67 million. Through its banking subsidiary, First National Bank and Trust Company of the Treasure Coast ("FNB"), and other indirect subsidiaries, Seacoast offers a full array of deposit accounts and retail banking services, engages in consumer and commercial lending and provides a wide variety of trust and investment brokerage services. Seacoast's primary service area is the "Treasure Coast", which consists of the counties of Martin, St. Lucie and Indian River on Florida's southeastern coast. FNB operates banking offices in the following locations: five in Stuart, two in Palm City, one in Jensen Beach, two on Hutchinson Island, one in Hobe Sound, two in Vero Beach, one in Sebastian, four in Port St. Lucie, and one in Ft. Pierce.

     Seacoast was organized under the laws of the State of Florida and commenced operations in 1983 as a registered bank holding company under the BHC Act. Seacoast's principal executive office is located at 815 Colorado Avenue, Stuart, Florida 34994, and its telephone number at such address is (561) 287-4000.

     Additional information with respect to Seacoast and its subsidiaries is included in documents incorporated by reference in this Joint Proxy Statement. See "AVAILABLE INFORMATION," "DOCUMENTS INCORPORATED BY REFERENCE," and "BUSINESS OF SEACOAST."

MEETINGS OF SHAREHOLDERS; RECORD DATE; VOTE REQUIRED

     PSHC. This Joint Proxy Statement is being furnished to the holders of PSHC Common Stock in connection with the solicitation by the PSHC Board of Directors of proxies for use at the PSHC Special Meeting at which PSHC shareholders will be asked to vote to approve the Merger Agreement and the transactions contemplated therein. The PSHC Special Meeting will be held at PHSC's St. Lucie West office, 1100 S.W. St. Lucie West Boulevard, St. Lucie, Florida 34986, on Thursday, May 22, 1997, at 7:00 P.M. local time. See "MEETINGS OF
SHAREHOLDERS -- Dates, Places, Times, and Purposes."

     PSHC's Board of Directors has fixed the close of business on April 1, 1997, as the record date (the "PSHC Record Date") for determination of the shareholders entitled to notice of and to vote at the PSHC Special Meeting. Only holders of record of shares of PSHC Common Stock on the PSHC Record Date will be entitled to notice of and to vote at the PSHC Special Meeting. Each share of PSHC Common Stock is entitled to one vote. Shareholders who execute proxies retain the right to revoke them at any time prior to being voted at the PSHC Special Meeting. On the PSHC Record Date, there were 744,655 shares of PSHC Common Stock issued and outstanding held by 867 holders of record. See "MEETINGS OF SHAREHOLDERS -- Record Dates, Voting Rights, Required Votes, and Revocability of Proxies."

     Approval of the Merger Agreement and the transactions contemplated therein requires the affirmative vote by holders of a majority (372,328 shares) of the shares of PSHC Common Stock entitled to vote at the PSHC Special Meeting. As of the PSHC Record Date, PSHC's directors beneficially owned 184,655 shares, or 24.8%, of the outstanding shares of PSHC Common Stock entitled to vote at the Special Meeting, and have agreed to vote such shares of PSHC Common Stock in favor of the Merger. In addition, executive officers of PSHC who are not PSHC directors beneficially own 7,223 shares, or 1.0%, of PSHC Common Stock and are expected to vote such shares in favor of the Merger. As of the PSHC Record Date, Seacoast and its affiliates held no shares of PSHC Common Stock. See "MEETINGS OF SHAREHOLDERS -- Record Dates, Voting Rights, Required Votes, and Revocability of Proxies."

     PSHC'S SHAREHOLDERS HAVE THE RIGHT TO DISSENT FROM APPROVAL OF THE MERGER AGREEMENT AND OBTAIN PAYMENT FOR THE FAIR VALUE OF THEIR SHARES OF PSHC COMMON STOCK BY STRICTLY FOLLOWING THE PROCEDURES DESCRIBED IN SECTION 607.1301, ET SEQ. OF THE FLORIDA BUSINESS CORPORATION ACT ("FBCA"). SEE "DESCRIPTION OF THE MERGER -- DISSENTERS' RIGHTS" AND APPENDIX D.

     Seacoast. This Joint Proxy Statement is being furnished to the holders of Seacoast Common Stock (as defined herein) in connection with the solicitation by the Seacoast Board of Directors of proxies for use at the Seacoast Annual Meeting at which Seacoast shareholders will be asked to vote on, among other matters, a proposal to approve the Merger Agreement and the transactions contemplated therein, including the issuance of Seacoast Class A Stock. The Seacoast Annual Meeting will be held at the Indian River Plantation Beach Resort, Hutchinson Island, 555 N.E. Ocean Boulevard, Stuart, Florida, on Friday, May 30, 1997, at 3:00 P.M., Local Time. See "MEETINGS OF SHAREHOLDERS -- Dates, Places, Times, and Purposes."

     Seacoast's Board of Directors has fixed the close of business on April 14, 1997, as the record date (the "Seacoast Record Date") for determination of the shareholders entitled to notice of and to vote at the Seacoast Annual Meeting. Only holders of record of shares of Seacoast Common Stock on the Seacoast Record Date will be entitled to notice of and to vote at the Seacoast Annual Meeting. Shareholders who execute proxies retain the right to revoke them at any time prior to being voted at the Seacoast Annual Meeting. On the Seacoast Record Date, there were 3,874,531 shares of Seacoast Class A Stock issued and outstanding, which were held by 572 shareholders of record, and 384,638 shares of Seacoast $.10 par value Class B Stock ("Class B Stock" and together with the Seacoast Class A Stock, the "Seacoast Common Stock") issued and outstanding, which were held by 97 shareholders of record.

     Holders of record of Seacoast Class A Stock are entitled to one vote per share on each matter to be considered and voted upon at the Seacoast Annual Meeting. Holders of Class B Stock are entitled to 10 votes per share on each matter to be considered and voted upon at the Seacoast Annual Meeting.

     Seacoast's Articles of Incorporation also provide that, except as otherwise required by law or by the Articles of Incorporation, holders of shares of Seacoast Class A Stock and Class B Stock vote together as a single class on all matters. The Seacoast Articles of Incorporation require that the holders of Seacoast Class A Stock approve the Merger Agreement and the transactions contemplated therein as a separate class as well as a single class together with the Class B Stock. As a result of the ten-to-one voting preference accorded by the Articles of Incorporation to shares of Class B Stock, as of the Seacoast Record Date there were 7,720,911 votes entitled to be cast by the holders of the outstanding Seacoast Common Stock, with the holders of the Class B Stock entitled to cast 3,846,380 votes or 49.8% of such amount on matters on which the holders of

Seacoast Class A Stock and Class B Stock vote together as a single class. See "MEETINGS OF SHAREHOLDERS -- Record Dates, Voting Rights, Required Votes, and Revocability of Proxies."

     Approval of the Merger Agreement and the transactions contemplated therein and the amendment to the Articles of Incorporation will require the affirmative vote of (i) the holders of at least two-thirds (2,583,021 votes) of all of the shares of Seacoast Class A Stock outstanding and entitled to vote at the Annual Meeting, voting as a separate class, and (ii) the holders of shares with at least two-thirds (5,147,274 votes) of all votes entitled to be cast by all shares of Seacoast Class A Stock and Class B Stock outstanding and entitled to vote at the Annual Meeting, voting together as a single class. The vote required for the reelection of the eight directors is a plurality of the votes cast by the shares of Seacoast Common Stock entitled to vote in the election, provided that a quorum is present. The proposal to ratify Arthur Andersen LLP as independent auditors will be approved if the votes cast by the holders of the shares of Seacoast Common Stock present, or represented, at the Annual Meeting and entitled to vote on the matter favoring this proposal exceed the votes cast in opposition to the proposal. As of the Seacoast Record Date, all directors and executive officers of Seacoast as a group (11 persons) beneficially owned 803,059 shares of Seacoast Class A Stock, constituting 20.7% of the total number of shares of Seacoast Class A Stock outstanding at that date and entitled to vote at the Seacoast Annual Meeting, and 290,011 shares of Class B Stock, constituting 75.4% of the total number of shares of Class B Stock outstanding at that date and entitled to vote at the Seacoast Annual Meeting. Seacoast's directors and executive officers beneficially owned as of that date, shares of Seacoast Common Stock having an aggregate of 3,703,169 votes, or 48.0% of the total votes represented by Seacoast Common Stock outstanding on the Seacoast Record Date and entitled to vote at the Seacoast Annual Meeting. Seacoast's directors and executive officers are anticipated to vote their shares of Seacoast Common Stock in favor of the Merger and the other proposals described herein. As of the Seacoast Record Date, PSHC held no shares of Seacoast Common Stock. See "MEETINGS OF SHAREHOLDERS -- Record Dates, Voting Rights, Required Votes, and Revocability of Proxies."

THE MERGER

     General. The Merger Agreement provides for the acquisition of PSHC by Seacoast pursuant to the merger of PSHC with and into Seacoast. It is anticipated that immediately subsequent to the consummation of the Merger, PSNB will be merged with and into FNB. A copy of the Merger Agreement is set forth at Appendix A to this Joint Proxy Statement.

     Consideration and Exchange Ratios. At the Effective Time, each share of PSHC Common Stock then issued and outstanding (excluding shares held by PSHC, Seacoast, or their respective subsidiaries, other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and excluding shares held by PSHC shareholders who perfect their dissenters' rights) will be converted into and exchanged for a number of shares of Seacoast Class A Stock determined by a formula that is based upon the market price of Seacoast Class A Stock during a specified pricing period prior to closing. Specifically, each share of PSHC Common Stock as described in the preceding sentence will be exchanged for that number of shares of Seacoast Class A Stock determined by dividing (A) (i) the sum of (x) the average of the closing prices on the Nasdaq National Market of Seacoast Class A Stock for the pricing period (the "Pricing Period") of 20 trading days preceding the fifth trading day preceding the Closing Date (the "Seacoast Stock Price") multiplied by 900,000 and (y) $1,242,953, divided by (ii) the number of shares of PSHC Common Stock plus the number of shares of PSHC Common Stock subject to PSHC stock options and PSHC Warrants, outstanding at the Effective Time (the "Purchase Price Per Share"), by
(B) the Seacoast Stock Price (the "Stock Exchange Ratio"). In addition, each outstanding PSHC Warrant at the Effective Time will be exchanged for that number of shares of Seacoast Class A Stock determined by dividing (A) the difference between the Purchase Price Per Share and $8.26 by (B) the Seacoast Stock Price (the "Warrant Exchange Ratio"). Seacoast will also assume the obligations of PSHC under various stock plans and programs and adopt substitute plans where appropriate. The consideration to be received by holders of PSHC Common Stock and PSHC Warrants is subject to possible adjustment in certain circumstances relating to certain categories of PSHC loans as described herein. See "DESCRIPTION OF THE MERGER -- Conduct of Business Pending the Merger (subparagraph (vi))."

     The last sale price per share of Seacoast Class A Stock as reported on the Nasdaq National Market on April 11, 1997 was $27.25. If the Seacoast Stock Price (as defined above) were $27.25 at the Effective Time, each share of PSHC Common Stock would be converted into .9996 shares of Seacoast Class A Stock (the "Estimated Stock Exchange Ratio") and each PSHC Warrant would be converted into
 .6965 shares of Seacoast Class A Stock (the "Estimated Warrant Exchange Ratio").

     The exact Stock Exchange Ratio and Warrant Exchange Ratio are each dependent on the closing prices of Seacoast Class A Stock as reported on Nasdaq National Market during the Pricing Period. The actual market price of a share of Seacoast Class A Stock at the Effective Time, or on the date on which certificates representing such shares are received by former holders of PSHC Common Stock or PSHC Warrants, may be more or less than the actual Seacoast Stock Price, the last sale price per share of Seacoast Class A Stock on April 11, 1997 (on which the Estimated Stock Exchange Ratio and the Estimated Warrant Exchange Ratio were determined) or on the date of the PSHC Special Meeting. PSHC shareholders are urged to obtain information on the trading value of Seacoast Class A Stock that is more recent than that provided in this Joint Proxy Statement. See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

     No fractional shares of Seacoast Class A Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any PSHC shareholder or PSHC Warrant holder would be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of Seacoast Class A Stock multiplied by the Seacoast Stock Price. See "DESCRIPTION OF THE MERGER -- General."

     The Merger Agreement also contemplates that at the Effective Time, each award, option, or other right to purchase or acquire shares of PSHC Common Stock pursuant to stock options, stock appreciation rights, or stock awards, excluding the PSHC Warrants, ("PSHC Stock Options") granted by PSHC under the PSHC Stock Plans, as that term is defined in the Merger Agreement, which are outstanding at the Effective Time, whether or not exercisable, will be converted into and become rights with respect to Seacoast Class A Stock on a basis adjusted to reflect the Stock Exchange Ratio. As of the PSHC Record Date the only PSHC Rights outstanding are 50,820 options to purchase PSHC Common Stock.

     As of the PSHC Record Date, PSHC had 744,655 shares of PSHC Common Stock issued and outstanding, 150,478.625 shares of PSHC Common Stock subject to PSHC Warrants and 50,820 additional shares of PSHC Common Stock subject to PSHC Stock Options. Seacoast will issue or reserve for issuance an aggregate of 900,000 shares of Seacoast Class A Stock in the Merger. Based on the number of shares of PSHC Common Stock, PSHC Warrants, and PSHC Stock Options outstanding on the PSHC Record Date and the Estimated Stock Exchange Ratio of .9996 and the Estimated Warrant Exchange Ratio of .6965, it is anticipated that upon consummation of the Merger, Seacoast would issue approximately 744,357 shares of Seacoast Class A Stock to holders of PSHC Common Stock, 104,808 shares of Seacoast Class A Stock to holders of PSHC Warrants, and reserve for issuance 50,799 shares of Seacoast Class A Stock for future issuance to holders of PSHC Stock Options. Accordingly, Seacoast would then have issued and outstanding approximately 4,723,696 shares of Seacoast Class A Stock and have 50,799 additional shares of Seacoast Class A stock reserved for issuance, based on the number of shares of Seacoast Class A Stock issued and outstanding on the Seacoast Record Date.

  Reasons for the Merger, Recommendations of the Boards of Directors of PSHC and Seacoast.

     The PSHC Board believes that the Merger is in the best interests of PSHC and its shareholders and holders of PSHC Warrants, has unanimously approved the Merger Agreement and unanimously recommends that PSHC shareholders vote "FOR" approval of the Merger Agreement and the consummation of the transactions contemplated therein. In deciding to approve the Merger Agreement and the consummation of the transactions contemplated therein, the PSHC Board considered a number of factors, including, among other matters, the financial terms of the proposed Merger, increased liquidity, a comparison of the terms with comparable transactions, the opinion of its financial advisors, and alternatives to the Merger. See "DESCRIPTION OF THE MERGER -- Background of and Reasons for the Merger."

     The Seacoast Board believes that the Merger is in the best interests of Seacoast and its shareholders, has unanimously approved the Merger Agreement and unanimously recommends that Seacoast shareholders vote "FOR" approval of the Merger Agreement and the consummation of the transactions contemplated therein, including the issuance of shares of Seacoast Class A Stock to holders of PSHC Common Stock and PSHC Warrants. In deciding to approve the Merger Agreement and the consummation of the transactions contemplated therein, the Seacoast Board considered a number of factors, including the financial condition, results of operations and future prospects of Seacoast and PSHC, PSHC's fit in Seacoast's strategic plan for expanding in the St. Lucie market and other areas of the Treasure Coast, the financial advice of The Robinson-Humphrey Company, Inc., the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay, legal advice concerning the proposed Merger, and the compatibility of the operations of Seacoast and PSHC. The Board of Directors of Seacoast also recommends that shareholders vote "FOR" the reelection of all eight nominees for directors named on the enclosed form of proxy, "FOR" the approval of the amendments to Seacoast's Articles of Incorporation and "FOR" the ratification of the appointment of Arthur Andersen LLP as independent auditors. See "DESCRIPTION OF THE MERGER -- Background of and Reasons for the Merger."

     The Boards of Directors of PSHC and Seacoast believe that the Merger will result in a company with expanded opportunities for profitable growth and that the combined resources and capital of PSHC and Seacoast will provide an enhanced ability to compete in the changing and competitive financial services industry. See "DESCRIPTION OF THE MERGER -- Background of and Reasons for the Merger."

  Opinions of Financial Advisors.

     Austin Associates, Inc. ("Austin Associates") has rendered an opinion to PSHC that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the terms of the Merger are fair, from a financial point of view, to the holders of PSHC Common Stock and PSHC Warrants. The opinion of Austin Associates is attached as Appendix B to this Joint Proxy Statement. PSHC shareholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "DESCRIPTION OF THE
MERGER -- Opinion of PSHC's Financial Advisor."

     The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey") has rendered an opinion to Seacoast that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the terms of the Merger are fair, from a financial point of view, to the shareholders of Seacoast. The opinion of Robinson-Humphrey is attached as Appendix C to this Joint Proxy Statement. Seacoast shareholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "DESCRIPTION OF THE
MERGER -- Opinion of Seacoast's Financial Advisor."

  Effective Time.

     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Florida Articles of Merger become effective with the Florida Secretary of State. Unless otherwise agreed upon by PSHC and Seacoast, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of (i) the effective date (including the expiration of any applicable waiting period) of the last consent of any regulatory authority required for the Merger and (ii) the date on which the shareholders of PSHC and Seacoast approve the matters relating to the Merger Agreement required to be approved by such shareholders by applicable law. See "DESCRIPTION OF THE MERGER -- Effective Time of the Merger," "-- Conditions to Consummation of the Merger," and "-- Waiver, Amendment, and Termination."

     NO ASSURANCE CAN BE PROVIDED THAT THE NECESSARY SHAREHOLDER AND REGULATORY APPROVALS CAN BE OBTAINED OR THAT THE OTHER CONDITIONS PRECEDENT TO THE MERGER CAN OR WILL BE SATISFIED. PSHC AND SEACOAST ANTICIPATE THAT ALL CONDITIONS TO THE CONSUMMATION OF THE MERGER WILL BE SATISFIED SO THAT THE MERGER CAN BE CONSUMMATED DURING THE FIRST SIX MONTHS OF 1997. HOWEVER, DELAYS IN THE CONSUMMATION OF THE MERGER COULD OCCUR.

  Exchange of Stock Certificates.

     Promptly after the Effective Time, Seacoast will cause FNB, acting in its capacity as exchange agent for Seacoast (the "Exchange Agent"), to mail to each holder of record of a certificate or certificates (collectively, the "Certificates") which, immediately prior to the Effective Time, represented outstanding shares of PSHC Common Stock, and to each holder of record of PSHC Warrants, a letter of transmittal and instructions for use in effecting the surrender and cancellation of the Certificates and PSHC Warrants in exchange for certificates representing shares of Seacoast Class A Stock. Cash will be paid to the holders of PSHC Common Stock and PSHC Warrants in lieu of the issuance of any fractional shares of Seacoast Class A Stock.

     In no event will the holder of any surrendered Certificate(s) or PSHC Warrants be entitled to receive interest on any cash to be issued to such holder, and in no event will PSHC, Seacoast, or the Exchange Agent be liable to any holder of PSHC Common Stock or a PSHC Warrant for any Seacoast Class A Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

  Regulatory Approvals And Other Conditions.

     The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). An application was filed with the Federal Reserve on March 20, 1997 for the requisite approvals under the BHC Act. Although Seacoast and PSHC know of no reason that such approval will not be obtained timely, there is no assurance that such regulatory approval will be obtained, or as to the timing or content of any such approval. See "DESCRIPTION OF THE MERGER -- Regulatory Approvals."

     Consummation of the Merger is subject to various other conditions, including among others, receipt of the required approvals of PSHC and Seacoast shareholders, receipt of an opinion of counsel that the Merger will qualify as a "tax free" reorganization for federal income tax purposes, receipt of a letter from the independent accountants of Seacoast that the Merger will qualify for pooling-of-interests accounting treatment, a minimum PSHC shareholders' equity amount at Closing, and the absence of any regulatory restrictions that would materially adversely affect the economic or business benefits contemplated by Seacoast. See "DESCRIPTION OF THE MERGER -- Conditions to Consummation of the Merger."

  Conduct of Business Pending the Merger.

     Each party has agreed in the Merger Agreement, among other things, to take no action that would adversely affect its ability to perform its covenants and agreements under the Merger Agreement. PSHC has agreed to operate its business only in the usual, regular and ordinary course, and in a manner designed to preserve intact its business organization and assets. Seacoast has also agreed to continue to conduct its business in a manner designed in its reasonable judgment, to enhance the long-term value of Seacoast Common Stock and Seacoast business prospects. In addition, PSHC has agreed not to take certain actions relating to the operation of PSHC pending consummation of the Merger without the prior written consent of Seacoast, except as otherwise permitted by the Merger Agreement, including, among other things: (i) becoming responsible for any obligation for borrowed money in excess of $50,000, except in the ordinary course of business consistent with past practices; (ii) paying any dividends, repurchasing, redeeming or otherwise acquiring or exchanging any shares of its capital stock, or, subject to certain exceptions, issuing any additional shares of its capital stock or giving any person the right to acquire any such shares, or issuing any long-term debt; (iii) acquiring control over any other entity;
(iv) subject to certain exceptions, granting any increase in compensation or benefits, or paying any bonus, to any of its directors, officers or employees;
(v) modifying or adopting any employee benefit plans, including any employment contract; (vi) modifying, amending or terminating any material contract, or (vii) making loans of certain types and in certain designated geographic areas. See "DESCRIPTION OF THE
MERGER -- Conduct of Business Pending the Merger."

  Waiver, Amendment, And Termination.

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by mutual action of PSHC and Seacoast, or by either PSHC or Seacoast under certain circumstances, including if the Merger is not consummated by August 31, 1997, unless the failure to consummate by such time is due to a breach of the Merger Agreement by the party seeking to terminate. PSHC also has a unilateral right to terminate the Merger Agreement if the Purchase Price Per Share is less than $24.62. See "DESCRIPTION OF THE MERGER -- Waiver, Amendment, and Termination."

  Dissenter's Rights.

     Each holder of PSHC Common Stock who perfects his rights is entitled to the rights and remedies of a dissenting shareholder under Sections 607.1301 through
607.1320 of the FBCA, subject to strict compliance with the procedures set forth therein. Among other things, a dissenting shareholder who has perfected his dissenter's rights is entitled to receive an amount in cash equal to the "fair value" of such holder's shares. A copy of Sections 607.1301 through 607.1320 of the FBCA is set forth in APPENDIX D of this Joint Proxy Statement and a summary thereof is included under "DESCRIPTION OF THE MERGER -- Dissenters' Rights." TO PERFECT DISSENTERS' RIGHTS, A SHAREHOLDER MUST COMPLY WITH SECTION 607.1320 OF THE FBCA WHICH REQUIRES, AMONG OTHER THINGS, THAT THE SHAREHOLDER GIVE PSHC NOTICE OF SUCH HOLDER'S INTENTION TO DISSENT FROM THE APPROVAL OF THE MERGER AGREEMENT PRIOR TO THE VOTE OF THE SHAREHOLDERS OF PSHC AT THE PSHC SPECIAL MEETING AND THAT SUCH SHAREHOLDER NOT VOTE SUCH HOLDER'S SHARES IN FAVOR OF THE MERGER AGREEMENT. ANY PSHC SHAREHOLDER WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH HOLDER'S SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED IN FAVOR OF THE MERGER AGREEMENT AND THUS WILL NOT BE ENTITLED TO ASSERT DISSENTERS' RIGHTS.

  Interests of Certain Persons in the Merger.

     Certain members of PSHC's management and its Board of Directors have interests in the Merger in addition to their interests as shareholders of PSHC generally. These include, among other things, provisions in the Merger Agreement relating to indemnification of directors and officers, director and officer liability insurance, and eligibility for certain Seacoast employee benefits. It is anticipated that promptly after the Effective Time, Jeffrey S. Furst and Christopher E. Fogal, current directors of PSHC, will become members of Seacoast's and FNB's Board of Directors. J. Hal Roberts, Jr., the current Chief Executive Officer of PSHC, also will become an executive officer of Seacoast and FNB pursuant to an employment agreement Mr. Roberts has entered into with Seacoast and FNB. The following members of the PSHC Board of Directors will become members of a newly created FNB Advisory Board of Directors for St. Lucie
County: Charles E. Bigge, Howard L. Bickford, Ellen J. Guterl, Harold H. Goldman, Raymond L. Isenburg, Joe Marinaro, and George V. Weston. The Merger Agreement provides that, after the Effective Time, Seacoast will provide generally to officers and employees of PSHC and its subsidiaries, employee benefits under employee benefit plans (other than stock options or other plans involving the potential issuance of Seacoast Common Stock), on terms and conditions that, when taken as a whole, are substantially similar to those currently provided by Seacoast and its subsidiaries to their similarly situated officers and employees. For purposes of participation, vesting and benefit accrual under such employee benefit plans (other than benefit accrual in the case of Seacoast's retirement plans), service with PSHC or its subsidiaries prior to the Effective Time will be treated as service with Seacoast or its subsidiaries. As of April 14, 1997, the directors and officers of PSHC beneficially owned no shares of Seacoast Common Stock. See "DESCRIPTION OF THE MERGER -- Management and Operations After the Merger" and "-- Interests of Certain Persons in the Merger."

  Certain Federal Income Tax Consequences of the Merger.

     Consummation of the Merger is conditioned on the receipt by PSHC and Seacoast of an opinion of Alston & Bird, counsel to Seacoast, to the effect that, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the exchange by a PSHC shareholder of PSHC Common Stock for shares of Seacoast Class A Stock in the Merger will not result in gain or loss for federal income tax purposes to such shareholder, except that gain or loss will be recognized to the extent of cash received in lieu of a fractional share or as a result of the exercise of appraisal rights. The tax opinion does not address the tax consequences of the exchange of PSHC Warrants for Seacoast Class A Stock in the Merger. Under current law, the tax consequences of the exchange of PSHC Warrants for Seacoast Class A Stock in the Merger are unclear. Holders of PSHC Warrants should consult their tax advisors as to the possible tax consequences of such exchange. For a further discussion of the federal income tax consequences of the Merger, see "DESCRIPTION OF THE MERGER -- Certain Federal Income Tax Consequences."

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER AND OTHER CIRCUMSTANCES, AND BECAUSE BASED ON EXISTING BINDING AUTHORITIES, THE EXCHANGE OF WARRANTS MAY NOT BE TREATED THE SAME AS THE EXCHANGE OF STOCK BY STOCKHOLDERS, EACH HOLDER OF PSHC COMMON STOCK AND EACH HOLDER OF PSHC WARRANTS IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS).

  Accounting Treatment.

     It is intended that the Merger will be accounted for as a pooling-of-interests for accounting and financial reporting purposes. See "DESCRIPTION OF THE MERGER -- Accounting Treatment."

  Certain Differences in Shareholders' Rights.

     At the Effective Time, holders of PSHC Common Stock and Warrants, whose rights are governed by PSHC's Articles of Incorporation and Bylaws and by the FBCA, will automatically become Seacoast shareholders, and their rights as Seacoast shareholders will be determined by Seacoast's Articles of Incorporation and Bylaws and by the FBCA. The rights of Seacoast shareholders differ from the rights of PSHC shareholders in certain important respects, including certain anti-takeover effects. See "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS."

  Comparative Market Prices Of Common Stock; Dividends.

     Seacoast Class A Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market under the symbol "SBCFA". PSHC Common Stock is not traded in any established market, and infrequently trades in small amounts that may not reflect its actual or market value. The following table sets forth the reported closing sale prices per share for Seacoast Class A Stock and the equivalent per share prices (as explained below) for PSHC Common Stock on February 18, 1997, the last full business day preceding the public announcement of the execution of the Merger Agreement, and on April 11, 1997, the latest practicable date prior to the mailing of this Joint Proxy Statement. Also set forth below are, to the knowledge of PSHC, the prices of the last trades in PSHC Common Stock prior to each of the dates indicated. The actual number of shares of Seacoast Class A Stock to be received for each share of PSHC Common Stock and each PSHC Warrant will depend on, among other things, the Seacoast Stock Price (as defined above), which will be determined during the Pricing Period of 20 trading days commencing five days prior to the Effective Time.

There can be no assurance as to the market price of the Seacoast Class A Stock upon the Merger's Effective Time. See "-- Comparative Market Prices and Dividends."

MARKET PRICE                                            PSHC           SEACOAST      EQUIVALENT PER
PER SHARE AT:                                      COMMON STOCK(1)   COMMON STOCK   SHARE PRICE(1)(2)
-------------------------------------------------  ---------------   ------------   -----------------
February 18, 1997................................      $23.00           $28.75           $28.74
April 11, 1997...................................       23.00            27.25            27.24

---------------

(1) Based on trades known to PSHC management in a limited trading market which may or may not reflect the actual on market value of the PSHC Common Stock.
(2) The Equivalent Per Share Price is computed by multiplying the price of Seacoast Class A Stock by the Estimated Stock Exchange Ratio of .9996 of a share of Seacoast Class A Stock for each share of PSHC Common Stock.

     Seacoast has paid cash dividends on its Class A Common Stock continuously since 1983. PSHC has not paid cash dividends since 1994 on PSHC Common Stock.

COMPARATIVE PER SHARE DATA

     The following table sets forth certain comparative per share data relating to income, cash dividends, and book value on (i) an historical basis for Seacoast and PSHC; (ii) a pro forma combined basis per share of Seacoast Class A Stock, giving effect to the Merger; and (iii) an equivalent pro forma basis per share of PSHC Common Stock, giving effect to the Merger. The PSHC and Seacoast pro forma combined information and the PSHC pro forma equivalent information give effect to the Merger on a pooling-of-interests accounting basis and reflects the assumed Estimated Stock Exchange Ratio of .9996 of a share of Seacoast Class A Stock for each share of PSHC Common Stock and the assumed Estimated Warrant Exchange Ratio of .6965 of a share of Seacoast Class A Stock for each PSHC Warrant. See "DESCRIPTION OF THE MERGER -- Accounting Treatment." The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position.

     The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Seacoast and PSHC, including the respective notes thereto, and the pro forma financial information incorporated by reference or included herein. See "DOCUMENTS INCORPORATED BY REFERENCE," "-- Selected Financial Data," "-- Summary Pro Forma Financial Data," and "PRO FORMA FINANCIAL INFORMATION."

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1996     1995     1994
                                                              -----    -----    -----
                                                                 (UNAUDITED EXCEPT
                                                                 SEACOAST AND PSHC
                                                                    HISTORICAL)
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE PER COMMON SHARE
  Seacoast historical.......................................  $1.77    $1.58    $1.44
  Seacoast and PSHC pro forma combined(1)...................   1.70     1.49     1.38
  PSHC historical...........................................   1.43     1.16     1.28
  PSHC equivalent pro forma combined(2).....................   1.70     1.49     1.38
CASH DIVIDENDS DECLARED PER COMMON SHARE
  Seacoast historical.......................................   0.65     0.54     0.49
  Seacoast and PSHC pro forma combined(1)(3)................   0.65     0.54     0.49
  PSHC historical...........................................     --       --     0.30
  PSHC equivalent pro forma combined(2).....................   0.65     0.54     0.49
BOOK VALUE PER COMMON SHARE (PERIOD END)
  Seacoast historical.......................................  15.68    14.75    12.98
  Seacoast and PSHC pro forma combined(1)...................  15.08    14.05    12.27
  PSHC historical(4)........................................  13.77    12.11    10.01
  PSHC equivalent pro forma combined(2).....................  15.07    14.04    12.27

---------------
(1) Represents the pro forma combined information of Seacoast and PSHC as if the Merger was were consummated on January 1, 1996, and was accounted for under pooling-of-interest method of accounting transaction.
(2) Equivalent pro forma combined amounts per share of PSHC Common Stock represent the pro forma combined per share amounts multiplied by the Estimated Stock Exchange Ratio of .9996.
(3) Represents historical cash dividends declared per share by Seacoast as it is assumed that Seacoast will not change its dividend policy as a result of the Merger.
(4) Does not include the effects of outstanding warrants and options.

     The PSHC pro forma equivalent data presented above will change if the actual Stock Exchange Ratio and Warrant Exchange Ratio (which will be determined based on the market price of Seacoast Class A Stock during a 20 trading day measuring period prior to the Effective Time) are different from the Estimated Stock Exchange Ratio and the Estimated Warrant Exchange Ratio. This data is presented for illustration purposes only, and no inference is intended or may be drawn concerning the actual Seacoast Stock Price which may occur or the resulting Stock Exchange Ratio or Warrant Exchange Ratio.

OTHER PROPOSALS TO BE CONSIDERED AT THE SEACOAST ANNUAL MEETING

  Election of Directors.

     At the Seacoast Annual Meeting, Seacoast shareholders will be asked to consider and vote upon the reelection of eight directors to serve on the Seacoast Board of Directors until the Annual Meeting of Shareholders in 1998 and until their successors have been elected and qualified. See "ELECTION OF SEACOAST DIRECTORS."

  Amendment of Articles of Incorporation.

     At the Seacoast Annual Meeting, Seacoast shareholders will also be asked to consider and vote upon a proposal to approve proposed amendments to Seacoast's Articles of Incorporation to clarify the voting requirements in connection with certain business combinations. See "AMENDMENTS TO SEACOAST'S ARTICLES OF INCORPORATION."

  Ratify Auditors.

     At the Seacoast Annual Meeting, the Seacoast shareholders will also be asked to ratify the appointment of Arthur Andersen LLP as independent auditors for Seacoast for the fiscal year ending December 31, 1997. See "RATIFICATION OF THE APPOINTMENT OF SEACOAST AUDITORS."

                            SELECTED FINANCIAL DATA

     The following tables present certain selected historical financial information for Seacoast and PSHC and are derived from the respective consolidated financial statements of Seacoast and PSHC, including the respective notes thereto, which are incorporated by reference in this Joint Proxy Statement. The data should be read in conjunction with the historical financial statements, including the respective notes thereto, and other financial information concerning Seacoast and PSHC incorporated by reference or included herein. See "DOCUMENTS INCORPORATED BY REFERENCE."

                                    SEACOAST
                       SELECTED HISTORICAL FINANCIAL DATA

                                                                               YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------------------------
                                                                1996        1995        1994        1993        1992
                                                              ---------   ---------   ---------   ---------   ---------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA, RATIOS
                                                                      AND AVERAGE NUMBER OF SHARES OUTSTANDING)
INCOME STATEMENT DATA:
  Net interest income.......................................  $  31,102   $  27,090   $  25,200   $  26,059   $  27,477
  Provision for loan losses.................................        450         250         145         150       1,103
  Net interest income after loan loss provision.............     30,652      26,840      25,055      25,909      26,374
  Total noninterest income excluding security gains
    (losses)................................................      8,714       7,517       6,475       7,588       7,693
  Security gains (losses)...................................         72         480         752       1,204       1,759
  Total noninterest expense.................................     27,517      24,246      23,005      24,345      26,655
  Income tax expense........................................      4,312       3,765       3,091       3,488       3,022
  Income before cumulative effect of a change in accounting
    principle...............................................      7,609       6,826       6,186       6,868       6,149
  Provision for income taxes................................      4,312       3,765       3,091       3,488       3,022
  Cumulative effect on prior years of a change in accounting
    for income taxes........................................          0           0           0         264           0
  Net income................................................      7,609       6,826       6,186       7,132       6,149
PER SHARE DATA:
  Income before cumulative effect of a change in accounting
    principle...............................................  $    1.77   $    1.58   $    1.44   $    1.60   $    1.45
  Cumulative effect on prior years of a change in accounting
    for income taxes........................................       0.00        0.00        0.00        0.06        0.00
  Net income................................................       1.77        1.58        1.44        1.66        1.45
  Cash dividends............................................       0.65         0.5        0.49        0.45        0.41
  Book value................................................      15.68       14.75       12.98       14.13       11.71
OTHER INFORMATION:
  Average number of shares outstanding......................  4,304,962   4,309,590   4,305,592   4,291,949   4,253,680
BALANCE SHEET DATA (PERIOD END):
  Total assets..............................................  $ 808,408   $ 771,348   $ 662,711   $ 639,404   $ 613,558
  Securities................................................    208,800     213,638     258,661     283,732     292,935
  Net Loans.................................................    467,311     410,898     289,417     255,995     247,754
  Total deposits............................................    692,757     660,967     559,629     533,486     551,368
  Shareholders' equity(1)...................................     66,769      62,200      55,584      60,257      49,707
PERFORMANCE RATIOS:
  Return on average assets..................................       1.05%       1.00%       1.02%       1.19%       1.02%
  Return on average shareholders' equity....................      11.48       11.05       10.69       13.47       12.92
  Net interest margin(2)....................................       4.63        4.32        4.57        4.80        5.07
  Dividend payout...........................................       35.9        33.4        33.5        26.5        27.9
ASSET QUALITY RATIOS:
  Net charge-offs to average loans, net of unearned
    income..................................................        .05%        .03%        .15%        .24%        .33%
  Nonperforming assets to net loans and other real estate...        .54        1.44         .82        2.74        3.98
  Allowance for loan losses to loans outstanding at year
    end.....................................................        .91         .98        1.15        1.40        1.62
  Allowance for loan losses to nonperforming assets.........        168          68         141         150          40
LIQUIDITY AND CAPITAL RATIOS:
  Average shareholders' equity to average assets............       9.14%       9.01%       9.51%       8.81%       7.89%
  Average loans to average deposits.........................       67.4        57.4        49.4        46.9        47.6
  Tier I capital to risk-weighted assets at year end........      14.03       13.85       18.72       18.49       17.11
  Total capital to risk-weighted assets at year end.........      15.00       14.81       19.79       19.70       18.36
  Leverage capital to assets at year end....................       8.32        7.93        9.42        8.97        8.11

---------------

(1) Includes adjustments of $(1,482,000) in 1996, $(705,000) in 1995,
    $(4,391,000) in 1994 and $4,667,000 in 1993 related to adoption of Financial Accounting Standard Board No. 115 "Accounting for Certain Investments in Debt and Equity Securities."
(2) On a fully taxable equivalent basis.

                                      PSHC
                       SELECTED HISTORICAL FINANCIAL DATA

                                                                           YEAR ENDED DECEMBER 31,
                                                              -------------------------------------------------
                                                                1996       1995      1994      1993      1992
                                                              --------   --------   -------   -------   -------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA, RATIOS AND
                                                                    AVERAGE NUMBER OF SHARES OUTSTANDING)
INCOME STATEMENT DATA:
  Total interest income.....................................  $  9,453   $  8,109   $ 5,720   $ 4,332   $ 3,871
  Total interest expense....................................     4,332      4,164     2,162     1,612     1,570
  Net interest income.......................................     5,121      3,945     3,558     2,720     2,301
  Provision for loan losses.................................       640        206       163       167       201
  Net interest income after loan loss provision.............     4,481      3,739     3,395     2,553     2,100
  Total noninterest income excluding security gains
    (losses)................................................     1,617      1,230       744       856       619
  Security gains (losses)...................................         4        (59)       12        28         4
  Total noninterest expense.................................     4,251      3,520     2,679     2,280     2,087
  Income tax expense........................................       621        443       471       409       218
  Net income................................................     1,230        947     1,001       748       418
PER SHARE DATA:
  Net income................................................  $   1.43   $   1.16   $  1.28   $  0.97   $  0.55
  Cash dividends............................................        --         --     0.300     0.100     0.075
  Book value(1).............................................     13.77      12.11     10.01     10.04      9.02
OTHER INFORMATION:
  Average number of shares outstanding......................   863,000    814,000   787,000   784,000   775,000
BALANCE SHEET DATA (period end):
  Total assets..............................................  $130,093   $114,533   $96,303   $80,572   $58,884
  Securities................................................    14,369     21,157    28,003    31,267    23,956
  Net Loans(2)..............................................    99,800     76,595    61,828    38,279    27,659
  Total deposits............................................   118,736    104,233    86,683    71,772    51,387
  Shareholders' equity......................................    10,226      8,995     7,391     7,416     6,619
PERFORMANCE RATIOS:
  Return on average assets..................................      1.00%      0.85%     1.16%     1.10%     0.77%
  Return on average shareholders' equity....................     12.61      11.62     13.58     10.82      6.57
  Net interest margin.......................................      4.40       3.79      4.43      4.27      4.53
  Dividend payout...........................................        --         --      0.20      0.08      0.12
ASSET QUALITY RATIOS:
  Net charge-offs to average loans, net of unearned
    income..................................................      0.10%      0.11%     0.18%     0.12%     0.32%
  Nonperforming assets to net loans and other real estate...      0.77       0.53      0.40      0.16      0.00
  Allowance for loan losses to loans outstanding at year
    end.....................................................      1.35       1.07      1.11      1.59      1.70
  Allowance for loan losses to nonperforming assets.........    179.45     204.20    284.15  1,030.00      0.00
LIQUIDITY AND CAPITAL RATIOS:
  Average shareholders' equity to average assets............      7.93%      7.33%     8.53%    10.13%    11.77%
  Average loans to average deposits(2)......................     83.55      70.17     60.33     52.92     49.15
  Tier I capital to risk-weighted assets at year end........     12.08      12.55     15.08     17.00     23.05
  Total capital to risk-weighted assets at year end.........     13.33      13.69     16.33     18.25     24.30
  Leverage capital to assets at year end....................      7.98       7.95      8.48      9.07     11.24

---------------

(1) Assumes no exercise of outstanding options or warrants to purchase PSHC Common Stock.
(2) Excludes loans held for sale.

            SELECTED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL DATA

     The following selected unaudited pro forma financial data give effect to the Merger as of the dates and for the periods indicated and pursuant to the accounting basis described below. The selected unaudited pro forma financial data are presented for informational purposes only and are not necessarily indicative of the combined financial position or results of operations which actually would have occurred if the transactions had been consummated at the date and for the periods indicated or which may be obtained in the future. The information should be read in conjunction with the unaudited pro forma financial information appearing elsewhere in this Joint Proxy Statement. See
"-- SUMMARY -- Comparative Per Share Data" and "PRO FORMA FINANCIAL
INFORMATION."

             SELECTED PRO FORMA COMBINED DATA FOR SEACOAST AND PSHC

     The following unaudited pro forma combined data give effect to the acquisition of PSHC as of the date or at the beginning of the periods indicated, assuming such acquisition is treated as a pooling-of-interests transaction.

                                                                     AS OF DECEMBER 31, 1996
                                                              -------------------------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
  Total assets..............................................                $938,501
  Securities................................................                 223,169
  Loans, net of unearned income.............................                 572,768
  Total deposits............................................                 811,493
  Other borrowed money......................................                  45,088
  Shareholders' equity......................................                  76,995
  Shareholders' equity (book value) per common share........                   15.08

                                                                     YEAR ENDED DECEMBER 31,
                                                            -----------------------------------------
                                                               1996           1995           1994
                                                            -----------    -----------    -----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA
                                                            AND AVERAGE NUMBER OF SHARES OUTSTANDING)
INCOME STATEMENT DATA:
  Total interest income...................................      $61,275        $56,260        $44,761
  Total interest expense..................................       25,052         25,225         16,003
  Net interest income.....................................       36,223         31,035         28,758
  Provision for loan losses...............................        1,090            456            308
  Net interest income after loan loss provision...........       35,133         30,579         28,450
  Total noninterest income................................       10,407          9,168          7,983
  Total noninterest expense...............................       31,768         27,766         25,684
  Income tax expense......................................        4,933          4,208          3,562
  Net Income..............................................        8,839          7,773          7,187
  Net Income per share....................................         1.70           1.49           1.38
  Average common shares outstanding.......................    5,204,962      5,209,590      5,205,592

                            MEETINGS OF SHAREHOLDERS

DATES, PLACES, TIMES, AND PURPOSES

  PSHC.

     This Joint Proxy Statement is being furnished to the holders of PSHC Common Stock in connection with the solicitation by the PSHC Board of Directors of proxies for use at the PSHC Special Meeting at which PSHC shareholders will be asked to vote to approve the Merger Agreement and the transactions contemplated therein. The PSHC Special Meeting will be held at PSHC's St. Lucie West Office, 1100 S.W. St. Lucie West Boulevard, Port St. Lucie, Florida, on Thursday, May 22, 1997, at 7:00 P. M. local time. See "DESCRIPTION OF THE MERGER."

  Seacoast.

     This Joint Proxy Statement is being furnished to the holders of Seacoast Common Stock in connection with the solicitation by the Seacoast Board of Directors of proxies for use at the Seacoast Annual Meeting at which Seacoast shareholders will be asked to vote to approve the Merger Agreement and the transactions contemplated therein, including the issuance of shares of Seacoast Class A Stock to PSHC holders of PSHC Common Stock and PSHC Warrants, to reelect eight directors to the Seacoast Board of Directors, to amend Seacoast's Articles of Incorporation, and to ratify the appointment of Seacoast's independent auditors. The Seacoast Annual Meeting will be held at the Indian River Plantation Beach Resort, Hutchinson Island, 555 N.E. Ocean Boulevard, Stuart, Florida, on Friday, May 30, 1997, at 3:00 P.M., local time. See "DESCRIPTION OF THE MERGER."

RECORD DATES, VOTING RIGHTS, REQUIRED VOTES, AND REVOCABILITY OF PROXIES

  PSHC.

     The close of business on April 1, 1997, has been fixed as the PSHC Record Date for determining holders of outstanding shares of PSHC Common Stock entitled to notice of and to vote at the PSHC Special Meeting. Only holders of PSHC Common Stock of record on the books of PSHC on the PSHC Record Date are entitled to notice of and to vote at the PSHC Special Meeting. As of the PSHC Record Date, there were 744,655 shares of PSHC Common Stock issued and outstanding and held by 867 holders of record.

     Holders of PSHC Common Stock are entitled to one vote on each matter considered and voted upon at the PSHC Special Meeting for each share of PSHC Common Stock held of record as of the PSHC Record Date. To hold a vote on any proposal, a quorum must be assembled, which is a majority of the shares of PSHC Common Stock issued and outstanding and entitled to vote, present in person or represented by proxy. In determining whether a quorum exists at the PSHC Special Meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions, with respect to the proposal will be counted. The vote required for the approval of the Merger Agreement is a majority of the shares of PSHC Common Stock entitled to be cast at the PSHC Special Meeting by holders of the issued and outstanding shares of PSHC Common Stock. Consequently, with respect to the proposal to approve the Merger Agreement, abstentions and broker non-votes will be counted as part of the base number of votes to be used in determining if the proposal has received the requisite number of base votes for approval. Thus, an abstention and a broker non-vote will have the same effect as a vote "against" such proposal.

     Shares of PSHC Common Stock represented by properly executed proxies, if such proxies are received in time and not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND, IN THE DISCRETION OF THE PROXY HOLDER, AS TO ANY OTHER MATTER WHICH MAY COME PROPERLY BEFORE THE PSHC SPECIAL MEETING, AND THE HOLDERS WILL NOT BE ENTITLED TO ASSERT DISSENTERS' RIGHTS. SEE "DESCRIPTION OF THE MERGER -- DISSENTERS' RIGHTS." IF NECESSARY, THE PROXY HOLDER MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE PSHC SPECIAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IN THE EVENT THERE ARE INSUFFICIENT VOTES TO APPROVE A PROPOSAL AT THE TIME OF THE PSHC SPECIAL MEETING.

     A PSHC shareholder who has given a proxy may revoke it at any time prior to its exercise at the PSHC Special Meeting by (i) giving written notice of revocation to the Secretary of PSHC, (ii) properly submitting to PSHC a duly executed proxy bearing a later date, or (iii) attending the PSHC Special Meeting and voting in person after notifying the Secretary that any previously submitted proxies are revoked. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Port St. Lucie National Bank Holding Corp., 1100 S.W. St. Lucie West Boulevard, Port St. Lucie, Florida 34986, Attention: J. Hal Roberts, Jr.

     The directors and of PSHC beneficially owned, as of the PSHC Record Date, 184,655 shares, or approximately 24.8% of the issued and outstanding shares, of PSHC Common Stock. Each member of the Board of Directors of PSHC has agreed to vote those PSHC shares over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger Agreement. In addition, executive officers of PSHC who are not PSHC directors beneficially own 7,223 shares, or approximately 1.0%, of PSHC Common Stock and are expected to vote such shares in favor of the Merger. As of the PSHC Record Date, Seacoast and its affiliates held no shares of PSHC Common Stock. None of Seacoast or any of its directors and executive officers beneficially owned, as of the PSHC Record Date, any shares of PSHC Common Stock. See "MEETINGS OF SHAREHOLDERS -- Record Dates, Voting Rights, Required Votes, and Revocability of Proxies."

  Seacoast.

     The close of business on April 14, 1997, has been fixed as the Seacoast Record Date for determining holders of outstanding shares of Seacoast Common Stock entitled to notice of and to vote at the Seacoast Annual Meeting. Only holders of Seacoast Common Stock of record on the books of Seacoast on the Seacoast Record Date are entitled to notice of and to vote at the Seacoast Annual Meeting. As of the Seacoast Record Date, there were 3,874,531 shares of Seacoast Class A Stock issued and outstanding, which were held by 572 holders of record, and 384,638 shares of Seacoast Class B Stock issued and outstanding, which were held by 97 holders of record.

     Holders of record of Seacoast Class A Stock are entitled to one vote per share on each matter to be considered and voted upon at the Seacoast Annual Meeting. Holders of Class B Stock are entitled to 10 votes per share on each matter to be considered and voted upon at the Seacoast Annual Meeting. Seacoast's Articles of Incorporation provide that, except as otherwise required by law or by the Articles of Incorporation, holders of shares of Seacoast Class A Stock and Class B Stock vote together as a single class on all matters.

     Approval of the Merger Agreement and the transactions contemplated therein and the amendments to the Articles of Incorporation will require the affirmative vote of (i) the holders of at least two-thirds (2,583,021 shares) of all of the shares of Seacoast Class A Stock outstanding and entitled to vote at the Annual Meeting, voting as a separate class, and (ii) the holders of shares with at least two-thirds (5,147,274 shares) of all votes entitled to be cast by all shares of Seacoast Common Stock outstanding and entitled to vote at the Annual Meeting, voting together as a single class. The vote required for the reelection of the eight directors is a plurality of the votes cast by the shares of Seacoast Common Stock entitled to vote in the election, provided that a quorum is present. The proposal to ratify the appointment of Arthur Andersen LLP as independent auditors will be approved if the votes cast by the holders of the shares of Seacoast Common Stock present, or represented, at the Annual Meeting and entitled to vote on the matter favoring this proposal exceed the votes cast in opposition to the proposal.

     As a result of the ten-to-one voting preference accorded by the Articles of Incorporation to shares of Class B Stock, as of the Seacoast Record Date, there were 7,720,911 votes entitled to be cast by the holders of the outstanding Seacoast Common Stock when voting together as a single class, with the holders of the Class B Stock entitled to cast 3,846,380 votes or 49.8% of such amount on matters on which the holders of Seacoast Class A Stock and Class B Stock vote together as a single class.

     As of the Seacoast Record Date, all directors and executive officers of Seacoast as a group (11 persons) beneficially owned 803,059 shares of Seacoast Class A Stock, constituting 20.7% of the total number of shares of Seacoast Class A Stock outstanding at that date and entitled to vote at the Seacoast Annual Meeting, and

290,011 shares of Class B Stock, constituting 75.4% of the total number of shares of Class B Stock outstanding at that date and entitled to vote at the Seacoast Annual Meeting. Seacoast's directors and executive officers beneficially owned as of that date, shares of Seacoast Common Stock having 3,703,169 votes, or 48.0% of the total votes represented by Seacoast Common Stock outstanding on the Seacoast Record Date and entitled to vote at the Seacoast Annual Meeting, and are anticipated to vote their shares of Seacoast Common Stock in favor of the Merger and the other proposals described herein. As of the Seacoast Record Date, PSHC held no shares of Seacoast Common Stock. In addition, as of the Seacoast Record Date, various subsidiaries of Seacoast, as fiduciaries, custodians, and agents, had sole or shared voting power over 89,785 shares, or 2.3%, of the issued and outstanding shares, of Seacoast Class A Stock, and 300 shares of Class B Stock, under trust agreements and other instruments and agreements, including shares held as trustee or agent of various Seacoast employee benefit and stock purchase plans. Neither Seacoast nor its subsidiaries held any shares of PSHC Common Stock as of the PSHC Record Date.

     To hold a vote on any proposal, a quorum must be present, which is a majority of the votes entitled to be cast by the holders of the outstanding shares of Seacoast Common Stock. With respect to the proposals to approve the Merger Agreement and the amendments to the Seacoast Articles of Incorporation, a majority of the Seacoast Class A Stock must also be present at the Annual Meeting in person or by proxy to constitute a quorum. In determining whether a quorum exists at the Seacoast Annual Meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions, will be counted. Approval of the proposals to amend the Seacoast Articles of Incorporation and to approve the Merger Agreement and the transactions contemplated therein, including the issuance of shares of Seacoast Class A Stock, requires the affirmative vote of (i) the holders of at least two-thirds of all of the shares of Seacoast Class A Stock outstanding and entitled to vote at the Annual Meeting, voting as a separate class, and (ii) the holders of shares of Seacoast Class A Stock and Class B Stock with at least two-thirds of all votes entitled to be cast by all shares of Seacoast Common Stock outstanding and entitled to vote at the Annual Meeting, voting together as a single class. Consequently, with respect to these two proposals, abstentions and broker non-votes will be counted as part of the base number of votes to be used in determining if the proposal has received the requisite number of base votes for approval. Thus, an abstention and a broker non-vote will have the same effect as a vote "against" such proposals.

     Shares of Seacoast Common Stock represented by properly executed proxies, if such proxies are received in time and not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING THE ISSUANCE OF SHARES OF SEACOAST CLASS A STOCK TO PSHC SHAREHOLDERS AND HOLDERS OF PSHC WARRANTS, FOR APPROVAL OF THE REELECTION OF EIGHT DIRECTORS TO THE SEACOAST BOARD OF DIRECTORS, FOR APPROVAL OF THE AMENDMENTS TO THE SEACOAST ARTICLES OF INCORPORATION, FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS SEACOAST'S INDEPENDENT AUDITORS AND, IN THE DISCRETION OF THE PROXY HOLDER, AS TO ANY OTHER MATTER WHICH MAY COME PROPERLY BEFORE THE SEACOAST ANNUAL MEETING. IF NECESSARY, THE PROXY HOLDER MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SEACOAST ANNUAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IN THE EVENT THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE FOREGOING PROPOSALS AT THE TIME OF THE SEACOAST ANNUAL MEETING.

     A Seacoast shareholder who has given a proxy may revoke it at any time prior to its exercise at the Seacoast Annual Meeting by (i) giving written notice of revocation to the Secretary of Seacoast, (ii) properly submitting to Seacoast a duly executed proxy bearing a later date, or (iii) attending the Seacoast Annual Meeting and voting in person after notifying the Secretary that he has revoked any previously submitted proxies. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Seacoast Banking Corporation of Florida, 815 Colorado Avenue, Stuart, Florida 34994; Attention: Sharon Mehl. Holders of Seacoast Class A Stock and Class B Stock have no dissenters rights of appraisal in connection with the Merger.

                           DESCRIPTION OF THE MERGER

     The following information describes certain aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Merger Agreement, which is attached as Appendix A to this Joint Proxy Statement and incorporated herein by reference. All shareholders are urged to read the Appendices in their entirety.

GENERAL

     The Merger Agreement provides for the acquisition of PSHC by Seacoast pursuant to the merger of PSHC with and into Seacoast. At the Effective Time, each share of PSHC Common Stock then issued and outstanding (excluding shares held by PSHC, Seacoast, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and excluding shares held by PSHC shareholders who perfect their dissenters' rights) will be converted into and exchanged for a number of shares of Seacoast Class A Stock determined by a formula that is based upon the market price of Seacoast Class A Stock during the Pricing Period prior to Closing. Specifically, each share of PSHC Common Stock as described in the preceding sentence will be exchanged for that number of shares of Seacoast Class A Stock determined by dividing (A) (i) the sum of (x) the average of the closing prices on the Nasdaq National Market of Seacoast Class A Stock for the 20 trading days preceding the fifth trading day preceding the Closing Date (the "Seacoast Stock Price") multiplied by 900,000 and (y) $1,242,953, divided by (ii) the number of shares of PSHC Common Stock plus the number of shares of PSHC Common Stock subject to PSHC stock options and PSHC Warrants, outstanding at the Effective Time (the "Purchase Price Per Share"), by (B) the Seacoast Stock Price (the "Stock Exchange Ratio"). Each outstanding PSHC Warrant at the effective time of the Merger will be exchanged for that number of shares of Seacoast Class A Stock determined by dividing (A) the difference between the Purchase Price Per Share and $8.26 by (B) the Seacoast Stock Price (the "Warrant Exchange Ratio"). Seacoast will also assume the obligations of PSHC under various stock plans and programs and adopt substitute plans where appropriate. The consideration to be received by holders of PSHC Common Stock and PSHC Warrants is subject to possible adjustment in certain circumstances relating to certain categories of PSHC loans. See "DESCRIPTION OF THE MERGER -- Conduct of Business Pending the Merger (subparagraph (vi))."

     The last sale price per share of Seacoast Class A Stock as reported on the Nasdaq National Market on April 11, 1997 was $27.25. If the Seacoast Stock Price (as defined above) were $27.25 at the Effective Time, each share of PSHC Common Stock would be converted into .9996 shares of Seacoast Class A Stock (Estimated Stock Exchange Ratio) and each PSHC Warrant would be converted into .6965 shares of Seacoast Class A Stock (Estimated Warrant Exchange Ratio).

     The exact Stock Exchange Ratio and Warrant Exchange Ratio are each dependent on the closing prices of Seacoast Class A Stock as reported on Nasdaq National Market during the Pricing Period. The actual market price of a share of Seacoast Class A Stock at the Effective Time, or on the date on which certificates representing such shares are received by former holders of PSHC Common Stock or PSHC Warrants, may be more or less than the actual Seacoast Stock Price or the last sale price per share of Seacoast Class A Stock on April 11, 1997 (on which the Estimated Stock Exchange Ratio and the Estimated Warrant Exchange Ratio were determined) or the date of the PSHC Special Meeting. PSHC shareholders are urged to obtain information on the trading value of Seacoast Class A Stock that is more recent than that provided in this Joint Proxy Statement. See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

     No fractional shares of Seacoast Class A Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any PSHC shareholder or PSHC Warrant holder would be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of Seacoast Class A Stock multiplied by the Seacoast Stock Price.

     The Merger Agreement also contemplates that at the Effective Time, each PSHC Stock Option to purchase or acquire shares of PSHC Common Stock, excluding the PSHC Warrants, granted by PSHC under the PSHC Stock Plans (as defined in the Merger Agreement), which are outstanding at the Effective Time, whether or not exercisable, will be converted into and become rights with respect to Seacoast Class A Stock on a basis adjusted to reflect the Stock Exchange Ratio.

     As of the PSHC Record Date, PSHC had 744,655 shares of PSHC Common Stock issued and outstanding, 150,478.625 shares of PSHC Common Stock subject to PSHC Warrants and 50,820 additional shares of PSHC Common Stock subject to PSHC Stock Options. Seacoast will issue or reserve for issuance an aggregate of 900,000 shares of Seacoast Class A Stock in the Merger. Based on the number of PSHC shares of Common Stock, PSHC Warrants, and PSHC Stock Options outstanding on the PSHC Record Date and the Estimated Stock Exchange Ratio of .9996 and the Estimated Warrant Exchange Ratio of .6965, it is anticipated that upon consummation of the Merger, Seacoast would issue approximately 744,357 shares of Seacoast Class A Stock to holders of PSHC Common Stock, 104,808 shares of Seacoast Class A Stock to holders of PSHC Warrants, and reserve for issuance 50,799 shares of Seacoast Class A Stock for future issuance to holders of PSHC Stock Options. Accordingly, Seacoast would then have issued and outstanding approximately 4,723,696 shares of Seacoast Class A Stock and have 50,799 additional shares of Seacoast Class A Stock reserved for issuance, based on the number of shares of Seacoast Class A Stock issued and outstanding on the Seacoast Record Date.

EFFECT OF THE MERGER ON PSHC STOCK OPTIONS

     The Merger Agreement contemplates that at the Effective Time, each PSHC Stock Option granted under the PSHC Stock Plans, as that term is defined in the Merger Agreement, outstanding at the Effective Time, whether or not exercisable, will be converted into and become options with respect to Seacoast Class A Stock, and Seacoast will assume each PSHC Stock Option in accordance with the terms of the PSHC Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Seacoast and its Compensation Committee will be substituted for PSHC and the Committee of PSHC's Board of Directors (including, if applicable, the entire Board of Directors of PSHC) administering such PSHC Stock Plan, (ii) each PSHC Stock Option assumed by Seacoast may be exercised solely for shares of Seacoast Class A Stock (or cash, if so provided under the terms of such PSHC Stock Option), (iii) the number of shares of Seacoast Class A Stock subject to such PSHC Stock Option will be equal to the number of shares of PSHC Common Stock subject to such PSHC Stock Option immediately prior to the Effective Time multiplied by the Stock Exchange Ratio, and (iv) the per share exercise price (or similar threshold price, in the case of stock awards) under each such PSHC Stock Option will be adjusted by dividing the per share exercise price under each such PSHC Stock Option by the Stock Exchange Ratio and rounding up to the nearest cent. Seacoast will not be obligated to issue any fraction of a share of Seacoast Class A Stock upon exercise of PSHC Stock Options and any fraction of a share of Seacoast Class A Stock that otherwise would be subject to a converted PSHC Stock Option will represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of Seacoast Class A Stock and the per share exercise price of such PSHC Stock Option. The market value of one share of Seacoast Class A Stock will be the closing price of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Seacoast) on the last trading day preceding the date of exercise. In addition, notwithstanding any other term in the Merger Agreement, each PSHC Stock Option which is an "incentive stock option" will be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension, or renewal of the option, within the meaning of
Section 424(h) of the Code.

     Significantly, all restrictions or limitations on transfer with respect to PSHC Common Stock awarded under the PSHC Stock Plans or any other plan, program, or arrangement of PSHC or its subsidiaries, to the extent that such restrictions or limitations will not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, or arrangement, will remain in full force and effect with respect to shares of Seacoast Class A Stock into which such restricted stock is converted pursuant to the Merger Agreement.

BACKGROUND OF AND REASONS FOR THE MERGER

     Background of the Merger. Informal conversations between management officials of PSHC and Seacoast concerning the benefits of combining their organizations first started in 1995. These conversations were accompanied by limited exchanges of information, but no further action was taken until the following year.

     In April 1996, Seacoast began preliminary discussions with PSHC regarding a possible business combination. There seemed to be general agreement during the discussions that Seacoast's "super community bank" strategy would prove to be increasingly effective, given the continued consolidation activities among its larger competitors and the difficulty smaller banks have in providing a full range of services, including brokerage, trust, and telephone and PC banking and bill paying. There was also agreement that while PSHC had grown through market penetration within the City of Port St. Lucie, it would be necessary to expand outside that city to sustain its growth, and that a combination would enable both organizations to more efficiently focus resources toward the development of new market areas. As a result, the Long Range Planning Committee of the PSHC Board of Directors hired Austin Associates to serve as its financial advisor and explore merger opportunities.

     Following a general understanding between the parties to more carefully explore the merits of a possible combination, the two organizations executed a Confidentiality Agreement on May 10, 1996. During May, June and July of 1996, Seacoast and PSHC exchanged financial and operating information with one another. On June 19, 1996, Seacoast delivered a tentative term sheet to PSHC outlining the basic terms of a possible combination.

     In June 1996, Austin Associates prepared a report for PSHC dealing with a number of matters relating to the Board's analysis of the strategic alternatives available to PSHC including (i) the general status of the financial services industry, including those entities operating in PSHC's region; (ii) valuation analyses of PSHC; (iii) historic and current bank institution stock price levels and terms of recent financial institution mergers; (iv) consolidation trends in the financial services industry and in Florida specifically; (v) the outlook for increasing the potential value of PSHC Common Stock and PSHC shareholders' lack of liquidity; and (vi) prospects for PSHC continuing as an independent entity, including its prospects of acquiring smaller institutions in the region or expanding its current business to further increase size and earnings as an independent entity. In its report, Austin Associates indicated that the initial preliminary offer from Seacoast was below the range of values it believed acceptable.

     After conferring with the Long Range Planning Committee, the Chairman of the Board of Directors of PSHC, Jeffrey Furst, instructed Austin Associates in July 1996 to contact Seacoast on the flexibility of their proposed terms with the goal of increasing Seacoast's offer to a level acceptable under the Austin Associates report. On July 3, 1996, PSHC delivered to Seacoast a revised term sheet which contained the terms of PSHC's counterproposal. Upon Seacoast declining to consider any material changes to its proposal discussions ceased on July 16, 1996.

     In early November 1996, Chairman Furst received an unsolicited letter from Seacoast proposing that the full PSHC Board of Directors attend a meeting with senior management of Seacoast and Seacoast's financial advisor concerning a possible merger. On November 21, 1996, Seacoast made a presentation to the Board of PSHC concerning a proposed merger of the two organizations. On November 26, 1996, PSHC's Board received a summary analysis by Austin Associates of the Seacoast proposal. Austin Associates concluded that if PSHC were for sale, the new proposal was in a range which would be fair to shareholders of PSHC, from a financial point of view.

     A special meeting of the PSHC Long Range Planning Committee was held on December 3, 1996 at which the Seacoast proposal was discussed fully. The Committee discussed PSHC's strategic alternatives and related issues, including the apparent continuing consolidation of the financial services industry, the consideration that PSHC might be at a competitive disadvantage as an independent entity in a more consolidated environment, PSHC's prospects of further increasing its size and earnings without acquiring other financial institutions in the region, and the view of Austin Associates that prevailing market conditions for business combinations of financial institutions were favorable. The discussion focused on the effects that a business combination transaction would have on PSHC's shareholders, employees, and the communities served by PSHC, on the timing of a potential transaction. The consensus of the Committee was to recommend that PSHC's Board of Directors instruct Austin Associates to contact Seacoast to negotiate, along with Chairman Furst, the final terms of the Seacoast proposal.

     On December 5, 1996, a special meeting of PSHC's Board of Directors was held. The Board of Directors, based largely on the business prospects of PSHC, the outlook for appreciation of the value of PSHC Common Stock if PSHC remained an independent entity and the favorable market conditions for business combinations of financial institutions, concluded that exploration of a business combination transaction involving PSHC and Seacoast was currently in the best interest of PSHC and its shareholders. The Long Range Planning Committee's recommendation was adopted.

     Between November 1996 and February 1997, each of Seacoast and PSHC conducted due diligence reviews of each other's business and undertook intensive negotiations as to the price and terms under which a combination might be effected.

     The Board of Directors of PSHC, along with its legal and financial advisors, met on February 11, 1997, to discuss the focus of the Merger Agreement and related agreements. After a review of the matters considered by the Board of Directors and Executive Committee since November 1996 and the opinion of Austin Associates that the consideration to be received by PSHC's shareholders under the terms of the Merger Agreement was fair to PSHC's shareholders from a financial point of view, the Board of Directors unanimously approved the Merger Agreement and authorized the Chairman and President of PSHC to complete the negotiations, to execute the Merger Agreement, and to take the appropriate actions necessary to consummate the Merger as described above.

     The Merger Agreement was executed on February 19, 1997.

  PSHC's Reasons for the Merger and Recommendation of Directors.

     The PSHC Board of Directors, with the assistance of outside financial and legal advisors, evaluated the financial, legal and market considerations bearing on the decision to recommend the Merger. The terms of the Merger, including the purchase price, are a result of arm's-length negotiations between representatives of PSHC and Seacoast. In reaching its conclusion that the Merger Agreement is in the best interest of PSHC and its shareholders, the PSHC Board of Directors carefully considered, without assigning any relative or specific values, the following material factors:

          (i) the financial terms of the proposed Merger, including the anticipated treatment of the Merger as a tax-free exchange of Seacoast Class A Stock for PSHC Common Stock for federal income tax purposes;

          (ii) the increased liquidity of the Seacoast Class A Stock over the PSHC Common Stock as a result of its listing on the NASDAQ National Market;

          (iii) a comparison of the terms of the proposed Merger with comparable transactions, both in the Southeast and elsewhere;

          (iv) information concerning the business, financial condition, results of operations and prospects of PSHC and Seacoast;

          (v) competitive factors and trends toward consolidation in the banking industry;

          (vi) the review by the PSHC Board with its legal and financial advisors of the provisions of the Merger Agreement;

          (vii) the opinion rendered by Austin Associates to the PSHC Board that the consideration to be received in the Merger is fair from a financial point of view to the holders of the PSHC Common Stock;

          (viii) alternatives to the Merger, including proceeding on a stand-alone basis, in light of the economic conditions and prospects of Florida banking markets and the competitive environment in the economy generally and with the banking sector specifically; and

          (ix) the value to be received by holders of PSHC Common Stock pursuant to the Merger in relation to the historical trading prices and book value of PSHC Common Stock.

     While each member of the PSHC Board individually considered the foregoing and other factors, the PSHC Board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The PSHC Board collectively made its determination with respect to the Merger based on the unanimous conclusion reached by its members, in light of the factors that each of them considered appropriate, that the Merger is in the best interests of the PSHC shareholders.

     PSHC'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE MERGER AGREEMENT AND THE MERGER BE ADOPTED AND APPROVED BY ALL SHAREHOLDERS OF PSHC.

  Seacoast's Reasons for the Merger.

     In approving the Merger Agreement and the Merger, the Seacoast Board considered a number of factors concerning the benefits of the Merger. Without assigning any relative or specific weights to the factors, the Seacoast Board of Directors considered the following material factors:

          (a) the information presented to the directors by the management of Seacoast concerning the business, operations, earnings, asset quality, and financial condition of PSHC, including the composition of the earning assets portfolio of PSHC;

          (b) the financial terms of the Merger, including the relationship of the value of the consideration issuable in the Merger to the market value, tangible book value, and earnings per share of PSHC Common Stock;

          (c) the nonfinancial terms of the Merger, including the anticipated treatment of the Merger as a tax-free exchange of PSHC Common Stock for Seacoast Class A Stock for federal income tax purposes;

          (d) the likelihood of the Merger being approved by applicable regulatory authorities without adverse conditions or delay;

          (e) the opportunity for reducing the noninterest expense of the operations of PSHC and the ability of the operations of PSHC after the Effective Time to contribute to the earnings of Seacoast;

          (f) the attractiveness of the PSHC franchise, the market position of PSHC in each of the markets in which it operates, the compatibility of the franchise of PSHC with the operations of Seacoast and the ability of PSHC to contribute to the "super community bank" strategy of Seacoast;

          (g) the compatibility of the community bank orientation of the operations of PSHC to that of Seacoast;

          (h) the report of Robinson-Humphrey reviewing a comparison of PSHC to selected peer banks and of premiums paid in other merger transactions; and

          (i) the advice rendered by Robinson-Humphrey as to the fairness, from a financial point of view, of the Stock Exchange Ratio and the Warrant Exchange Ratio to the holders of Seacoast Common Stock.

     Each member of Seacoast's Board individually considered the foregoing and other factors, but such Board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. Seacoast's Board collectively and unanimously determined, in light of the factors each member considered appropriate, that the Merger is in the best interests of Seacoast and its shareholders.

     SEACOAST'S BOARD OF DIRECTORS RECOMMENDS THAT SEACOAST SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AND THE ISSUANCE OF SHARES OF SEACOAST CLASS A STOCK PURSUANT TO THE MERGER AGREEMENT.

OPINION OF PSHC'S FINANCIAL ADVISOR

     PSHC retained Austin Associates to act as its financial advisor in connection with the Merger and to render a written opinion to the PSHC Board of Directors as to the fairness, from a financial point of view, to the holders of PSHC Common Stock and PSHC Warrants, of the Stock Exchange Ratio and the Warrant Exchange Ratio. Austin Associates is a recognized investment banking firm regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other purposes. PSHC selected Austin Associates to act as PSHC's financial advisor in connection with the Merger on the basis of its reputation and qualifications in evaluating financial institutions.

     Austin Associates has rendered a separate written opinion to the Board of Directors of PSHC to the effect that the terms of the Merger are fair, from a financial point of view, to the shareholders of PSHC as of the date of the opinion. Austin Associates based its opinion upon, among other things: (i) the audited financial statements of PSHC and Seacoast for the period 1991 through 1996; (ii) the reported prices and stock trading activity of PSHC and Seacoast;
(iii) publicly available information regarding the performance of certain other companies whose business activities were believed to be generally comparable to those of PSHC and Seacoast; (iv) the financial terms, to the extent publicly available, of certain comparable bank merger transactions; (v) the strategic objectives of the Merger and the synergies and other benefits of the Merger for the combined company as described by senior management of PSHC and Seacoast; and
(vi) such other analysis and information as Austin Associates deemed relevant.

     No limitations were imposed on the scope of Austin Associates' investigation. The terms of the Merger Agreement, including the Merger considerations, were negotiated by the Boards of Directors of PSHC and Seacoast, and their representatives, on an arm's-length basis. Austin Associates participated in the negotiation of the terms of the Merger Agreement and other related agreements associated with the Merger. A copy of Austin Associates' fairness opinion is attached as Appendix B to this Joint Proxy Statement and should be read in its entirety.

     In connection with rendering its opinion, Austin Associates performed a variety of financial analyses, which are summarized below. Austin Associates believes its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Austin Associates' opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, Austin Associates made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond PSHC's or Seacoast's control. Any estimates contained in Austin Associates' analyses are not necessarily indicative of future results or values, which may be significantly different from the estimates.

     Transaction Summary. The Merger Agreement provides for the aggregate issuance of that number of shares of Seacoast Class A Stock to holders of PSHC Common Stock, PSHC Warrants and PSHC Stock Options determined in accordance with the following formula. The exchange ratio to holders of PSHC Common Stock (the "Stock Exchange Ratio") shall be determined by dividing the Purchase Price Per Share by the Seacoast Stock Price, both terms being defined in the Merger Agreement and described herein. PSHC Stock Options will be converted into the right to purchase Seacoast Class A Stock, adjusted for the Stock Exchange Ratio. The exchange ratio to holders of PSHC Warrants shall be determined by dividing
(i) the difference between the Purchase Price Per Share and $8.26 (the exercise price for all warrants) by (ii) the Seacoast Stock Price. PSHC has the right to terminate the transaction if the Purchase Price Per Share is less than $24.62. The Stock Exchange Ratio equaled .9996 and the Warrant Exchange Ratio equaled
 .6965 based on the $27.25 closing price of Seacoast Class A Stock on April 11, 1997, and accordingly the aggregate value of the transaction was $24.5 million on such date.

     Seacoast Stock Value. Based on the closing prices of Seacoast Class A Stock, during the 90 days prior to April 11, Seacoast's Class A Stock value has ranged between $25.75 and $29.25 per share. Seacoast reported earnings per share of $.45 in the fourth quarter and $1.77 for all of 1996. The 1996 net income was negatively impacted by a one-time charge of $.07 per share from the recapitalization of the Federal Deposit Insurance Corporation's Savings Association Insurance Fund. Therefore, Seacoast's normalized earnings per share for 1996 was $1.84. At $27.25 per share, the value of Seacoast Class A Stock represents 14.8x normalized 1996 earnings per share and 191% of Seacoast's December 31, 1996 tangible book value per share. Austin Associates compared Seacoast's Class A Stock trading multiples to 13 Southeast banking organizations headquartered in Alabama, Florida, Georgia, North Carolina, and South Carolina with assets ranging from $300 million to $1.9 billion (the "Peer Group"). As of April 11, 1997, the median price-to-tangible book multiple for the Peer Group was 209% compared to Seacoast's Class A Stock multiple of 191%. The median price-to-earnings multiple for the Peer Group was 15.7x compared to Seacoast's Class A Stock multiple of 14.8x. The median dividend yield for the Peer Group was 1.98% compared to Seacoast's Class A Stock dividend yield of 2.94%. The median return on average assets ("ROA") of the Peer Group for 1996 was 0.96% compared to Seacoast's ROA of 1.05%. The median return on average equity ("ROE") of the Peer Group for 1996 was 11.8% compared to Seacoast's ROE of 11.5%.

     Comparative Transactions. Austin Associates reviewed comparative prices in sale of control transactions in Florida for banks having assets of up to $500 million. Austin Associates looked specifically at 25 transactions announced during 1996. The median multiples for these transactions were 203% of tangible book value and 18.9 times earnings. Austin Associates also screened those transactions for targets which had realized profitability levels consistent with PSHC. These targets were considered to be more profitable than the group as a whole. The median multiples for the resulting 11 transactions were 221% of tangible book value and 15.3 times earnings. The market value of the consideration to be received by holders of PSHC Common Stock and PSHC Warrants in the Merger approximates 240% of PSHC's tangible book value at December 31, 1996, and 19.9 times PSHC's consolidated earnings per share for the 12 months ended December 31, 1996.

     Contribution Analysis. Austin Associates compared the pro forma ownership interest in Seacoast that holders of PSHC Common Stock and PSHC Warrants would receive, in the aggregate, to the contribution by PSHC to the total assets, equity and net income of the combined organization. Based on December 31, 1996 information, holders of PSHC Common Stock and PSHC Warrants would own approximately 17.5% of Seacoast on a pro forma basis. PSHC's contribution of total assets equaled 13.9%, the contribution of total equity equaled 13.3%, and the contribution of 1996 net income equaled 13.9%.

     Summary Pro Forma Analysis. Austin Associates also reviewed the pro forma effect of the Merger to PSHC's and Seacoast's earnings per share and book value per share. PSHC recorded earnings per share in 1996 of $1.43 and a book value of $13.77 per share as of December 31, 1996. Giving effect to the Merger through December 31, 1996, the equivalent PSHC earnings per share would have equaled $1.70, an increase of 18.9% over actual results. Book value per share would have increased to $15.07 per share, an increase of 9.4% over actual results. Giving effect to the Merger, Seacoast's book value per share would be diluted by $.60 or 3.8% and earnings per share would be diluted by $.07 or 3.95%.

     Discounted Cash Flow Analysis. Austin Associates performed a discounted cash flow ("DCF") analysis of the value of PSHC Common Stock and Seacoast Class A Stock as of December 31, 1996. The discounted cash flow results were based on projections, discount rates and terminal values considered reasonable by Austin Associates for the periods ending December 31, 1997 to December 31, 2001. The DCF value of PSHC was determined to be in the range of $18.2 to $24.7 million. The value of the Merger at $24.5 million is at the high end of the range of DCF values of PSHC determined by Austin Associates. The DCF value of Seacoast, without consideration of the Merger, was determined to be in the range of $23.50 to $30.50 per share.

     Dividends. Austin Associates reviewed the cash dividends to be received by PSHC shareholders as a result of the Merger. Based on an estimated exchange ratio of .9996 shares of Seacoast Class A Stock for each share of PSHC Common Stock, equivalent dividends to PSHC shareholders would be $.80. No cash dividends have been paid to PSHC shareholders since 1994.

     The summary set forth above does not purport to be a complete description of the analyses performed by Austin Associates. Further, Austin Associates did not conduct a physical inspection of any of the properties or assets of PSHC or Seacoast. Austin Associates has assumed and relied upon the accuracy and completeness of the financial and other information provided to it or publicly available, has relied upon the representations and warranties of PSHC and Seacoast made pursuant to the Merger Agreement, and has not independently attempted to verify any of such information. Austin Associates has also assumed that the conditions to the Merger as set forth in the Merger Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Merger Agreement. No limitations were imposed by PSHC or Seacoast upon Austin Associates on the scope of its investigation nor were any specific instructions given to Austin Associates in connection with its fairness opinion.

     For Austin Associates' services as financial advisor, PSHC will pay the firm fees of $35,000, plus a contingent amount equal to .5% of the transaction value when the Merger is consummated. PSHC estimates that total fees under this arrangement will be $158,000. In addition, PSHC has agreed to reimburse Austin Associates for reasonable out-of-pocket expenses and indemnify Austin Associates against certain liabilities, including liabilities under the securities laws. Austin Associates has no other material relationship with any of the parties to the merger or their affiliation.

     THE FULL TEXT OF AUSTIN ASSOCIATES' OPINION DATED APRIL 14, 1997, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS ON REVIEW UNDERTAKEN IS ATTACHED AS APPENDIX B TO THIS JOINT PROXY STATEMENT, IS INCORPORATED HEREIN BY REFERENCE, AND SHOULD BE READ IN ITS ENTIRETY IN CONNECTION WITH THIS JOINT PROXY STATEMENT. THE SUMMARY OF THE OPINION OF AUSTIN ASSOCIATES SET FORTH IN THIS JOINT PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. AUSTIN ASSOCIATES' OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE STOCK EXCHANGE RATIO TO THE HOLDERS OF PSHC COMMON STOCK AND OF THE WARRANT EXCHANGE RATIO TO THE HOLDERS OF PSHC WARRANTS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF PSHC COMMON STOCK OR SEACOAST COMMON STOCK AS TO HOW SUCH SHAREHOLDER SHOULD VOTE ON THE MERGER.

OPINION OF SEACOAST'S FINANCIAL ADVISOR

  General.

     Seacoast retained Robinson-Humphrey to act as its financial adviser in connection with the Merger. Robinson-Humphrey has provided various investment banking services to Seacoast in the past, and is a market maker in Seacoast Class A Stock. Robinson-Humphrey has rendered an opinion to Seacoast's Board of Directors that, based on the matters set forth therein, consideration to be paid pursuant to the Merger is fair, from a financial point of view, to Seacoast's shareholders. The text of such opinion is set forth in Appendix C to this Joint Proxy Statement and should be read in its entirety by shareholders of Seacoast.

     The aggregate number of shares of Seacoast Class A Stock to be received by PSHC shareholders and warrant holders in the Merger and the basis for determining the Stock Exchange Ratio and Warrant Exchange Ratio was determined by PSHC and Seacoast in arms-length negotiations in which Robinson-Humphrey participated. No limitations were imposed by the Board of Directors or management of Seacoast upon Robinson-Humphrey with respect to the investigations made or the procedures followed by Robinson-Humphrey in rendering its opinion.

     In connection with rendering its opinion to Seacoast's Board of Directors, Robinson-Humphrey performed a variety of financial analysis. However, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Robinson-Humphrey, in conducting its analysis and in arriving at its opinion, has not conducted a physical inspection of any of the properties or assets of PSHC, and has not made or obtained any independent valuation or appraisals of any properties, assets or liabilities of PSHC. Robinson-Humphrey has assumed and relied upon the accuracy and completeness of the financial and other information that was provided to it by Seacoast or that was publicly available. Its opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its analysis.

  Valuation Methodologies.

     In connection with its opinion on the Merger and the presentation of that opinion to Seacoast's Board of Directors, Robinson-Humphrey performed two valuation analyses with respect to PSHC: (i) an analysis of comparable prices and terms of recent transactions involving banks purchasing other banks; and
(ii) a discounted cash flow analysis. For purposes of the comparable transaction analysis, Seacoast Class A Stock was valued at $27.25 per share, the closing price on April 11, 1997. Each of these methodologies is discussed briefly below.

  Comparable Transaction Analysis.

     Robinson-Humphrey performed the analysis of premiums paid for selected banks with comparable characteristics to PSHC. Comparable transactions were considered to be (i) transactions where the seller was a bank with assets less than $200 million located in Florida since January 1, 1996, (ii) transactions since January 1, 1996, where the seller was a bank located in the Southeast with total assets less than $200 million.

  Florida Group Comparison.

     Based on the first group of the foregoing transactions, financial institutions purchasing banks in Florida with assets less than $200 million since January 1, 1996, the analysis yielded a range of transaction values to book value of 1.01 times to 2.78 times, with a mean of 2.05 times and a median of 2.06 times. These compare to a transaction value for the Merger of approximately 1.93 times PSHC's book value as of December 31, 1996.

     The analysis yielded a range of transaction values as a multiple of tangible book value for the comparable transactions ranging from 1.30 times to
2.78 times, with a mean of 2.07 times and a median of 2.06 times. These compare to a transaction value for the Merger of approximately 1.93 times PSHC's book value as of December 31, 1996.

     The analysis yielded a range of transaction values as a multiple of trailing twelve month earnings per share. These values ranged from 12.74 times to 26.69 times, with a mean of 18.05 times and a median of 17.72 times. These compare to a transaction value to PSHC's last twelve months earnings as of December 31, 1996 of approximately 16.02 times for the Merger.

     The analysis yielded a range of transaction values as a percent of total assets. These values ranged from 9.51 percent to 27.26 percent, with a mean of 18.08% and a median of 17.79% These compare to a transaction value to PSHC's December 31, 1996 total assets of 15.52% for the Merger.

  Southeastern Group Comparison.

     Based on the second group of transactions since January 1, 1996, where the seller was a bank located in the Southeast with total assets less than $200 million, the analysis yielded a range of transaction values to book value of
0.92 times to 3.07 times, with a mean of 1.91 times and a median of 1.90 times. These compare to a transaction value for the Merger of approximately 1.93 times PSHC's book value as of December 31, 1996.

     The analysis yielded a range of transaction values as a multiple of tangible book value for the comparable transactions ranging from 0.99 times to
3.22 times, with a mean of 1.96 times and a median of 1.92 times. These compare to a transaction value for the Merger of approximately 1.93 times PSHC's book value as of December 31, 1996.

     The analysis yielded a range of transaction values as a multiple of trailing twelve month earnings per share. These values ranged from 5.43 times to
46.97 times, with a mean of 19.33 times and a median of 18.76 times. These compare to a transaction value to PSHC's last twelve months earnings as of December 31, 1996 of approximately 16.02 times for the Merger.

     The analysis yielded a range of transaction values as a percent of total assets. These values ranged from 8.58% to 35.08%, with a mean of 19.07% and a median of 17.64%. These compare to a transaction value to the December 31, 1996 total assets of 15.52% for the Merger.

     No company or transaction used in the comparable transaction analysis is identical to PSHC. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments, as well as other factors that affect the public trading value or the acquisition value of the company to which it is being compared.

  Discounted Cash Flow Analysis.

     Using discounted cash flow analysis, Robinson-Humphrey estimated the present value of the future stream of after-tax cash flows that PSHC could produce through 2000, under various circumstances, assuming that PSHC performed in accordance with the earnings/return projections of management at the time that PSHC entered into acquisition discussions in November 1996. Robinson-Humphrey estimated the terminal value for PSHC at the end of the period by applying multiples of earnings ranging from 10.0x to 14.0x and then discounting the cash flow streams, dividends paid to shareholders and terminal value using differing discount rates ranging from 10.0 percent to 12.0 percent chosen to reflect different assumptions regarding the required rates of return of PSHC and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a reference range of $21.8 million to $29.2 million for PSHC.

  Compensation of Robinson-Humphrey.

     Pursuant to an engagement letter dated as of March 4, 1997 between Seacoast and Robinson-Humphrey, Seacoast agreed to pay Robinson-Humphrey a fee of $50,000 for preparing and delivering the fairness opinion, and a success fee (to be paid at the closing of the Merger) equal to approximately 0.55% of the total value of the consideration paid by Seacoast to holders of PSHC Common Stock and PSHC Warrants less the fairness opinion fee. Seacoast estimates that total fees under this arrangement will be approximately $135,000. Seacoast has also agreed to indemnify and hold harmless Robinson-Humphrey and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence of Robinson-Humphrey.

     As part of its investment banking business, Robinson-Humphrey is regularly engaged in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Seacoast's Board of Directors decided to retain Robinson-Humphrey based on its experience as a financial advisor in mergers and acquisitions of financial institutions, particularly transactions in the Southeastern region of the U.S., and its knowledge of financial institutions and Seacoast in particular.

EFFECTIVE TIME OF THE MERGER

     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Florida Articles of Merger relating to the Merger is declared effective with the Florida Secretary of State. Unless otherwise agreed upon by PSHC and Seacoast, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of (i) the effective date (including the expiration of any applicable waiting period) of the last consent of any regulatory authority required for the Merger and (ii) the date on which the shareholders of PSHC and Seacoast approve the matters relating to the Merger Agreement required to be approved by such shareholders by applicable law.

     No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. PSHC and Seacoast anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the first six months of 1997. However, delays in the consummation of the Merger could occur.

     The Board of Directors of either PSHC or Seacoast generally may terminate the Merger Agreement if the Merger is not consummated by August 31, 1997, unless the failure to consummate by that date is the result of a breach of the Merger Agreement by the party seeking termination. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination."

DISTRIBUTION OF SEACOAST STOCK CERTIFICATES

     Promptly after the Effective Time, Seacoast will cause the Exchange Agent, to mail to each holder of record of a certificate or certificates (collectively, the "Certificates") which, immediately prior to the Effective Time, represented outstanding shares of PSHC Common Stock, and to each holder of record of PSHC Warrants, a letter of transmittal and instructions for use in effecting the surrender and cancellation of the Certificates and PSHC Warrants in exchange for certificates representing shares of Seacoast Class A Stock.

     HOLDERS OF PSHC COMMON STOCK AND PSHC WARRANTS SHOULD NOT SEND IN THEIR CERTIFICATES REPRESENTING PSHC COMMON STOCK OR PSHC WARRANTS UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

     Upon surrender to the Exchange Agent of Certificates for PSHC Common Stock or PSHC Warrants, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of PSHC Common Stock and PSHC Warrants (other than shares as to which holders have perfected dissenters' rights) surrendering such items a certificate or certificates representing the number of shares of Seacoast Class A Stock to which such holder is entitled, if any, and a check for the amount to be paid in lieu of any fractional share (without interest), together with all undelivered dividends or distributions in respect of such shares (without interest thereon).

     After the Effective Time, to the extent permitted by law, holders of PSHC Common Stock and PSHC Warrants of record as of the Effective Time will be entitled to vote at any meeting of Seacoast shareholders the number of whole shares of Seacoast Class A Stock into which their shares of PSHC Common Stock and PSHC Warrants have been converted, regardless of whether such shareholders have surrendered their PSHC Common Stock Certificates or PSHC Warrants. Whenever a dividend or other distribution is declared by Seacoast on Seacoast Class A Stock, the record date for which is at or after the Effective Time, the declaration will include dividends or other distributions on all shares issuable pursuant to the Merger Agreement, but, beginning 30 days after the Effective Time, no dividend or other distribution payable after the Effective Time with respect to Seacoast Class A Stock will be paid to the holder of any PSHC Common Stock Certificate or PSHC Warrant until the holder properly surrenders the certificates for such instruments in accordance with the Exchange Agent's instructions. Upon proper surrender of such PSHC Common Stock Certificate or PSHC Warrant, however, both the Seacoast Class A Stock certificate, together with all undelivered dividends or other distributions (without interest) and any undelivered cash payments to be paid in lieu of fractional shares (without interest), will be delivered and paid with respect to each share of PSHC Common Stock or PSHC Warrant represented by such certificate. In no event will the holder of any surrendered Certificate(s) or PSHC Warrants be entitled to receive interest on any cash to be issued to such holder, and in no event will PSHC, Seacoast, or the Exchange Agent be liable to any holder of PSHC Common Stock or PSHC Warrant for any Seacoast Class A Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

     Upon and after the Effective Time, there will be no transfers of shares of PSHC Common Stock on PSHC's stock transfer books. If Certificates representing shares of PSHC Common Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for the shares of Seacoast Class A Stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

     Upon and after the Effective Time, holders of PSHC Certificates and PSHC Warrants will have no rights with respect to the shares of PSHC Common Stock formerly represented thereby other than the right to surrender such Certificates and PSHC Warrants and receive in exchange therefor the shares of Seacoast Class A Stock, if any, to which such holders are entitled, as described above, or the right to perfect their dissenters' rights.

     If any certificate for Seacoast Class A Stock is to be issued in a name other than that in which the PSHC Certificate or PSHC Warrant surrendered for exchange is issued, the PSHC Certificate or PSHC Warrant so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificates surrendered, shall provide funds for their purchase, or shall establish to the exchange agent's satisfaction that such taxes are not payable.

CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to various conditions, including (i) receipt of the approval of the Merger Agreement by the shareholders of PSHC as required by the PSHC Articles of Incorporation and the FBCA, (ii) receipt of the approval of the Merger Agreement and the transactions contemplated therein, including the issuance of shares of Seacoast Class A Stock, by the shareholders of Seacoast as required by Seacoast's Articles of Incorporation, the FBCA and rules of the National Association of Securities Dealers, Inc. ("NASD"), (iii) receipt of certain regulatory approvals required for consummation of the Merger,
(iv) receipt of a favorable opinion of Alston & Bird as to the Merger constituting a reorganization for federal income tax purposes, (v) receipt of approval of the shares of Seacoast Class A Stock issuable pursuant to the Merger for listing on the Nasdaq National Market, subject to official notice of issuance, (vi) the Registration Statement being declared effective and all necessary SEC and state approvals relating to the issuance or trading of the shares of Seacoast Class A Stock issuable pursuant to the Merger shall have been received, (vii) the accuracy, as of the date of the Merger Agreement and as of the Effective Time, of the representations and warranties of PSHC and Seacoast as set forth in the Merger Agreement, (viii) the performance of all agreements and the compliance with all covenants of PSHC and Seacoast as set forth in the Merger Agreement, (ix) receipt by Seacoast and PSHC of a letter from Arthur Andersen LLP, dated as of the Effective Time, to the effect the Merger will qualify for pooling-of-interests accounting treatment; (x) receipt by Seacoast and PSHC of a letter from KPMG Peat Marwick LLP, dated as of the Effective Time, to the effect that such firm is not aware of any matters relating to PSHC and its subsidiaries that would preclude the Merger from qualifying for pooling-of-interests accounting treatment; (xi) receipt of all consents required for consummation of the Merger or for the preventing of any default under any contract or permit which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect; (xi) the absence of any law or order or any action taken by any court, governmental, or regulatory authority prohibiting, restricting, or making illegal the consummation of the transaction; (xii) that the PSHC shareholders' equity as of the closing of the Merger is not less that PSHC's shareholders' equity as of December 31, 1996, excluding certain items, and (xiii) satisfaction of certain other conditions, including the receipt of agreements of affiliates of PSHC relating to claims against PSHC or Seacoast, non-competition and securities law compliance, and various certificates from the officers of PSHC and Seacoast. See "--Regulatory Approvals" and "-- Waiver, Amendment, and Termination."

     No assurance can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so. In the event the Merger is not effected on or before August 31, 1997, the Merger Agreement may be terminated and the Merger abandoned by either PSHC or Seacoast. See "-- Waiver, Amendment, and Termination."

REGULATORY APPROVALS

     The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. ALTHOUGH SEACOAST AND PSHC HAVE NO REASON TO BELIEVE THAT THE NECESSARY REGULATORY APPROVALS WILL NOT BE OBTAINED, NO ASSURANCE CAN BE GIVEN THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE TIMING OF ANY SUCH APPROVALS. There also can be no assurance that any such approvals will not impose conditions or be restricted in a manner (including requirements relating to the raising of additional capital or the disposition of assets) which in the reasonable judgment of the Board of Directors of Seacoast would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement that, had such condition or requirement been known, Seacoast would not, in its reasonable judgment, have entered into the Merger Agreement.

     PSHC and Seacoast are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

     The Merger will require the prior approval of the Federal Reserve, pursuant to Section 3 of the BHC Act. An application was filed with the Federal Reserve on March 20, 1997. In evaluating the Merger, the Federal Reserve must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger if
(i) it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Merger may not be consummated until the 15th day following the date of the Federal Reserve approval, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction specifically orders otherwise. The parties have no reason to believe that the Merger will be questioned as anticompetitive.

     The merger of PSNB with and into FNB (the "Bank Merger") is anticipated to occur immediately subsequent to the Effective Time. The consummation of the Bank Merger is subject to the receipt of all requisite regulatory approvals, including the approval of the Office of the Comptroller of the Currency ("OCC"). An Affiliated Bank and Thrift Combination Application was filed with the OCC on March 26, 1997 to obtain regulatory approval for the Bank Merger. The OCC's approval is required only with regard to the Bank Merger, and the consummation of the Merger is not conditioned upon the OCC approval of the Bank Merger.

WAIVER, AMENDMENT, AND TERMINATION

     To the extent permitted by applicable law, PSHC and Seacoast may amend the Merger Agreement by written agreement at any time before or after approval of the Merger Agreement by the PSHC and Seacoast shareholders; provided, however, that after the shareholder meetings, no amendment may alter the manner or basis in which shares of PSHC Common Stock or the PSHC Warrants will be exchanged for Seacoast Class A Stock without the requisite approval of the holders of the issued and outstanding shares of PSHC Common Stock, PSHC Warrants and Seacoast Common Stock entitled to vote thereon. In addition, prior to or at the Effective Time, either PSHC or Seacoast, or both, acting through their respective Board of Directors, chief executive officer or other authorized officers may waive any default in the performance of any term of the Merger Agreement by the other party, may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Merger Agreement, and may waive any of the conditions precedent to the obligations of such party under the Merger Agreement, except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation. No such waiver will be effective unless written and unless executed by a duly authorized officer of PSHC or Seacoast, as the case may be.

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (i) by the mutual consent of PSHC and Seacoast; (ii) by PSHC or Seacoast (a) in the event of any inaccuracy of any representation or warranty of the other party contained in the Merger Agreement which cannot be or has not been cured within 30 days after giving written notice to the breaching party of such inaccuracy and which breach is reasonably likely, in the opinion of the non-breaching party, to have, individually or in the aggregate, a PSHC or Seacoast Material Adverse Effect (as defined in the Merger Agreement), as applicable, on the breaching party, (b) in the event of a material breach by the other party of any covenant or agreement contained in the Merger Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, (c) if the Merger is not consummated by August 31, 1997, provided that the failure to consummate is not due to the breach by the party electing to terminate, (d) if (1) any approval of any regulatory authority required for consummation of the Merger and the other transactions contemplated by the Merger Agreement has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal or (2) the shareholders of PSHC or Seacoast fail to vote their approval of the matters submitted for the approval by such shareholders at the shareholder meetings, or (e) if any of the conditions precedent to the obligations of such party to consummate the Merger have not been satisfied, fulfilled, or waived by the appropriate party by August 31, 1997 (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement); (iii) by Seacoast, in the event that the PSHC Board of Directors fails to reaffirm its approval of the Merger (to the exclusion of any other Acquisition Proposal (as defined in the Merger Agreement)) or if the PSHC Board has resolved not to reaffirm the Merger or has affirmed, recommended or authorized entering into any other Acquisition Proposal or other transaction involving a merger, share exchange, consolidation or transfer of substantially all of the assets of PSHC; or (iv) by PSHC in the event that the Purchase Price Per Share is less than $24.62.

     If the Merger is terminated as described above, the Merger Agreement will become void and have no effect, except that certain provisions of the Merger Agreement, including those relating to the obligations to share certain expenses, maintain the confidentiality of certain information obtained, and return all documents obtained from the other party under the Merger Agreement, will survive. In addition, termination of the Merger Agreement will not relieve any breaching party from liability for any uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

DISSENTERS' RIGHTS

     If the Merger Agreement and the transactions contemplated thereby are consummated, any shareholder of PSHC who properly perfects his statutory dissenter's rights of appraisal may be entitled to receive in cash the fair value of such shareholder's shares of PSHC Common Stock determined immediately prior to the Merger, excluding any appreciation or depreciation in anticipation of the Merger. FAILURE TO STRICTLY COMPLY WITH THE PROCEDURES PRESCRIBED BY APPLICABLE LAW WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

     Any shareholder of PSHC entitled to vote on the Merger Agreement has the right to receive payment of the fair value of his or her shares of PSHC Common Stock upon compliance with the applicable provisions of the FBCA. A shareholder may dissent as to all or less than all of the shares that are registered in his or her name. Any PSHC shareholder intending to enforce the right to dissent (i) must not vote in favor of the Merger Agreement, and (ii) must file a written notice of intent to demand payment for his or her shares (the "Objection Notice") with PSHC, 1100 S.W. St. Lucie West Boulevard, Port St. Lucie, Florida 34986, telephone (561) 340-2800, Attention: J. Hal Roberts, Jr., before the vote on the proposal to approve the Merger Agreement and the transactions contemplated thereby is taken at the meeting. The Objection Notice must state that the shareholder intends to demand payment for his or her shares of PSHC Common Stock if the Merger is effected. A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT, IN AND OF ITSELF, WILL NOT CONSTITUTE AN OBJECTION NOTICE SATISFYING THE REQUIREMENTS OF THE FBCA.

     If the Merger Agreement is approved by PSHC's shareholders at the PSHC Special Meeting, each shareholder who has properly filed an Objection Notice and not voted in favor of the Merger Agreement will be notified by PSHC of such approval within 10 days of the PSHC Special Meeting. Within 20 days following receipt of such notice, any shareholder electing to dissent must file a notice of such election, stating the shareholder's name, address, the number, classes and series of shares as to which the shareholder dissents, and a demand for payment of the fair value of such shares ("Election Notice"), and deposit the certificates representing the PSHC Common Stock with PSHC.

     Within the later to occur of 10 days following the expiration of the period in which shareholders may file their Election Notices and 10 days after the Merger is consummated (but in no case later than 90 days following the date the PSHC shareholders approve the Merger Agreement), PSHC must make a written offer to each shareholder who has properly filed an Election Notice to pay an amount PSHC estimates to be a fair value for the shareholder's shares. This offer will be accompanied by certain of PSHC's financial statements. If the Merger is not consummated within 90 days following the date of approval of the Merger Agreement, any offer to pay by PSHC to dissenting shareholders shall be conditional upon consummation of the Merger. Any shareholder who accepts such offer within 30 days shall receive payment for the dissenting shareholder's shares within 90 days of such offer to pay or consummation of the Merger, whichever is later.

     In the event that PSHC fails to make any payment offer within the time period set forth above or any dissenting shareholder fails to accept such offer within 30 days, and PSHC receives written demand for payment from any dissenting shareholder within 60 days following the consummation of the Merger, PSHC must institute proceedings in state circuit court in St. Lucie County, Florida (the "Court") requesting that the fair value of such dissenting shareholder's shares be determined. If PSHC fails to file such action, any dissenting shareholder will have the right to file an action in such shareholder's own name for determination as to the fair value of such shareholder's shares. All dissenting shareholders who have not accepted payment offers by PSHC must be made a party to such court action. The court may, in its discretion, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. The judgment may, in the discretion of the Court, include a fair rate of interest. Each dissenting shareholder will be entitled to payment, as determined by the Court, within 10 days following final determination by the court as to the fair value of such shareholder's stock.

     The Court will assess the costs and expenses of such proceeding (including reasonable compensation for and the expenses of the appraiser, but excluding fees and expenses of counsel and experts) against PSHC, except that the Court may assess such costs and expenses as it deems appropriate against any or all of the dissenting shareholders if it finds that their demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The Court may award fees and expenses of counsel and experts in amounts the Court finds equitable against PSHC if the fair value of the shares, as determined by the Court, exceeds the amount which PSHC offered to pay or if PSHC failed to make an offer to pay.

     THE FOREGOING SUMMARY OF THE APPLICABLE PROVISIONS OF SECTIONS 607.1301 THROUGH 607.1320 OF THE FBCA IS NOT INTENDED TO BE A COMPLETE STATEMENT OF SUCH PROVISIONS, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH SECTIONS, WHICH ARE REPRODUCED IN FULL AS APPENDIX D HEREOF. THE PROVISIONS OF THE STATUTES ARE TECHNICAL IN NATURE AND COMPLEX. IT IS SUGGESTED THAT ANY SHAREHOLDER WHO DESIRES TO EXERCISE THE RIGHT TO OBJECT TO THE MERGER AGREEMENT CONSULT HIS COUNSEL. FAILURE TO STRICTLY COMPLY WITH THE PROVISIONS OF THE STATUTE MAY DEFEAT A SHAREHOLDER'S RIGHT TO DISSENT.

     Any dissenting PSHC shareholder who perfects such holder's right to be paid the value of such holder's shares in cash under the foregoing procedures for dissent and appraisal will recognize taxable gain or loss for federal income tax purposes upon receipt of cash for such shares. See "-- Certain Federal Income Tax Consequences."

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the Merger Agreement, PSHC has agreed that unless the prior written consent of Seacoast has been obtained, and except as otherwise expressly contemplated in the Merger Agreement, PSHC will (i) operate its business only in the usual, regular, and ordinary course and in a manner to preserve intact its business organization and assets and maintain its rights and franchises, and
(ii) take no action which would (a) adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Merger Agreement without imposition of a condition or restriction of the type referred to in the Merger Agreement or (b) adversely affect the ability of any party to perform its covenants and agreements under the Merger Agreement. The Merger Agreement also provides that except for certain prior commitments made by PSHC not to exceed $212,000, all loans, leases or extensions of credit secured by real property originated, purchased or funded in whole or in part by PSHC or its subsidiaries, where the obligor thereon and the real property related thereto are not both located in St. Lucie, Martin and/or Indian River Counties, Florida (collectively, the "Counties") must conform to the Federal National Mortgage Association ("FNMA") or Federal Home Loan Mortgage Corporation ("FHLMC") seller/servicer guidelines applicable to such loans and shall be immediately saleable to FNMA and/or FHLMC. PSHC and each of PSHC's subsidiaries also are required to terminate and discontinue purchasing, funding or otherwise extending credit or committing or agreeing to any of the foregoing with respect to any loans, extensions of credit, leases and/or mortgages or any participations or other interests therein from any wholesale mortgage business and/or any affiliate of such wholesale mortgage business, except to meet PSNB's contractual obligations under the existing commitments, and except to purchase and hold as temporary investments, up to $2.5 million at any time of fully-approved Federal Housing Administration and Veterans Administration loans at any time through April 30, 1997.

     In addition, PSHC has agreed that, prior to the earlier of the Effective Time or termination of the Merger Agreement, PSHC will not, except with the prior written consent of the chief executive officer or chief financial officer of Seacoast or as expressly contemplated or permitted by the Merger Agreement, agree or commit to do, any of the following: (i) amend the Articles of Incorporation, Bylaws, or other governing instruments of any PSHC company; (ii) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a PSHC company to another PSHC company) in excess of an aggregate of $50,000 (for the PSHC companies on a consolidated basis) except in the ordinary course of business of the PSHC subsidiaries consistent with past practices (which shall include, for PSHC subsidiaries that are depository institutions, the creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank or the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any asset of any PSHC company any lien or permit any such lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and liens in effect as of the date of the Merger Agreement that were previously disclosed to Seacoast by
PSHC); (iii) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any PSHC company, or declare or pay any dividend or make any other distribution in respect of any PSHC capital stock; (iv) except pursuant to the Merger Agreement, or pursuant to the exercise of stock options outstanding as of the date of the Merger Agreement and pursuant to the terms thereof in existence on the date of the Merger Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of PSHC Common Stock, or any other capital stock of any PSHC company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; (v) adjust, split, combine, or reclassify any capital stock of any PSHC company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of PSHC Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any PSHC subsidiary (unless any such shares of stock are sold or otherwise transferred to another PSHC company) or any assets having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; (vi) (1) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of one years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person other than a wholly owned PSHC subsidiary, or otherwise acquire direct or indirect control over any person, other than in connection with (a) foreclosures in the ordinary course of business, (b) acquisitions of control by a depository institution subsidiary in its fiduciary capacity, or (c) the creation of new wholly owned subsidiaries organized to conduct or continue activities otherwise permitted by the Merger Agreement; (2) make any new loans or extensions of credit or renew, extend or renegotiate any existing loans or extensions of credit (a) with respect to properties or businesses outside of the Counties or to borrowers whose principal residence is outside of the Counties,
(b) that are unsecured in excess of $100,000, or (c) that are secured in excess of $250,000; (3) purchase or sell (except for sales of single family residential first mortgage loans in the ordinary course of PSHC's business for fair market value) any whole loans, leases, mortgages or any loan participations or agented credits or other interest therein, (4) renew or renegotiate any loans or credits that are on any watch list and/or are classified or special mentioned or take any similar actions with respect to collateral held with respect to debts previously contracted or other real estate owned, except pursuant to safe and sound banking practices and with prior disclosure to FNB; provided, however, that PSHC may, without the prior notice to or written consent of FNB, renew or extend existing credits on substantially similar terms and conditions as present at the time such credit was made or last extended, renewed or modified, for a period not to exceed one year and at rates not less than market rates for comparable credits and transactions and without any release of any collateral except as any PSHC company is presently obligated under existing written agreements kept as part of such PSHC company's official records and further, provided, that if any PSHC company makes, extends, renews, renegotiates, compromises or settles any loans or extensions of credit or releases any collateral therefor that are subject to the prior disclosure to FNB hereunder and FNB has objected thereto, the aggregate consideration to be paid to holders of PSHC Common Stock and

PSHC Warrants shall be reduced on a dollar for dollar basis in an amount equal to all outstanding principal of, all accrued but unpaid interest and other charges on such loan(s) as of the Closing Date, (vii) grant any increase in compensation or benefits to the employees or officers of any PSHC company except in accordance consistent with past practice previously disclosed to Seacoast by PSHC or as required by law; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of the Merger Agreement; enter into or amend any severance agreements with officers of any PSHC company; or grant any material increase in fees or other increases in compensation or other benefits to directors of any PSHC company except in accordance with past practice previously disclosed to Seacoast by PSHC; (viii) voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; (ix) enter into or amend any employment contract between any PSHC company and any person (unless such amendment is required by law) that the PSHC company does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time; (x) adopt any new employee benefit plan of any PSHC company or terminate or withdraw from, or make any material change in or to any existing employee benefit plans of any PSHC company other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or make any distributions from such employee benefit plans, except as required by law, the terms of such plans or consistent with past practice, (xi) make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be necessary to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles; (xii) commence any litigation other than in accordance with past practice or settle any litigation involving any liability of any PSHC company for material money damages or restrictions upon the operations of any PSHC company; or (xiii) except in the ordinary course of business and expressly permitted by the Merger Agreement, enter into, modify, amend or terminate any material contract (including and loan contract with an unpaid balance or any contract for payments exceeding $100,000), or waive, release compromise or assign any material rights or claims.

     The Merger Agreement also provides that from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, Seacoast covenants and agrees that it will (i) continue to conduct its business and the business of its subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Seacoast capital stock and the business prospects of the Seacoast companies, and to the extent consistent therewith use all reasonable efforts to preserve intact the Seacoast core businesses and goodwill with their respective employees and the communities they serve, and (ii) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Merger Agreement without imposition of a condition or restriction of the type referred to in the Merger Agreement, or (b) materially adversely affect the ability of any party to perform its covenants and agreements under the Merger Agreement; provided, that any Seacoast company may acquire any assets or other businesses or discontinue or dispose of any of its assets or business if such action is, in the judgment of Seacoast, desirable in the conduct of the business of Seacoast and its subsidiaries. Seacoast also has agreed to not amend the Seacoast Articles of Incorporation or Bylaws in a manner adverse to the holders of PSHC Common Stock as compared to the rights of holders of Seacoast Common Stock generally as of the date of the Merger Agreement.

MANAGEMENT AND OPERATIONS AFTER THE MERGER; INTEREST OF CERTAIN PERSONS IN THE MERGER

     Seacoast will be the surviving corporation resulting from the Merger. Following consummation of the Merger, PSNB will be merged into and with FNB, leaving FNB as the sole banking subsidiary of Seacoast. The officers of Seacoast in office immediately prior to the Effective Time shall continue to serve as officers of Seacoast after the Effective Time. It is anticipated that promptly after the consummation of the Merger, Jeffrey S. Furst and Christopher E. Fogal, current directors of PSHC, will become members of the Seacoast and FNB Board of Directors. J. Hal Roberts, Jr., the current Chief Executive Officer of PSHC, will become an executive officer of Seacoast and FNB. The following members of the PSHC Board of Directors will become members of a newly created FNB Advisory Board of Directors for St. Lucie County: Charles E. Bigge, Howard L. Bickford, Ellen J. Guterl, Harold H. Goldman, Raymond L. Isenburg, Joe Marinaro, and George V. Weston. For information concerning the current directors and management of Seacoast and compensation thereof, see "ELECTION OF SEACOAST DIRECTORS." For additional information regarding the interests of certain persons in the Merger, see
"-- Interest of Certain Persons in the Merger." For a description of the provisions of the Merger Agreement affecting the operations of PSHC and Seacoast prior to the Effective Time, see "-- Conduct of Business Pending the Merger."

     Indemnification and Advancement of Expenses. The Merger Agreement provides that Seacoast will indemnify the present and former directors, officers, employees, and agents of PSHC and its subsidiaries against all liabilities arising out of actions or omissions arising out of the indemnified party's service as a director, officer, employee or agents of PSHC, or at PSHC's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time to the full extent permitted under Florida law and by PSHC's Articles of Incorporation or Bylaws, as in effect on the date of the Merger Agreement, including provisions relating to advances of expenses incurred in the defense of any litigation and whether or not Seacoast is insured against any such matter. In any case in which approval by Seacoast is required to effectuate any indemnification, at the election of the indemnified party, the determination of any such approval will be made by independent counsel mutually agreed upon between Seacoast and the indemnified party.

     Director and Officer Insurance. The Merger Agreement provides that Seacoast shall, to the extent available, (and PSHC shall cooperate prior to the Effective Time in these efforts) maintain in effect for a period of two years after the Effective Time PSHC's existing directors' and officers' liability insurance policy (provided that Seacoast may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of PSHC given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance. Seacoast shall not, however, be obligated to make aggregate premium payments for such two-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to PSHC's directors and officers, 150% of the annual premium payments on PSHC's current policy in effect as of the date of the Merger Agreement.

  Employment Agreement.

     Seacoast and FNB have entered into an employment agreement with J. Hal Roberts, Jr., dated as of February 19, 1997, which will become effective at the Effective Time (the "Roberts Agreement"). The terms of the Roberts Agreement are substantially similar to the terms in Seacoast's other employment agreements with executive officers. The Roberts Agreement has a three-year term and provides for automatic renewal on an annual basis at the end of that term; provided, however, that either Roberts, Seacoast or FNB may prevent such automatic renewal by giving written notice to that effect not less than 90 days prior to the end of the agreement's then current term.

     The Roberts Agreement provides for a base salary of $150,000, a grant of stock options to purchase 9,000 shares of Seacoast Class A Stock at a per share exercise price equal to the fair market value of a share of Seacoast Class A Stock on the date of the grant, hospitalization insurance, long-term disability and life insurance in accordance with FNB's insurance plans for senior management, and reasonable club dues. Roberts may also receive other compensation including bonuses, and will be entitled to participate in all current and future employee benefit plans and arrangements in which senior management of FNB may participate.

     The Roberts Agreement provides for Mr. Roberts' termination for cause, including willful and continued failure to perform the assigned duties, breach of the fiduciary duties of loyalty and care to Seacoast and FNB, crimes involving fraud, dishonesty or a breach of trust, breach of FNB's Code of Ethics, commission of willful or negligent acts which cause material harm to Seacoast or FNB, habitual absenteeism, alcoholism or other form of drug or other addiction, and also upon Mr. Roberts' death or permanent disability. The Roberts Agreement contains a change in control provision that would allow Mr. Roberts to terminate the contract within one year following the date of a "change of control," as defined in the Roberts Agreement. A "change of control" includes the acquisition of FNB or Seacoast in a merger, consolidation or similar transaction, the acquisition of 51% or more of the voting power of any one or all classes of Seacoast Common Stock, the sale of all or substantially all of the assets of Seacoast or FNB, and certain other changes in share ownership. Termination may also be permitted by Mr. Roberts in the event of a change in duties and powers, customarily associated with the office designated in such contract. Upon any such termination by Mr. Roberts following a change in control or a change in duties and powers which are customarily associated with such office, or an improper termination by Seacoast or FNB, Mr. Roberts' base salary, hospitalization and other health and insurance benefits will continue for two years.

     The Roberts Agreement provides that upon Mr. Roberts' death, FNB will continue to pay Mr. Roberts' base salary and provide hospitalization insurance and other such health insurance benefits that would have been provided to Mr. Roberts' wife and eligible dependents at the date of his death for a period of two years. In the event that Mr. Roberts becomes permanently disabled and is terminated, Mr. Roberts' base salary, hospitalization and other health and insurance benefits will continue for a period of two years and will be offset by amounts payable under FNB's long-term disability plan. After such two-year period Mr. Roberts will receive only such amounts, if any, as are payable under FNB's long-term disability plan or any other employee benefit or welfare plan in which Mr. Roberts participated and is entitled to benefits.

     The non-competition clause in the Roberts Agreement provides that, during the term of the Roberts Agreement and for a period of two years after the termination of Mr. Roberts' employment, Mr. Roberts is prohibited from engaging in the business of banking, fiduciary services, securities brokerage, investment management or services, or lending or deposit taking within Martin, Indian River, or St. Lucie Counties, Florida or any other county Seacoast conducts business on the date Mr. Roberts' employment is terminated. Mr. Roberts is also prohibited from beneficially owning 5% or more of the outstanding capital stock of any such business other than Seacoast or FNB, and from serving as an officer, director, trustee or agent of an entity conducting any such business within Martin, Indian River, or St. Lucie Counties, Florida or any other county Seacoast conducts business on the date Mr. Roberts' employment is terminated. The Roberts Agreement contains a non-solicitation clause prohibiting Mr. Roberts from soliciting an employee to leave his or her employment with Seacoast or FNB for a period of two years after Mr. Roberts' termination of employment. Pursuant to the non-disclosure clause, Mr. Roberts may not disclose confidential information and trade secrets of Seacoast, FNB, or their subsidiaries and affiliates, or utilize such information in any manner, including without limitation to solicit any customer of Seacoast, FNB or their affiliates, other than Mr. Roberts' family members, for a period of two years after the term of the Roberts Agreement.

     Officer Stock Options. PSHC has granted stock options to certain of its officers under the PSHC Stock Option Plan (the "PSHC Option Plan") with respect to an aggregate of 50,820 shares of PSHC Common Stock. Options granted include incentive stock options and non-qualified stock options which vest immediately upon grant or in not more than ten years from the date of grant unless accelerated in accordance with the PSHC Option Plan or individual option agreement, including upon a change in control (as defined in the PSHC Option
Plan). Such stock options will be assumed by Seacoast in the Merger.

     Other Matters Relating to PSHC Employee Benefit Plans. The Merger Agreement also provides that, after the Effective Time, Seacoast will provide generally to officers and employees of PSHC and its subsidiaries employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Seacoast Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by Seacoast to its similarly situated officers and employees. Seacoast has also agreed that for a period of 12 months after the Effective Time, Seacoast will provide generally to officers and employees of PSHC and its subsidiaries severance benefits in accordance with the policies of either (i) PSHC as previously disclosed to Seacoast or (ii) Seacoast, whichever of (i) or
(ii) will provide the greater benefit to the officer or employee. Seacoast has also agreed to waive any pre-existing condition exclusion under any employee health plan for which any employees and/or officers and dependents covered by PSHC plans as of the Effective Time shall become eligible by virtue of the preceding sentence, to the extent (i) such pre-existing condition was covered under the corresponding plan maintained by PSHC or its subsidiaries and (ii) the individual affected by the pre-existing condition was covered by PSHC's corresponding plan on the date which immediately precedes the Effective Time, provided that PSHC has previously disclosed to Seacoast and confirms at the Effective Time that none of PSHC's employees, officers or other participants or their respective dependents, to the best of PSHC's and PSNB's knowledge and belief, have any long-term disabilities or conditions, which in the reasonable judgment of

Seacoast would materially adversely affect the claims experience and/or costs of any employee benefit plan or insurance maintained by or through Seacoast or its subsidiaries.

     For purposes of participation, vesting and (except in the case of Seacoast retirement plans) benefit accrual under Seacoast's employee benefit plans, the service of the employees of the PSHC and its subsidiaries prior to the Effective Time shall be treated as service with Seacoast. The Merger Agreement further provides that Seacoast will honor, in accordance with their terms, all employment, severance, consulting, and other compensation contracts disclosed to Seacoast between PSHC or its subsidiaries and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the PSHC benefit plans.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain anticipated federal income tax consequences of the Merger. This summary is based on the federal income tax laws as now in effect and as currently interpreted. This summary does not take into account possible changes in such laws or interpretations, including amendments to applicable statutes or regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary does not purport to address all aspects of the possible federal income tax consequences of the Merger and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not address the federal income tax consequences of the Merger to shareholders in light of their particular circumstances or status (for example, as foreign persons, tax-exempt entities, dealers in securities, insurance companies, and corporations, among others). Nor does this summary address any consequences of the Merger under any state, local, estate, or foreign tax laws. Shareholders, therefore, are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger, including tax return reporting requirements, the application and effect of federal, foreign, state, local, and other tax laws, and the implications of any proposed changes in the tax laws.

     A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service ("IRS"). Instead, Alston & Bird LLP, special tax counsel to Seacoast, has rendered an opinion to PSHC and Seacoast concerning certain federal income tax consequences of the proposed Merger under federal income tax law. It is such firm's opinion that, based upon the assumption that the Merger is consummated in accordance with the FBCA and in conformity with the representations made by the management of PSHC and Seacoast, the transaction will have the following federal income tax consequences:

          (a) The Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Code.

          (b) No gain or loss will be recognized by Seacoast or PSHC as a result of the Merger.

          (c) No gain or loss will be recognized to the PSHC shareholders upon the receipt of Seacoast Class A Stock solely in exchange for their shares of PSHC Common Stock.

          (d) The basis of the Seacoast Class A Stock to be received by PSHC shareholders will be the same as the basis of the PSHC Common Stock surrendered in the exchange, less any basis attributable to fractional shares of Seacoast Class A Stock settled by cash payment.

          (e) The holding period of the Seacoast Class A Stock to be received by PSHC shareholders will include the holding period of the PSHC Common Stock surrendered in exchange therefor, provided that the PSHC Common Stock was held as a capital asset on the date of the exchange.

          (f) The payment of cash to a PSHC shareholder in lieu of issuing a fractional share interest in Seacoast will be treated for federal income tax purposes as if the fractional share was distributed as part of the exchange and then was redeemed by Seacoast. This cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging shareholder.

          (g) The payment of cash in respect of shares of PSHC Common Stock as to which appraisal rights are perfected will be treated as distributions in full payment in exchange for such shares of PSHC Common Stock. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the shares of PSHC Common Stock constitute a capital asset in the hands of the exchanging shareholder.

     The tax opinion does not address the tax consequences of the exchange in the Merger of PSHC Warrants for Seacoast Class A Stock. Under current law, the tax consequences of such exchange are unclear. Existing Treasury regulations state that warrants are not stock or securities for purposes of the reorganization provisions of the Code. Although recently proposed regulations would treat a warrant issued by a party to a reorganization as a security that could be exchanged for stock in another party to the reorganization without the recognition of gain or loss, those regulations are not proposed to be effective until 60 days after the proposed regulations are adopted as final regulations. Proposed regulations are not binding on the IRS, and may not be relied upon by a taxpayer. Holders of PSHC Warrants should consult their own tax advisors with respect to the possible tax consequences of the exchange of PSHC Warrants for Seacoast Class A Stock in the Merger.

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER AND OTHER CIRCUMSTANCES, AND BECAUSE BASED ON EXISTING BINDING AUTHORITIES, THE EXCHANGE OF WARRANTS MAY NOT BE TREATED THE SAME AS THE EXCHANGE OF STOCK BY STOCKHOLDERS, EACH HOLDER OF PSHC COMMON STOCK OR PSHC WARRANTS IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS).

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a pooling-of-interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of PSHC will be carried forward at their previously recorded amounts.

     In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding PSHC Common Stock must be exchanged for Seacoast Class A Stock with substantially similar terms. There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling-of-interests, some of which criteria cannot be satisfied until after the Effective Time.

     For information concerning certain conditions to be imposed on the exchange of PSHC Common Stock for Seacoast Class A Stock in the Merger by affiliates of PSHC and certain restrictions to be imposed on the transferability of the Seacoast Class A Stock received by those affiliates in the Merger in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see "-- Resales of Seacoast Class A Stock."

EXPENSES AND FEES

     The Merger Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Merger Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of Seacoast and PSHC will bear and pay one-half of the printing costs in connection with the Registration Statement and this Joint Proxy Statement.

RESALES OF SEACOAST CLASS A STOCK

     Seacoast Class A Stock to be issued to shareholders of PSHC and holders of PSHC Warrants in connection with the Merger will be registered under the Securities Act. All shares of Seacoast Class A Stock received by holders of PSHC Common Stock and PSHC Warrants, and generally all shares of Seacoast Class A Stock issued and outstanding immediately prior to the Effective Time, upon consummation of the Merger will be freely transferable by those shareholders of PSHC and Seacoast not deemed to be "Affiliates" of PSHC or Seacoast. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with PSHC or Seacoast at the time of the Meetings (generally, executive officers and directors).

     Rules 144 and 145 promulgated under the Securities Act restrict the sale of Seacoast Class A Stock received in the Merger by Affiliates and certain of their family members and related interests. Generally speaking, during the one-year period following the Effective Time, Affiliates of PSHC or Seacoast may resell publicly the Seacoast Class A Stock received by them in the Merger within certain limitations as to the amount of Seacoast Class A Stock sold in any three-month period and as to the manner of sale. After this one-year period, such Affiliates of PSHC who are not Affiliates of Seacoast may resell their shares without restriction. This Joint Proxy Statement does not cover any resales of Seacoast Class A Stock received by persons who may be deemed to be Affiliates of PSHC or Seacoast.

     PSHC has agreed to use its reasonable efforts to cause each person who may be deemed to be an Affiliate of PSHC to execute and deliver to Seacoast prior to the Effective Time, an agreement (each, an "Affiliate Agreement") providing that such Affiliate will not sell, pledge, transfer, or otherwise dispose of any Seacoast Class A Stock obtained as a result of the Merger (i) except in compliance with the Securities Act and the rules and regulations of the SEC thereunder and (ii) in any case, until after results covering 30 days of post-Merger operations of Seacoast have been published. The receipt of these Affiliate Agreements by Seacoast is also a condition to Seacoast's obligation to consummate the Merger. Certificates representing shares of PSHC Common Stock surrendered for exchange by any person who is an Affiliate of PSHC for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of Seacoast Class A Stock until Seacoast has received such a written agreement from such person. Prior to publication of such results, Seacoast will not transfer on its books any shares of Seacoast Class A Stock received by an Affiliate pursuant to the Merger. The stock certificates representing Seacoast Class A Stock issued to Affiliates in the Merger may bear a legend summarizing the foregoing restrictions. See "-- Conditions to Consummation of the Merger."

                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

     As a result of the Merger, holders of PSHC Common Stock will be exchanging their shares of a Florida corporation governed by the FBCA and PSHC's Articles of Incorporation (the "PSHC Articles") and Bylaws, for shares of Class A Stock of Seacoast, a Florida corporation governed by the FBCA and Seacoast's Articles of Incorporation (the "Seacoast Articles") and Bylaws. Certain significant differences exist between the rights of PSHC shareholders and those of Seacoast shareholders. The differences deemed material by PSHC and Seacoast are summarized below. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of shareholders, and their respective entities, and it is qualified in its entirety by reference to the FBCA as well as to Seacoast's Articles and Bylaws and PSHC's Articles and Bylaws.

AUTHORIZED CAPITAL STOCK

     Seacoast. The Seacoast Articles authorize the issuance of two classes of common stock, Class A Stock and Class B Stock. Seacoast is authorized to issue an aggregate of 10,000,000 shares of Class A Stock, $.10 par value, of which 3,874,531 shares were issued and outstanding as of the Seacoast Record Date, and 810,000 shares of Class B Stock, $.10 par value, of which 384,638 shares were issued and outstanding as of the Seacoast Record Date. The Seacoast Articles also authorize the issuance, in one or more series, of not more than 1,000,000 shares of preferred stock, $1.00 par value ("Seacoast Preferred Stock") with rights, preferences, liquidation value, dividend rate, conversions rights and other terms to be designated in one or more distinctive series by the Seacoast Board of Directors at the time of such issuance.

     Unless otherwise required by law or the Seacoast Articles, Seacoast Class A Stock and Class B Stock vote together as a single class on all matters presented to Seacoast shareholders. Each share of Seacoast Class A Stock is entitled to one vote for all purposes. Each share of Class B Stock is entitled to 10 votes for all purposes. No cash dividend may be declared or paid on shares of Class B Stock unless, simultaneously therewith or prior thereto, there is or has been declared or paid (as the case may be) a cash dividend on the shares of Seacoast Class A Stock of at least 110% of the cash dividend on the shares of Class B Stock. A dividend payable in shares of Seacoast Class A Stock shall also be paid to holders of Class B Stock at the same time and on the same basis that such dividend is payable to the holders of Seacoast Class A Stock.

     In any liquidation or dissolution of Seacoast, the holders of the Seacoast Class A Stock shall be entitled to receive, out of the assets available for distribution to holders of Seacoast Common Stock, an amount equal to $2.50 per share before any amount shall be paid to holders of the Class B Stock. After such preference amount has been paid to the holders of the Seacoast Class A Stock, the holders of Class B Stock shall then be entitled to next receive, out of the assets available for distribution to the holders of Seacoast Class A Stock, a like amount per share. Thereafter, holders of Seacoast Class A Stock and Class B Stock shall be entitled to participate, pro rata in accordance with the number of shares owned by them, in the distribution of Seacoast's remaining assets.

     Each share of Class B Stock shall have an unlimited right of conversion to one share of Seacoast Class A Stock; provided, however, that such right of conversion shall not be available to Class B Stock subsequent to the approval of a liquidation or dissolution of Seacoast by Seacoast shareholders.

     Seacoast's Board of Directors may authorize the issuance of authorized but unissued shares of Seacoast Class A Stock and Class B Stock without further action by Seacoast's shareholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Seacoast's capital stock may be listed. Seacoast's shareholders do not have the preemptive right to purchase or subscribe to any unissued authorized shares of Seacoast Class A Stock, Class B Stock or Seacoast Preferred Stock or any option or warrant for the purchase thereof.

     The authority to issue additional shares of Seacoast Common Stock provides Seacoast with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The authorized but unissued shares of Seacoast Common Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Seacoast. In addition, the sale of a substantial number of shares of Seacoast Common Stock, particularly Class B Stock, to persons who have an understanding with Seacoast concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Seacoast Common Stock (or the right to receive Seacoast Common Stock) to Seacoast shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Seacoast.

     PSHC. PSHC's authorized capital stock consists of 10,000,000 shares of PSHC Common Stock, $.01 par value, of which 744,655 shares were issued as of the PSHC Record Date. PSHC's shareholders do not have the preemptive right to purchase or subscribe to any unissued authorized shares of PSHC Common Stock or any option or warrant for the purchase thereof. In addition, shares of PSHC Common Stock can be issued by authorization of the Board of Directors of PSHC without the approval of the shareholders, except in certain instances prescribed by the FBCA.

     The Board of Directors of PSHC may, from time to time, declare and pay dividends, but only to the extent that such dividends are declared and paid from PSHC's unreserved and unrestricted earned surplus. The amount per share paid as a dividend out of capital surplus shall be disclosed to the shareholders. Dividends may be paid on any authorized but unissued shares of PSHC stock, provided that certain adjustments provided in the PSHC Bylaws are made with regard to PSHC's stated capital at the time of issuance of such shares.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

     Seacoast. The Seacoast Articles provide that the Seacoast Articles may be amended as provided by law. The FBCA generally provides that, unless a corporation's articles of incorporation specify a greater voting requirement, the corporation's articles of incorporation may not be amended unless (i) the Board of Directors recommends the amendment to the shareholders (unless the Board elects to make no recommendation and communicates the basis for its election to the shareholders) and (ii) the amendment is adopted by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote thereon. The Seacoast Articles also provide that the provisions regarding the approval required for certain business combinations may only be changed by the affirmative vote of (i) the holders of at least two-thirds of all of the shares of Seacoast Class A Stock outstanding and entitled to vote, voting as a separate class, and (ii) the holders of shares with at least two-thirds of all votes entitled to be cast by all shares of Seacoast Common Stock (Class A Stock and Class B Stock) outstanding, voting together as a single class. Amendments to these provisions are being proposed at the Seacoast Annual Meeting. See "AMENDMENTS TO SEACOAST'S ARTICLES OF INCORPORATION."

     The Seacoast Articles also provides that the Bylaws may be made, altered or rescinded by a two-thirds majority vote of the Seacoast Directors. Neither the Seacoast Articles or Bylaws expressly permit the Seacoast shareholders to make, alter or rescind any Bylaws.

     PSHC. Amendments to the PSHC Articles may also be made in accordance with the FBCA, as described above, except that a special vote is required to amend the provisions regarding the approval of certain business combinations, the removal of directors, and any amendments made to the amendment provision itself. In such cases, the affirmative vote of the holders of at least seventy-five percent (75%) of the PSHC shares of capital stock outstanding and entitled to vote is required for approval.

     The effect of PSHC's more stringent voting requirement for the amendment of those PSHC Articles relating to business consolidations and the removal of directors is that PSHC shareholders possess a greater ability to prevent the amendment of such provisions than do the shareholders of Seacoast. Conversely, Seacoast shareholders are afforded more latitude in amending the provisions in the Seacoast Articles relating to business consolidations and the removal of directors than are the shareholders of PSHC with regard to the PSHC Articles.

     In general, PSHC's Bylaws may be amended by its shareholders or by a majority of the full Board of Directors at a regular Board meeting.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

     Seacoast. Seacoast's Bylaws generally provide that the number of directors constituting the Seacoast Board shall be not less than five nor more than 14, as fixed from time to time by resolution of Seacoast's Board of Directors. Currently the number of directors is fixed at 10. Unlike the PSHC Board, the Seacoast Board is not classified. Seacoast shareholders do not have cumulative voting rights with respect to the election of directors. All elections for directors are decided by a plurality vote.

     PSHC. The PSHC Articles provide that PSHC's Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The number of directors is determined by the Board of Directors from time to time, but in no event shall the Board have less than five directors nor more than 11 directors. The directors in each class serve three-year terms of office. The effect of PSHC having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year, which effectively requires two annual meetings for PSHC's shareholders to change a majority of the members of the Board. The PSHC Bylaws provide that in the event of a vacancy on the PSHC Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors through less than a quorum of the PSHC Board of Directors. In general, the election of directors by PSHC shareholders is in accordance with the FBCA, which provides that the elections for directors are determined by a plurality vote.

REMOVAL OF DIRECTORS

     Seacoast. Under the Seacoast Bylaws, any director or the entire Board of Directors may be removed for cause by the vote of the shareholders or by action of the Board of Directors. Seacoast directors may be removed without cause only by the vote of the shareholders.

     PSHC. The PSHC Bylaws provide that directors of PSHC may be removed by the shareholders at any time for cause, in accordance with the FBCA. The removal of PSHC directors without cause requires the affirmative vote of at least seventy-five percent (75%) of the outstanding shares of capital stock of PSHC entitled to vote in the election of directors.

     The PSHC shareholders face a more restrictive voting requirement to remove PSHC directors than Seacoast shareholders do with respect to Seacoast directors. The effect of this difference in voting requirements is that the directors of PSHC are afforded greater protection against their removal by the vote of the PSHC shareholders than are the directors of Seacoast.

INDEMNIFICATION

     Seacoast. The Seacoast Bylaws generally provide that a director is indemnified against liability and other expenses incurred in a proceeding by reason of the fact he is a director, in accordance with Section 607.0850 of the FBCA. Directors are indemnified against all expenses arising from the proceeding except in cases where the director's actions were material to the cause of action and constituted a violation of criminal law, a transaction from which the director derived an improper gain, a willful misconduct or conscious disregard for the best interests of Seacoast, or certain enumerated violations contained in Section 607.0834 of the FBCA. Seacoast's Bylaws provide for the advancement of expenses to its directors at the outset of a proceeding, the purchase of insurance by Seacoast against any liability of the director, and the survival of such indemnification to the director's heirs. The indemnification provisions are non-exclusive, and shall not impair any other rights to which those seeking indemnification or advancement of expenses may be entitled.

     PSHC. The provisions in the PSHC Bylaws relating to indemnification are substantially the same as those found in the Seacoast Bylaws. The PSHC Bylaws provide that PSHC shall indemnify its directors to the fullest extent permitted by law, and, in the event that any portion of such provisions are deemed invalid, directors will nonetheless be indemnified to the fullest extent of the remaining provisions and any applicable provision of Florida law.

     The PSHC Bylaws contain an express provision that entitles directors to partial indemnification against liability and other expenses in the case that such director is not entitled to full indemnification. In the case that a director is denied indemnification for failure to satisfy the conditions of the PSHC Bylaws, such director may apply for indemnification or other expenses to a court. The PSHC Bylaws direct the court in its determination to award indemnification only if the court finds that (i) the director is entitled to indemnification under the provisions of the PSHC Bylaws, or (ii) the director is fairly and reasonably entitled to indemnification or expenses in view of all reasonable circumstances, regardless of whether such director met the applicable standards of conduct set forth in the PSHC Bylaws. The PSHC Bylaws also contain a provision that explicitly reduces the amount of indemnification to be extended to a director by any amounts such person may collect under any policy of insurance purchased on his behalf by PSHC or from any other entity for whom the director has served at the request of PSHC.

     In both the Bylaws of Seacoast and the Bylaws of PSHC, shareholders are entitled to notification of any indemnification paid to the directors.

     The FBCA provides exculpation from certain liabilities for monetary damages for directors, which provisions are applicable to both Seacoast and PSHC.

SPECIAL MEETINGS OF SHAREHOLDERS

     Seacoast. Seacoast's Bylaws provide that such meetings may be called at any time by either the President or a majority of the Board of Directors of Seacoast. In addition, the President of Seacoast is required to call a special meeting at the request of the holders of not less than ten percent of all votes entitled to be cast by all shares of Seacoast Common Stock outstanding, voting together as a single class.

     PSHC. The PSHC Bylaws provide that special meetings may be called at any time, but only by the President or the Board of Directors of PSHC. The President or the Board of Directors is required to call a special meeting when requested in writing by the holders of not less than ten percent of all the shares entitled to vote at the meeting.

ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

     Seacoast. The Seacoast Articles and Bylaws are silent on whether action required or permitted to be taken by Seacoast shareholders must be effected at a duly called meeting of shareholders or whether such action may be effected by any written consent by the shareholders. Section 607.0704 of the FBCA provides that, unless otherwise provided in the articles of incorporation, action required or permitted by the FBCA to be taken at an annual or special meeting may be taken without a meeting, without prior notice, and without a vote if the action is taken by the holders of the minimum number of votes with respect to each voting group that would be necessary to authorize such action at a meeting. The action must be evidenced by the written consent of such shareholders. Within ten days after obtaining such authorization by written consent, notice must be given to those shareholders who have not consented in writing or who are not entitled to vote on the action.

     The provisions of the FBCA do not affect the special voting requirements contained in the Seacoast Bylaws for the approval of a business combination or the amendment of such provision. The approval of a business combination or of an amendment to the provision which sets forth the voting requirements of such combinations requires the affirmative vote of the holders of two-thirds of all shares of Seacoast Class A Stock outstanding and entitled to vote, voting as a separate class, and the affirmative vote of the holders of shares with two-thirds of all the votes entitled to be cast by all shares of Seacoast Common Stock outstanding, voting together as a single class.

     PSHC. The PSHC Articles and Bylaws are similarly silent as to the means by which shareholders may, by written consent, effectuate actions required or permitted to be taken at a meeting. Accordingly, PSHC shareholders may act without a meeting by satisfying the requirements of Section 607.0704 of the FBCA in the same manner as Seacoast shareholders. The special voting provisions contained in the PSHC Articles and Bylaws, requiring the affirmative vote of the holders of at least seventy-five percent of the outstanding shares of PSHC capital stock for the approval of business combinations, the removal of directors, and the amendment of the provisions relating to such actions, are unaffected by the FBCA. Actions undertaken by written consent of the shareholders of PSHC under Section 607.0704 of the FBCA must satisfy the voting requirements of the PSHC Articles and Bylaws.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS

     Seacoast. The Seacoast Articles require the affirmative vote of the holders of at least two-thirds of all the shares of Seacoast Class A Stock outstanding and entitled to vote, voting as a separate class, and the affirmative vote of the holders of shares with two-thirds of all the votes entitled to be cast by all shares of Seacoast Common Stock outstanding, voting together as a single class, to approve (i) a business combination, (ii) any share exchange in which a person or entity acquires Seacoast stock pursuant to a vote of shareholders, (iii) any sale, lease, or other disposition of all or substantially all of Seacoast's assets, or (iv) any other transaction that has an effect similar to the foregoing transactions.

     The provisions of the Seacoast Articles governing the approval of business combinations, share exchanges, or dispositions of assets are different in their nature and effect from the corresponding provisions contained in the PSHC Articles (as described below). The Seacoast Articles focus solely on the nature of the transaction and require that a more stringent voting provision be applied to those transactions set forth in the Articles. Conversely, the PSHC Articles focus on both the nature of the transaction and the identity of the person or entity involved in the transaction. Specifically, the PSHC Articles are silent as to business combinations, and sales, leases, or other dispositions of assets other than in the regular course of business, that are consummated with persons or entities whose beneficial ownership of PSHC capital stock represents less than five percent of the outstanding capital stock of PSHC. For such transactions, the provisions governing the approval of the shareholders and the Board of Directors are found in the FBCA. However, if the other person or entity involved with PSHC in such transactions beneficially owns five percent or more of the outstanding capital stock of PSHC, the provisions of the PSHC Articles are triggered, requiring that the approval of such transactions by PSHC shareholders be subject to special voting provisions.

     PSHC. In the event that PSHC undertakes (i) any business combination, (ii) any sale, lease, or other disposition of all or substantially all of its assets,
(iii) any issuance or transfer of PSHC securities in exchange for assets or securities with an aggregate fair market value of five percent or more of the total assets of PSHC, or (iv) any issuance or transfer by PSHC of any of its securities for cash, and such transactions involve another person or entity beneficially owning five percent or more of the outstanding shares of PSHC's capital stock entitled to vote in the election of directors ("5% Owner"), then the PSHC Articles provide that the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of the capital stock of PSHC entitled to vote in the election of directors is required to authorize such transactions. A person or entity is deemed to beneficially own shares of stock
(i) which it has the right to acquire pursuant to warrants, options, or otherwise, (ii) which are beneficially owned by its Associate or Affiliate, as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, or (iii) which are beneficially owned by a third party with which it has an agreement to hold or acquire PSHC capital stock.

     This provision of the PSHC Articles does not apply to such transactions if the PSHC Board of Directors has approved a memorandum of understanding with respect to the transaction prior to the time that such other person or entity becomes a 5% Owner, or such transactions if at any time prior to its consummation the transaction has been approved by a resolution adopted by a majority of directors unaffiliated with the 5% Owner. The Board of Directors of PSHC has the power and duty to determine whether (i) a person or entity is a 5% Owner, (ii) a sale or lease of assets constitutes substantially all of PSHC's assets, and (iii) the memorandum of understanding is consistent with the transaction to which it relates.

     Except as provided above, any other business combination requires that PSHC's Board of Directors must recommend the transaction to the shareholders and that the combination must be approved by a majority vote.

SHAREHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

     Seacoast. The Seacoast Articles and Bylaws are silent with respect to the shareholders' rights to examine books and records. In the absence of such a provision, the FBCA provides that a shareholder may inspect books and records upon written demand at least five days before the date on which he wishes to inspect such records. Such inspection may occur during regular business hours at Seacoast's principal office. Seacoast may deny any demand for inspection if the demand was made for an improper purpose, which means a purpose not reasonably related to such person's interest as a shareholder.

     PSHC. The PSHC Bylaws provide that shareholders may inspect at any reasonable time for any proper purpose the records and books of PSHC if such shareholder (i) has been a holder of record of shares or voting trust certificates totaling one-quarter of one percent of the outstanding shares of PSHC capital stock for a period of at least six months prior to his demand, or
(ii) is the holder of at least five percent of the outstanding shares of PSHC capital stock at the time of his demand.

DIVIDENDS

     Seacoast. The Seacoast Articles provide that no cash dividend may be declared or paid on shares of Seacoast Class B Stock unless, simultaneously therewith or prior thereto, there is or has been declared or paid a cash dividend on the shares of Seacoast Class A Stock of at least 110% of the cash dividend on the shares of Class B Stock. A dividend payable in shares of Seacoast Class A Stock shall also be paid to holders of Class B Stock at the same time and on the same basis that such dividend is payable to the holders of Seacoast Class A Stock.

     Because Seacoast Class A Stock is entitled to a dividend preference, the rights of shareholders of PSHC will not be compromised with respect to the Seacoast shareholders of Class B Stock as a result of the Merger.

     PSHC. The Board of Directors of PSHC may, from time to time, declare and pay dividends, but only to the extent that such dividends are declared and paid from PSHC's unreserved and unrestricted earned surplus. The amount per share paid as a dividend out of capital surplus shall be disclosed to the shareholders. Dividends may be paid on any authorized but unissued shares of PSHC stock, provided that certain adjustments provided in the PSHC Bylaws are made with regard to PSHC's stated capital at the time of issuance of such shares.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

  Seacoast

     Seacoast Class A Stock is traded in the over-the-counter market and is quoted on the Nasdaq National Market under the symbol "SBCFA". The following table sets forth the high and low sale prices per share of Seacoast Class A Stock on the Nasdaq National Market and the dividends paid per share of Seacoast Class A Stock for the indicated periods.

                                                            SALE PRICE PER
                                                               SHARE OF
                                                           SEACOAST CLASS A
                                                                STOCK         ANNUAL DIVIDENDS DECLARED
                                                           ----------------         PER SHARE OF
                                                            HIGH      LOW      SEACOAST CLASS A STOCK
                                                           ------   -------   -------------------------
1995
First Quarter............................................   19.25    16.25              $0.13
Second Quarter...........................................   19.50    17.75               0.13
Third Quarter............................................   22.50    18.00               0.13
Fourth Quarter...........................................   25.25    21.625              0.15
1996
First Quarter............................................   22.75    20.25               0.15
Second Quarter...........................................   22.75    21.00               0.15
Third Quarter............................................   24.00    21.75               0.15
Fourth Quarter...........................................   26.50    23.25               0.20
1997
First Quarter............................................   29.25    25.625              0.20
Second Quarter (through April 11, 1997)..................   27.75    26.75                 --

     On February 18, 1997, the last day prior to public announcement that Seacoast and PSHC had executed the Merger Agreement, the last reported sale price per share of Seacoast Class A Stock on the Nasdaq National Market was $28.75, and the resulting equivalent pro forma price per share of PSHC Common Stock was $28.74. On April 11, 1997, the last reported sale price per share of Seacoast Class A Stock on the Nasdaq National Market was $27.25, and the resulting equivalent pro forma price per share of PSHC Common Stock was $27.24. The equivalent per share price of a share of PSHC Common Stock at each specified date represents the closing sale price of a share of Seacoast Class A Stock on such date multiplied by the Estimated Stock Exchange Ratio.

     There is no established public trading market for the PSHC Common Stock, and no reliable information is available as to trades of such shares or the prices at which such shares have traded. Based upon the limited information available to it, PSHC believes that the following table sets forth the high and low prices paid for PSHC Common Stock for during past two years. PSHC has not declared or paid a cash dividend on PSHC Common Stock since March 1, 1994. The price ranges have been adjusted to reflect a 10% stock dividend paid on PSHC Common Stock paid by PSHC on February 16, 1995 and February 16, 1996.

                                                                 SALE PRICE
                                                                PER SHARE OF
                                                              PSHC COMMON STOCK
                                                              -----------------
                                                               HIGH       LOW
                                                              ------     ------
1995
------------------------------------------------------------
First Quarter...............................................  $14.00     $14.00
Second Quarter..............................................   15.00      14.25
Third Quarter...............................................   16.00      16.00
Fourth Quarter..............................................   17.00      16.00
1996
------------------------------------------------------------
First Quarter...............................................  $21.00     $17.00
Second Quarter..............................................   22.00      21.00
Third Quarter...............................................   22.00      22.00
Fourth Quarter..............................................   23.00      22.00
1997
------------------------------------------------------------
First Quarter...............................................  $23.00     $23.00
Second Quarter (through April 11)...........................   23.00      23.00

     To PSHC's knowledge, the most recent trade of PSHC Common Stock prior to February 18, 1997, the last day prior to public announcement that Seacoast and PSHC had executed the Merger Agreement, was 302 shares at $23.00 per share. To the knowledge of PSHC, there have been no trades since the announcement of the Merger.

     The foregoing information regarding PSHC Common Stock is provided for informational purposes only and, due to the absence of an active market for PSHC's shares, should not be viewed as indicative of the actual or market value of PSHC Common Stock.

     The holders of Seacoast Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Seacoast has paid regular quarterly cash dividends on its Class A Stock and its Class B Stock since 1983. Although Seacoast currently intends to continue to pay quarterly cash dividends on the Seacoast Class A Stock, the declaration and payment of dividends in the future will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors. PSHC has agreed, consistent with its recent practices, not to declare or pay any dividends during the pendency of the Merger. See "DESCRIPTION OF THE MERGER -- Conduct of the Business Pending the Merger."

     Seacoast and PSHC are each legal entities separate and distinct from their respective subsidiaries and their revenues depend in significant part on the payment of dividends from their respective subsidiary depository institutions. National banks, such as FNB and PSNB are subject to certain legal restrictions on the amount of dividends they are permitted to pay.

                                BUSINESS OF PSHC

GENERAL

     PSHC is a bank holding company headquartered in Port St. Lucie, Florida. PSNB, PSHC's wholly-owned subsidiary, operates three banking offices of in Florida. As of December 31, 1996, PSHC had total consolidated assets of approximately $130 million, total consolidated deposits of approximately $119 million, and total consolidated shareholders' equity of approximately $10 million. Through its banking subsidiary, PSNB, and its wholly-owned subsidiary, Spirit Mortgage Corp., PSHC offers a broad range of banking and banking-related services.

     PSHC was organized under the laws of the State of Florida and commenced operations in 1989 with the acquisition of PSNB. Additional information with respect to PSHC and its subsidiaries is included in documents incorporated by reference in this Joint Proxy Statement. PSHC's principal executive offices are located at 1100 S.W. St. Lucie West Boulevard, Port St. Lucie, Florida 34986, and its telephone number at such address is (561) 340-2242. See "AVAILABLE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

                              BUSINESS OF SEACOAST

GENERAL

     Seacoast is a bank holding company headquartered in Stuart, Florida with 19 banking offices in Florida. As of December 31, 1996, Seacoast had total consolidated assets of approximately $808 million, total consolidated deposits of approximately $693 million, and total consolidated shareholders' equity of approximately $67 million. Through its direct and indirect subsidiaries, Seacoast offers a broad range of banking and banking-related services, including securities brokerage.

     Seacoast was organized under the laws of the State of Florida and commenced operations in 1983. Seacoast's principal executive offices are located at 815 Colorado Avenue, Stuart, Florida 34994, and its telephone number at such address is (561) 287-4000.

     Seacoast continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Seacoast might undertake may be material, in terms of assets acquired or liabilities assumed, to Seacoast's financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

     Additional information about Seacoast and its subsidiaries is included in documents incorporated by reference in this Joint Proxy Statement. See "AVAILABLE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

                        PRO FORMA FINANCIAL INFORMATION

             PRO FORMA COMBINED BALANCE SHEET FOR SEACOAST AND PSHC
                               DECEMBER 31, 1996
                                  (UNAUDITED)

    The following unaudited pro forma combined balance sheet presents (i) the historical unaudited consolidated balance sheets of Seacoast and PSHC at December 31, 1996, and (ii) the pro forma combined balance sheet of Seacoast at December 31, 1996, giving effect to the Merger, assuming such acquisition is accounted for as a pooling-of-interests. This pro forma balance sheet includes pro forma adjustments related to the issuance of 900,000 shares of Seacoast Class A Stock. The unaudited pro forma combined balance sheet should be read in conjunction with the historical consolidated financial statements of Seacoast and PSHC, including the respective notes thereto, which are incorporated by reference in this Joint Proxy Statement, and the unaudited pro forma financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement. See "DOCUMENTS INCORPORATED BY REFERENCE,"
"SUMMARY -- Comparative Per Share Data," and "-- Summary Pro Forma Financial Data." The pro forma combined balance sheet is not necessarily indicative of the combined financial position that actually would have occurred if the Merger had been consummated at the date indicated or which may be obtained in the future.

                                                     DECEMBER 31, 1996        ADJUSTMENTS
                                                    -------------------   --------------------    PRO FORMA
                                                    SEACOAST     PSHC      DEBIT       CREDIT     COMBINED
                                                    --------   --------   --------    --------    ---------
                                                                    (DOLLARS IN THOUSANDS)
ASSETS
Cash & Due from Banks.............................  $ 24,340   $  5,018                           $ 29,358
Federal Funds Sold................................    76,250      4,400                             80,650
Securities:
  At Market.......................................   159,133     10,757                            169,890
  At Amortized Cost...............................    49,667      3,612                             53,279
                                                    --------   --------                           --------
         Total Securities.........................   208,800     14,369                            223,169
Loans, Net of Unearned Income.....................   471,597    101,171                            572,768
  Less Allowance for Loan Losses..................     4,286      1,371                              5,657
                                                    --------   --------                           --------
         Net Loans................................   467,311     99,800                            567,111
Bank Premises and Equipment.......................    16,110      1,103                             17,213
Other Real Estate Owned...........................     1,011         53                              1,064
Goodwill..........................................     3,882          0                              3,882
Core Deposit Intangibles..........................     1,975          0                              1,975
Other Assets(1)...................................     8,729      5,350                             14,079
                                                    --------   --------   --------    --------    --------
         Total Assets.............................  $808,408   $130,093         --          --    $938,501
                                                    ========   ========   ========    ========    ========
LIABILITIES & SHAREHOLDERS' EQUITY
Demand Deposits...................................  $118,441   $ 19,582                           $138,023
Savings Deposits (including NOW, Savings & Money
  Market Accounts)................................   277,184     44,043                            321,227
Other Time Deposits...............................   250,239     45,861                            296,100
Time Certificates of $100,000 or More.............    46,893      9,250                             56,143
                                                    --------   --------                           --------
         Total Deposits...........................   692,757    118,736                            811,493
Federal Funds Purchased and Securities Sold Under
  Agreement to Repurchase.........................    45,088          0                             45,088
Other Liabilities.................................     3,794      1,131                              4,925
                                                    --------   --------                           --------
         Total Liabilities........................   741,639    119,867                            861,506
Preferred Stock...................................         0          0                                  0
Common Stock......................................       429          7          7(3)       90(2)      519
Additional Paid-In Capital........................    18,612      8,401         90(2)        7(3)   26,930
Retained Earnings.................................    50,121      1,970                             52,091
Treasury Stock....................................      (911)                                         (911)
                                                    --------   --------   --------    --------    --------
                                                      68,251     10,378         97          97      78,629
Securities Valuation Equity (Allowance)...........    (1,482)      (152)                            (1,634)
                                                    --------   --------   --------    --------    --------
         Total Shareholders' Equity...............    66,769     10,226                             76,995
                                                    --------   --------   --------    --------    --------
         Total Liabilities and Shareholders'
           Equity.................................  $808,408   $130,093         --          --    $938,501
                                                    ========   ========   ========    ========    ========

---------------

(1) Includes loans held for sale.
(2) Represents an entry to record the par value of the shares of Seacoast Class A Stock to be issued to be the stockholders and warrant holders of PSHC which will be accounted for under the pooling-of-interest method of accounting.
(3) Represents an entry to reclassify the historical common stock balances of PSHC to additional paid in capital.

                  PRO FORMA COMBINED STATEMENTS OF INCOME FOR
                               SEACOAST AND PSHC
                                  (UNAUDITED)

     The following unaudited pro forma combined statements of income have been prepared for each of the three years in the period ended December 31, 1996, and give effect to the Merger, assuming such acquisition is accounted for as a pooling-of-interests. The following pro forma combined statements of income present the pro forma results of continuing operations of Seacoast as if the acquisition of PSHC had been consummated at the beginning of the period presented. The unaudited pro forma combined statements of income should be read in conjunction with the historical consolidated financial statements of Seacoast and PSHC, including the respective notes thereto, which are incorporated by reference in this Joint Proxy Statement, and the unaudited consolidated historical and the unaudited pro forma financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement. See "DOCUMENTS INCORPORATED BY REFERENCE," "SUMMARY -- Comparative Per Share Data," and
"-- Selected Condensed Consolidated Pro Forma Financial Data."

     The unaudited pro forma income from continuing operations per common and common equivalent share is based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of warrants and options. In computing the unaudited pro forma income from continuing operations per common share and common equivalent share, Seacoast utilizes the Treasury Stock method.

     The pro forma combined statements of income are not necessarily indicative of the results that actually would have occurred if the Merger been consummated at the dates indicated or which may be obtained in the future.

                                          DECEMBER 31, 1996        ADJUSTMENTS
                                         -------------------    ------------------    PRO FORMA
                                         SEACOAST      PSHC      DEBIT     CREDIT     COMBINED
                                         ---------    ------    -------    -------    ---------
Interest on Investments................  $  12,875    $1,018                          $  13,893
Interest and Fees on Loans.............     37,655     8,245                             45,900
Interest on Federal Funds Sold.........      1,292       190                              1,482
                                         ---------    ------                          ---------
          Total Interest Income........     51,822     9,453                             61,275
Interest on Deposits...................     19,976     4,318                             24,294
Interest on Borrowed Funds.............        744        14                                758
                                         ---------    ------                          ---------
          Total Interest Expense.......     20,720     4,332                             25,052
  Net Interest Income..................     31,102     5,121                             36,223
Provision for Loan Losses..............        450       640                              1,090
                                         ---------    ------                          ---------
  Net Interest Income After Provision
     for Loan Losses...................     30,652     4,481                             35,133
Noninterest Income.....................      8,714     1,053                              9,767
Securities Gains(1)....................         72       568                                640
                                         ---------    ------                          ---------
          Total Noninterest Income.....      8,786     1,621                             10,407
Noninterest Expenses...................     27,517     4,251                             31,768
Income Before Income Taxes.............     11,921     1,851                             13,772
Provision for Income Taxes.............      4,312       621                              4,933
                                         ---------    ------    -------    -------    ---------
Net Income.............................  $   7,609    $1,230         --         --    $   8,839
                                         =========    ======    =======    =======    =========
Per Share Common Stock Net Income......  $    1.77                                    $    1.70
Average Shares Outstanding.............  4,304,962                         900,000(2) 5,204,962

                                          DECEMBER 31, 1995        ADJUSTMENTS
                                         -------------------    ------------------    PRO FORMA
                                         SEACOAST      PSHC      DEBIT     CREDIT     COMBINED
                                         ---------    ------    -------    -------    ---------
Interest on Investments................  $  15,117    $1,752                          $  16,869
Interest and Fees on Loans.............     30,707     6,188                             36,895
Interest on Federal Funds Sold.........      2,327       169                              2,496
                                         ---------    ------                          ---------
          Total Interest Income........     48,151     8,109                             56,260
Interest on Deposits...................     20,702     4,114                             24,816
Interest on Borrowed Funds.............        359        50                                409
                                         ---------    ------                          ---------
          Total Interest Expense.......     21,061     4,164                             25,225
  Net Interest Income..................     27,090     3,945                             31,035
Provision for Loan Losses..............        250       206                                456
                                         ---------    ------                          ---------
  Net Interest Income After Provision
     for Loan Losses...................     26,840    $3,739                             30,579
Noninterest Income.....................      7,517       907                              8,424
Securities Gains(1)....................        480       264                                744
                                         ---------    ------                          ---------
          Total Noninterest Income.....      7,997     1,171                              9,168
Noninterest Expenses...................     24,246     3,520                             27,766
                                         ---------    ------                          ---------
Income Before Income Taxes ............     10,591     1,390                             11,981
Provision for Income Taxes ............      3,765       443                              4,208
                                         ---------    ------    -------    -------    ---------
Net Income.............................  $   6,826    $  947         --         --    $   7,773
                                         =========    ======    =======    =======    =========
Per Share Common Stock Net Income......  $    1.58                                    $    1.49
Average Shares Outstanding.............  4,309,590                         900,000(2) 5,209,590

                                          DECEMBER 31, 1994        ADJUSTMENTS
                                         -------------------    ------------------    PRO FORMA
                                         SEACOAST      PSHC      DEBIT     CREDIT     COMBINED
                                         ---------    ------    -------    -------    ---------
Interest on Investments................  $  16,630    $1,815                          $  18,445
Interest and Fees on Loans.............     21,782     3,868                             25,650
Interest on Federal Funds Sold.........        629        37                                666
                                         ---------    ------                          ---------
          Total Interest Income........     39,041     5,720                             44,761
Interest on Deposits...................     13,572     2,049                             15,621
Interest on Borrowed Funds.............        269       113                                382
                                         ---------    ------                          ---------
          Total Interest Expense.......     13,841     2,162                             16,003
  Net Interest Income..................     25,200     3,558                             28,758
Provision for Loan Losses..............        145       163                                308
                                         ---------    ------                          ---------
  Net Interest Income After Provision
     for Loan Losses...................     25,055     3,395                             28,450
Noninterest Income.....................      6,475       695                              7,170
Securities Gains(1)....................        752        61                                813
                                         ---------    ------                          ---------
          Total Noninterest Income.....      7,227       756                              7,983
Noninterest Expenses...................     23,005     2,679                             25,684
                                         ---------    ------                          ---------
Income Before Income Taxes.............      9,277     1,472                             10,749
Provision for Income Taxes.............      3,091       471                              3,562
                                         ---------    ------    -------    -------    ---------
Net Income.............................  $   6,186    $1,001         --         --    $   7,187
                                         =========    ======    =======    =======    =========
Per Share Common Stock Net Income......  $    1.44                                    $    1.38
Average Shares Outstanding.............  4,305,592                         900,000(2) 5,205,592

---------------

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements

(1) Includes gains on loans held for sale.
(2) Includes the weighted average effect of shares and common share equivalents to be issued in the transaction.

                         ELECTION OF SEACOAST DIRECTORS

GENERAL

     The Seacoast Annual Meeting is also being held to reelect eight directors of Seacoast to serve a one-year term of office expiring at the 1998 Annual Meeting of Shareholders and until their successors have been elected and qualified. All of the nominees are presently directors of Seacoast and have served as directors of Seacoast since its inception in 1983, except Dennis S. Hudson, III, who was first elected a director in 1984. All of the nominees also serve as directors of Seacoast's banking subsidiary, FNB. The members of the Boards of Directors of FNB and Seacoast are the same except for Stephen E. Bohner, Marian B. Monroe and A. Douglas Gilbert, who are members of FNB's Board only. The Seacoast Board of Directors has been fixed at 10 persons. In addition to the eight directors to be elected at the Annual Meeting, the remaining two vacancies are expected to be filled by Messrs. Furst and Fogal following the Merger's Effective Time. See "DESCRIPTION OF THE MERGER -- Management and Operations after the Merger" and "-- Interest of Certain Persons in the Merger" and "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS -- Classified Board of Directors and Absence of Cumulative Voting."

     All shares represented by valid Proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the Proxies will be voted for the election of the eight nominees listed below. In the event that any nominee is unable to serve (which is not anticipated), the persons designated as Proxies will cast votes for the remaining nominees and for such replacements, if any, as may be nominated by Seacoast's Board of Directors acting as the Nominating Committee. Proxies cannot be voted for a greater number of persons than the number of nominees specified herein (eight persons).

     The affirmative vote of the holders of shares of Seacoast Common Stock representing a plurality of the votes cast at the Annual Meeting at which a quorum is present, is required for the reelection of the directors listed below.

     THE NOMINEES HAVE BEEN NOMINATED BY SEACOAST'S BOARD OF DIRECTORS AND THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE REELECTION OF ALL EIGHT NOMINEES LISTED BELOW.

     The following table sets forth the name and age of each nominee and each senior executive officer of Seacoast who is not a director or nominee, the year in which he was first elected a director or executive officer, as the case may be, a description of his position and offices with Seacoast or FNB, if any, a brief description of his principal occupation and business experience during at least the last five years, directorships presently held by him in companies other than Seacoast with registered securities, and certain other information including the number of shares of Seacoast Class A Stock and Class B Stock beneficially owned by him on April 14, 1997. In addition, if the acquisition of PSHC described herein is consummated then it is anticipated that Jeffrey S. Furst and Christopher E. Fogal, current directors of PSHC, will be added to the Board of Directors of Seacoast and FNB and that J. Hal Roberts will become an executive officer of Seacoast and FNB. See "DESCRIPTION OF THE
MERGER -- Management and Operations after the Merger" and "-- Information About the Board of Directors and Its Committees."

                                                                          SHARES OF COMMON STOCK
                                                                          BENEFICIALLY OWNED AND
NAME, AGE AND YEAR                                                         PERCENTAGE OF COMMON
FIRST ELECTED OR                                                           STOCK OUTSTANDING(1)
APPOINTED A DIRECTOR                                                      ----------------------
OR EXECUTIVE OFFICER                   INFORMATION ABOUT NOMINEE          CLASS A        CLASS B
--------------------                   -------------------------          -------        -------
NOMINEES:
Jeffrey C. Bruner (46)........  Mr. Bruner has been a self-employed real    7,140(2)(4)       90(3)(4)
  1983                            estate investor in Stuart, Florida
                                  since 1972.

                                                                          SHARES OF COMMON STOCK
                                                                          BENEFICIALLY OWNED AND
NAME, AGE AND YEAR                                                         PERCENTAGE OF COMMON
FIRST ELECTED OR                                                           STOCK OUTSTANDING(1)
APPOINTED A DIRECTOR                                                      ----------------------
OR EXECUTIVE OFFICER                   INFORMATION ABOUT NOMINEE          CLASS A        CLASS B
--------------------                   -------------------------          -------        -------
John H. Crane (67)............  Mr. Crane has been President of Krauss &   12,870(4)(5)       --
  1983                            Crane, Inc., an electrical contracting
                                  firm located in Stuart, Florida, since
                                  1957, and Vice President of C&W Fish
                                  Company, Inc., a fish processing plant
                                  located in the Stuart, Florida area,
                                  since 1982.
Evans Crary, Jr. (67).........  Mr. Crary has served as a member of         4,597(4)(6)    1,665(4)
  1983                            Crary, Buchanan, Bowdish, Bovie, Lord,
                                  Roby & Evans, Chartered, a law firm
                                  located in Stuart, Florida, since
                                  1993, and prior thereto he served as
                                  President and a shareholder of the law
                                  firm since 1974. Mr. Crary has
                                  practiced law in Stuart, Florida since
                                  1952.
Dale M. Hudson (62)...........  Mr. Hudson was named Chief Executive      440,804(8)     154,151(9)
  1983(7)                         Officer of Seacoast in 1992 and has       11.16%         40.08%
                                  served as President of Seacoast since
                                  1990. He was named Chairman of the
                                  Board of FNB in September 1992 after
                                  serving as Vice Chairman and President
                                  of FNB since 1978.
Dennis S. Hudson, Jr. (69)....  Mr. Hudson was named Chairman of the      310,039(10)    125,753(11)
  1983(7)                         Board of Seacoast in 1990. He served       7.85%         32.69%
                                  as Chief Executive Officer of Seacoast
                                  from 1983 until 1992 and Chairman of
                                  FNB from 1969 until 1992.
Dennis S. Hudson, III (41)....  Mr. Hudson has served as Executive Vice    35,800(4)(12)   8,052
  1984(7)                         President and Chief Operating Officer                     2.09%
                                  of Seacoast since 1990 and President
                                  and Chief Executive Officer of FNB
                                  since 1992. Prior thereto, he served
                                  as Executive Vice President and Chief
                                  Operating Officer of FNB from 1990 to
                                  1992, and Senior Vice President of FNB
                                  from 1983 to 1990.
John R. Santarsiero, Jr. (52).  Mr. Santarsiero is a private investor       3,198(4)         300(4)
  1983                            and former owner of an automobile
                                  dealership located in Stuart, Florida.
Thomas H. Thurlow, Jr. (60)...  Mr. Thurlow has been an officer and a       4,725(4)(13)      --
  1983(7)                         director of Thurlow & Smith, P. A., a
                                  law firm located in Stuart, Florida,
                                  since 1981 and has practiced law in
                                  Stuart, Florida since 1961.

                                                                          SHARES OF COMMON STOCK
                                                                          BENEFICIALLY OWNED AND
NAME, AGE AND YEAR                                                         PERCENTAGE OF COMMON
FIRST ELECTED OR                                                           STOCK OUTSTANDING(1)
APPOINTED A DIRECTOR                                                      ----------------------
OR EXECUTIVE OFFICER                   INFORMATION ABOUT NOMINEE          CLASS A        CLASS B
--------------------                   -------------------------          -------        -------
EXECUTIVE OFFICERS WHO ARE NOT ALSO NOMINEES OR DIRECTORS:
A. Douglas Gilbert (56).......  Mr. Gilbert has served as Executive Vice   24,886(4)(14)      --
  1990                            President and Chief Credit Officer of
                                  Seacoast since July 1990, and also has
                                  served as Chief Banking Officer from
                                  September 1992 to October 1995. Mr.
                                  Gilbert was named Executive Vice
                                  President and Chief Operating and
                                  Credit Officer of FNB in October 1994.
                                  Prior thereto, he served as Executive
                                  Vice President and Chief Banking and
                                  Credit Officer of FNB from 1992 to
                                  1994, and Executive Vice President and
                                  Chief Credit Officer of FNB from 1990
                                  to 1992.
C. William Curtis, Jr. (58)...  Mr. Curtis has served as Executive Vice     2,500(4)          --
  1995                            President and Chief Banking Officer of
                                  Seacoast and FNB since October 1995.
                                  Prior thereto, Mr. Curtis was Area
                                  President of First Union Bank in
                                  Sarasota and Manatee Counties, a $970
                                  million banking unit with 21 offices.
                                  He served as Senior Marketing Officer
                                  for Florida National Banks of Florida,
                                  Inc. for 10 years prior to coming to
                                  the Treasure Coast as President of
                                  Florida National Bank in Indian River
                                  County from 1985 to 1989.
William R. Hahl (48)..........  Mr. Hahl has been Senior Vice              19,000(4)(15)      --
  1990                            President/Finance Group and Chief
                                  Financial Officer of Seacoast and FNB
                                  since July 1990.
Nominees and executive
  officers as a group (11
  persons)(16)................                                            865,559        290,011
                                                                             21.9%         75.40%

---------------

 (1) Information relating to beneficial ownership of Common Stock by directors is based upon information furnished by each person using "beneficial ownership" concepts set forth in rules of the SEC under the Exchange Act. Under such rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial ownership. Accordingly, nominees are named as beneficial owners of shares as to which they may disclaim any beneficial interest. Except as indicated in other notes to this table describing special relationships with other persons and specifying shared voting or investment power, directors possess sole voting and investment power with respect to all shares of Common Stock set forth opposite their names.
 (2) Includes 180 shares held jointly with Mr. Bruner's wife, 2,150 shares held by Mr. Bruner as custodian for his son, and 4,000 shares held by Mr. Bruner as custodian for his two nephews as to which shares Mr. Bruner may be deemed to share voting and investment power.
 (3) Includes 90 shares held jointly with Mr. Bruner's wife as to which shares Mr. Bruner may be deemed to share voting and investment power.
 (4) Less than 1%.
 (5) Includes 3,510 shares held by Mr. Crane's wife, as to which shares Mr. Crane may be deemed to share voting and investment power.
 (6) Includes 1,268 shares held by the trustee for the IRA of Mr. Crary.
 (7) Dennis S. Hudson, Jr. and Dale M. Hudson are brothers. Dale M. Hudson is married to the sister of Thomas H. Thurlow, Jr. Dennis S. Hudson, III is the son of Dennis S. Hudson, Jr. and the nephew of Dale M. Hudson.
 (8) Includes 24,025 shares held by Mr. Hudson's wife, 41,297 shares held jointly with Mr. Hudson's wife, and 72,387 shares held by Mr. Hudson's three children, as to which shares Mr. Hudson may be deemed to share voting and investment power.
 (9) Includes 3,960 shares held by Mr. Hudson's wife, 20,649 shares held jointly with Mr. Hudson's wife, and 9,543 shares held by Mr. Hudson's three children, as to which shares Mr. Hudson may be deemed to share voting and investment power.
(10) Includes 47,417 shares held by Mr. Hudson's wife, 18,780 shares held by Mr. Hudson's three children, as to which shares Mr. Hudson may be deemed to share voting and investment power and as to which Mr. Hudson disclaims beneficial ownership.
(11) Includes 23,709 shares held by Mr. Hudson's wife, 6,270 shares held by Mr. Hudson's three children, as to which shares Mr. Hudson may be deemed to share voting and investment power and as to which Mr. Hudson disclaims beneficial ownership.
(12) Includes 44 shares held by Mr. Hudson's two sons, as to which shares Mr. Hudson may be deemed to share voting and investment power, and 33,000 shares that Mr. Hudson has the right to acquire by exercising options that are exercisable within 60 days after the Seacoast Record Date.
(13) Includes 1,575 shares owned by Mr. Thurlow's wife and 1,575 shares held by Mr. Thurlow's three children, as to which shares Mr. Thurlow may be deemed to share voting and investment power.
(14) Includes 200 shares held in Mr. Gilbert's IRA and 23,000 shares that Mr. Gilbert has the right to acquire by exercising options that are exercisable within 60 days after the Seacoast Record Date.
(15) Includes 19,000 shares that Mr. Hahl has the right to acquire by exercising options that are exercisable within 60 days after the Seacoast Record Date.
(16) The percentage of Seacoast Class A Stock that will be owned by Seacoast directors and executive officers at the Effective Time does not include shares of Seacoast Class A Stock that Messrs. Jeffrey S. Furst, Christopher
     E. Fogal and J. Hal Roberts, Jr. will receive in the Merger. Messrs. Furst and Fogal are expected to be elected to the Seacoast and FNB Boards of Directors following the Effective Time and Mr. Roberts will become an executive officer of Seacoast following the Effective Time. Mr. Furst presently beneficially owns 29,100 shares of PSHC Common Stock and 21,175 PSHC Warrants. Mr. Fogal presently beneficially owns 12,100 shares of PSHC Common Stock and 12,100 PSHC Warrants. Mr. Roberts presently beneficially owns 20,896 shares of PSHC Common Stock, 11,495 PSHC Warrants and 24,200 vested PSHC Stock Options. Based on the Estimated Stock Exchange Ratio of .9996 and the Estimated Warrant Exchange Ratio of .6965, Mr. Furst will have the opportunity to convert the PSHC Common Stock and PSHC Warrants which he beneficially owns into an aggregate of approximately 43,836 shares of Seacoast Class A Stock (representing approximately 0.93% of the shares of Seacoast Class A stock expected to be outstanding after the Merger) at the Effective Time. Similarly, Mr. Fogal will have the opportunity to convert the PSHC Common Stock and PSHC Warrants which he beneficially owns into an aggregate of approximately 20,522 shares of Seacoast Class A Stock (representing approximately 0.4% of the shares of Seacoast Class A Stock expected to be outstanding after the Merger). Mr. Roberts will have the opportunity to convert the PSHC Common Stock, PSHC Warrants, and PSHC Stock Options which he beneficially owns into an aggregate amount of approximately 53,083 shares of Seacoast Class A Stock (representing approximately 1.0% of the shares of Seacoast Class A Stock expected to be outstanding after the Merger).

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors of Seacoast held eight meetings during 1996. All of the directors attended at least 75% of the total number of meetings of the Board of Directors and meetings of the Board committees on which they served for Seacoast and FNB. Seacoast's Board of Directors has two standing committees: the Salary and Benefits Committee and the Audit Committee, both of which serve the same functions for FNB.

     In addition, FNB's Board of Directors has the following standing committees separate from Seacoast: Executive Committee, Investment Committee, Trust Committee and the Directors Loan Committee. Such committees perform those duties customarily performed by similar committees at other financial institutions.

     Seacoast's Salary and Benefits Committee is comprised of Messrs. Crary (Chairman), Bruner, Dennis S. Hudson, Jr. and Santarsiero and Ms. Marian Monroe. This Committee has the authority to determine the compensation of Seacoast's executive officers and employees, and administers various of Seacoast's benefit and incentive plans. This Committee has the power to interpret the provisions of Seacoast's Pension Plan, Profit Sharing Plan, Employee Stock Purchase Plan, the Seacoast Banking Corporation of Florida 1991 Stock Option and Stock Appreciation Right Plan (the "1991 Incentive Plan") and the Seacoast Banking Corporation of Florida 1996 Long-Term Incentive Plan (the "1996 Incentive Plan"). Two meetings were held by this Committee in 1996. See "-- Salary and Benefits Committee Report."

     The Audit Committee recommends on an annual basis to the Board of Directors a public accounting firm to be engaged as independent auditors for Seacoast for the next fiscal year, reviews the plan for the audit engagement, and reviews financial statements, the internal audit plans and reports financial reporting procedures and reports of regulatory authorities. This Committee periodically reports to the Board of Directors. This Committee is comprised of Messrs. Bruner (Chairman), Crane and Santarsiero and it held five meetings in 1996.

     The entire Board of Directors serves as the Nominating Committee for the purpose of nominating persons to serve on the Board of Directors. While nominees recommended by shareholders may be considered, this Committee has not actively solicited recommendations nor established any procedures for this purpose. The Board held one meeting in its capacity as the Nominating Committee during 1996.

     Board members who are not executive officers of Seacoast are paid an annual retainer of $15,000 for their service as directors of Seacoast and its subsidiaries. In addition to the annual retainers, outside Board members receive $500 for each Board meeting attended, $500 for each committee meeting attended and $600 for each committee meeting chaired.

EXECUTIVE OFFICERS

     Executive officers are appointed annually at the organizational meeting of the respective Boards of Directors of Seacoast and FNB following the annual meetings of shareholders, to serve until the next annual meeting and until successors are chosen and qualified. The table set forth under "ELECTION OF DIRECTORS -- General" lists the nominees for election to the Board of Directors as well as the named executive officers of Seacoast and FNB who are not nominees to or members of the Board of Directors, their ages and respective offices held by them, the period each such position has been held, a brief account of their business experience for at least the past five years, and the number of shares of Seacoast Common Stock beneficially owned by each of them on April 14, 1997.

COMPENSATION OF EXECUTIVE OFFICERS

     Under rules established by the SEC, Seacoast is required to provide certain data and information in regard to the compensation and benefits provided to its chief executive officer and other executive officers, including the four other highly compensated executive officers (collectively, these officers are referred to as the "named executive officers"). The disclosure requirements for the named executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting these individuals.

     The following report reflects Seacoast's compensation philosophy as endorsed by the Board of Directors and the Salary and Benefits Committee and resulting actions taken by Seacoast for the reporting periods shown in the various compensation tables supporting the report. The Salary and Benefits Committee either approves or recommends to the Board of Directors payment amounts and award levels for executive officers of Seacoast and its subsidiaries.

SALARY AND BENEFITS COMMITTEE REPORT

  General.

     During 1996, the Salary and Benefits Committee of the Board of Directors was composed of five members, four of whom are not officers or employees of Seacoast or FNB. The Board of Directors designates the members and Chairman of such Committee.

  Compensation Policy.

     The policies that govern the Salary and Benefits Committee's executive compensation decisions are designed to align changes in total compensation with changes in the value created for Seacoast's shareholders. The Salary and Benefits Committee believes that compensation of executive officers and others should be directly linked to Seacoast's operating performance and that achievement of performance objectives over time is the primary determinant of share price.

     The underlying objectives of the Salary and Benefits Committee's compensation strategy are to establish incentives for certain executives and others to achieve and maintain short-term and long-term operating performance goals for Seacoast, to link executive and shareholder interests through equity-based plans, and to provide a compensation package that recognizes individual contributions as well as overall business results. At Seacoast, pay for performance relating to executive officer compensation comprises three areas: base salary, cash based short-term annual incentives, and long-term stock and cash incentives.

  Base Salary and Increases.

     In establishing executive officer salaries and increases, the Committee considers individual annual performance and the relationship of total compensation to the defined salary market. The decision to increase base pay is recommended by the Chief Executive Officer and approved by the Salary and Benefits Committee using performance results documented and measured annually through a formal management-by-objectives ("MBO") program. Information regarding salaries paid in the market is obtained through formal salary surveys and other means and is used in the decision process to ensure competitiveness with Seacoast's peers and competitors. Seacoast's general philosophy is to provide base pay competitive with the market, and to reward individual performance while positioning salaries consistent with Seacoast's performance.

  Short-Term Incentives.

     Seacoast's Key Manager Incentive Plan is a primary strategy to align short-term cash compensation with individual performance and performance for the shareholders. Funding for this annual incentive plan is dependent on Seacoast first attaining defined performance thresholds for return on assets and earnings per share. Once this threshold is attained, the Salary and Benefits Committee, using recommendations from FNB's Chief Executive Officer, approves awards to those officers who have made superior contributions to Seacoast's profitability as measured and reported through individual performance goals established at the beginning of the year. As specified in the plan, the payout schedule is designed to pay a smaller number of officers the highest level of funded cash incentives to ensure that a meaningful reward is provided to the organization's top performers. This philosophy better controls overall compensation expenses by reducing the need for significant annual base salary increases as a reward for past performance, and places more emphasis on annual profitability and the potential rewards associated with future performance. Salary market information is used to establish competitive rewards that are adequate in size to motivate strong individual performance during the year. The Key Manager Incentive Plan paid an aggregate of $512,810 in 1996, which was distributed among 18 persons.

  Long-Term Incentives.

     Long-term incentive awards have been made under the 1991 Incentive Plan and the 1996 Incentive Plan. Stock options granted under the plan are designed to motivate sustained high levels of individual performance and align the interests of key employees with those of Seacoast's shareholders by rewarding capital appreciation and earnings growth. Upon the recommendation of the Chief Executive Officer, and subject to approval by the Salary and Benefits Committee, stock options are awarded annually to those key officers whose performance during the year has made a significant contribution to Seacoast's long-term growth. In addition, during 1996, restricted stock awards totaling 5,000 shares of Seacoast Class A Stock were granted outside of the 1991 Incentive Plan and 1996 Incentive Plan to retain executive officers of FNB.

  Deduction Limit.

     At this time, because of its compensation levels, Seacoast does not appear to be at risk of losing deductions under Section 162(m) of the Code, which generally establishes, with certain exceptions, a $1 million deduction limit on executive compensation for all publicly held companies. As a result, Seacoast has not established a formal policy regarding such limit, but will evaluate the necessity for developing such a policy in the future.

  Chief Executive Pay.

     The Salary and Benefits Committee formally reviews the compensation paid to the Chief Executive Officers of Seacoast and FNB during the first quarter of each year. Final approval of chief executive compensation is made by the Board of Directors. Changes in base salary and the awarding of cash and stock incentives are based on overall financial performance and profitability related to objectives stated in Seacoast's strategic performance plan and the initiatives taken to direct Seacoast. In addition, utilizing published surveys, databases, and proxy data, including, for example, public information compiled from the SNL Executive Compensation Report (the "Survey Data"), the Salary and Benefits Committee surveyed the total compensation of chief executive officers of comparable-sized financial institutions located in comparable markets from across the nation, as well as of locally-based banks and thrifts. While there is likely to be a substantial overlap between the financial institutions included in the Survey Data and the banks and thrifts represented in the Nasdaq Bank Index line on the shareholder return performance graph, below, the groups are not exactly the same. The Compensation and Benefits Committee believes that the most direct competitors for executive talent are not necessarily the same as the companies that would be included in the published industry index established for comparing shareholder returns.

     After reviewing survey data, the salary for Mr. Dennis S. Hudson, III, Chief Executive Officer of FNB, was increased by $20,000 to $255,000 annually, the annual salary for Mr. Dale M. Hudson, Chief Executive Officer for Seacoast, was increased by $7,750 to $162,750, and the salary for Dennis S. Hudson, Jr., Chairman of the Board of Seacoast was not increased, which maintained their respective total compensation at the median of the comparative groups. Based on specific accomplishments and the overall financial performance of Seacoast including the achievement of above targeted performance goals in 1996, Mr. Hudson, III was awarded a cash incentive award of $94,500 under the Key Manager Incentive Plan.

  Summary.

     In summary, the Salary and Benefits Committee believes that Seacoast's compensation program is reasonable and competitive with compensation paid by other financial institutions of similar size. The program is designed to reward managers for strong personal, company and share value performance. The Salary and Benefits Committee monitors the various guidelines that make up the program and reserves the right to adjust them as necessary to continue to meet the objectives of Seacoast and its shareholders.

           Evans Crary, Jr., Chairman
           Jeffrey C. Bruner
           Dennis S. Hudson, Jr.
           Marian B. Monroe
           John R. Santarsiero, Jr.

     The table below sets forth certain elements of compensation for the named executive officers of Seacoast or FNB for the periods indicated.

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM COMPENSATION
                                                                -----------------------------
                                                                                  SECURITIES        ALL
                                                                 RESTRICTED       UNDERLYING       OTHER
                                YEAR    SALARY      BONUS       STOCK AWARDS     OPTIONS/SARS   COMPENSATION
NAME AND PRINCIPAL POSITION(A)  (B)     ($)(C)    ($)(1)(D)        ($)(F)           (#)(G)         ($)(I)
------------------------------  ----   --------   ---------     ------------     ------------   ------------
Dennis S. Hudson, Jr..........  1996   $144,885         --              --              --        $14,936(2)
  Chairman of the Board of      1995    145,698         --              --              --         14,996
  Seacoast                      1994    144,130         --              --              --         13,841
Dale M. Hudson................  1996   $161,027         --              --              --        $16,932(3)
  President & Chief             1995    144,676         --              --              --         15,495
  Executive Officer of          1994    141,859         --              --              --         16,549
  Seacoast, Chairman of FNB
Dennis S. Hudson, III.........  1996   $236,388    $94,500              --           6,000        $27,546(4)
  Executive Vice President      1995    223,760     73,000              --           6,000         20,187
  & Chief Operating Officer     1994    189,120     35,000              --              --         17,692
  of Seacoast, President &
  Chief Executive Officer of
  FNB
A. Douglas Gilbert............  1996   $215,839    $94,500              --           6,000        $22,247(6)
  Executive Vice President      1995    202,038     70,000        $183,100(5)        6,000         20,412
  & Chief Banking &             1994    178,409     35,000(5)           --              --         18,359
  Credit Officer of Seacoast,
  Executive Vice President &
  Chief Operating & Credit
  Officer of FNB
C. William Curtis, Jr.........  1996   $169,756    $64,000        $111,250(8)       11,000        $11,572(10)
  Executive Vice President      1995     57,624     90,000(7)      108,750(9)           --            206
  & Chief Banking Officer       1994         --         --              --              --             --
  of FNB

                                                                   LONG-TERM COMPENSATION
                                                                -----------------------------
                                                                                  SECURITIES        ALL
                                                                 RESTRICTED       UNDERLYING       OTHER
                                YEAR    SALARY      BONUS       STOCK AWARDS     OPTIONS/SARS   COMPENSATION
NAME AND PRINCIPAL POSITION(A)  (B)     ($)(C)    ($)(1)(D)        ($)(F)           (#)(G)         ($)(I)
------------------------------  ----   --------   ---------     ------------     ------------   ------------
William R. Hahl...............  1996   $149,131    $30,000              --           4,000        $16,400(11)
  Senior Vice President         1995    142,492     30,000              --           5,000         15,792
  & Chief Financial Officer     1994    134,124     15,000              --              --         16,399
  of Seacoast and FNB

---------------

 (1) Incentive cash compensation paid for results achieved during the applicable fiscal year in accordance with the Key Manager Incentive Plan as well as certain other bonuses related to performance or deemed necessary to attract new management. See "-- Salary and Benefits Committee Report."

 (2) This includes $2,406 in insurance premiums paid by Seacoast on group term life insurance benefits in excess of $50,000 ("excess life insurance benefits"), $7,323 in employer matching contributions to the Profit Sharing Plan, $2,017 in profit sharing, $2,690 in employer discretionary retirement contributions, and $500 paid by the employer into the Code Section 125 Cafeteria Plan (the "Cafeteria Plan").

 (3) This includes $2,406 in excess life insurance benefits, $8,601 in employer matching contributions to the Profit Sharing Plan, $2,325 in profit sharing, $3,100 in employer discretionary retirement contributions, and $500 paid by the employer into the Cafeteria Plan.

 (4) This includes $2,406 in excess life insurance benefits, $13,860 in employer matching contributions to the Profit Sharing Plan, $4,620 in profit sharing, $6,160 in employer discretionary retirement contributions, and $500 paid by the employer into the Cafeteria Plan.

 (5) This amount represents a restricted stock award of 10,000 shares of Seacoast's Class A Stock, which was awarded to Mr. Gilbert on March 31, 1995, based on the closing sale price of Seacoast's Class A Stock on the Nasdaq National Market on March 31, 1995. One quarter of the shares covered by this award became vested on January 31, 1996, and another 2,500 shares vested on January 1, 1997. The remaining shares will, as long as Mr. Gilbert remains employed by Seacoast, vest in increments of 2,500 shares on January 1, 1998 and 1999.

 (6) This includes $2,406 in excess life insurance benefits, $11,991 in employer matching contributions to the Profit Sharing Plan, $3,150 in profit sharing, $4,200 in employer discretionary retirement contributions, and $500 paid by the employer into the Cafeteria Plan.

 (7) This amount includes a $45,000 cash bonus plus $45,000 in cash paid under the Key Manager Incentive Plan.

 (8) This amount represents a restricted stock award of 5,000 shares of Seacoast's Class A Stock which was awarded to Mr. Curtis on March 29, 1996, based on the closing sale price of Seacoast's Class A Stock on the Nasdaq National Market on March 29, 1996. One quarter of the shares covered by this award will vest on March 29, 1997, and the remaining shares will, as long as Mr. Curtis remains employed by Seacoast, vest in increments of 1,250 shares on March 29, 1998, 1999 and 2000.

 (9) This amount represents a restricted stock award of 5,000 shares of Seacoast's Class A Stock which was awarded to Mr. Curtis on October 2, 1995, based on the closing sale price of Seacoast's Class A Stock on the Nasdaq National Market on October 2, 1995. One quarter of the shares covered by this award vested on December 31, 1996, and the remaining shares will, as long as Mr. Curtis remains employed by Seacoast, vest in increments of 1,250 shares on December 31, 1997, 1998 and 1999.

(10) This includes $2,406 in excess life insurance benefits, $7,266 in employer matching contributions to the Profit Sharing Plan, $600 in profit sharing, $800 in employer discretionary retirement contributions, and $500 paid by the employer into the Cafeteria Plan.

(11) This includes $2,406 in excess life insurance benefits, $8,279 in employer matching contributions to the Profit Sharing Plan, $2,235 in profit sharing, $2,980 in employer discretionary retirement contributions, and $500 paid by the employer into the Cafeteria Plan.

                         GRANTS OF OPTIONS/SARS IN 1996

     The following table sets forth certain information concerning options granted during 1996 to the named executive officers. No stock appreciation rights ("SARs") were granted in 1996.

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                                                                                          ANNUAL RATES OF
                                                                                            STOCK PRICE
                                                                                         APPRECIATION FOR
                                              INDIVIDUAL GRANTS                             OPTION TERM
                          ----------------------------------------------------------   ---------------------
(A)                           (B)            (C)            (D)             (E)           (F)         (G)
---                       ------------   ------------   ------------   -------------   ---------   ---------
                                          PERCENT OF
                           NUMBER OF        TOTAL
                           SECURITIES    OPTIONS/SARS
                           UNDERLYING     GRANTED TO    EXERCISE OR
                          OPTIONS/SARS   EMPLOYEES IN    BASE PRICE     EXPIRATION
NAME                      GRANTED (#)    FISCAL YEAR     ($/SHARE)         DATE         5% ($)      10% ($)
----                      ------------   ------------   ------------   -------------   ---------   ---------
Dennis S. Hudson, Jr....     --             --             --               N/A           N/A         N/A
Dale M. Hudson..........     --             --             --               N/A           N/A         N/A
Dennis S. Hudson, III...      6,000         12.77%         $21.75      June 18, 2006    $ 82,080    $207,960
A. Douglas Gilbert......      6,000         12.77           21.75      June 18, 2006      82,080     207,960
C. William Curtis,
  Jr....................     11,000         23.40           21.75      June 18, 2006     150,480     381,260
William R. Hahl.........      4,000          8.51           21.75      June 18, 2006      54,720     138,640

                    AGGREGATED OPTION/SAR EXERCISES IN 1996
                      AND 1996 YEAR-END OPTION/SAR VALUES

     The following table shows stock options exercised by the named executive officers during 1996, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable options as of December 31, 1996. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of any such existing options and the year-end price of Seacoast's Class A Stock. No SARs were outstanding in 1996.

(A)                                              (B)         (C)            (D)                (E)
---                                          -----------   --------   ----------------   ----------------
                                                                                             VALUE OF
                                                                         NUMBER OF         UNEXERCISED
                                                                        UNEXERCISED        IN-THE-MONEY
                                                                      OPTIONS/SARS AT    OPTIONS/SARS AT
                                                                         FY-END(#)          FY-END($)
                                               SHARES                 ----------------   ----------------
                                              ACQUIRED      VALUE     EXERCISABLE(E)/    EXERCISABLE(E)/
                   NAME                      ON EXERCISE   REALIZED   UNEXERCISABLE(U)   UNEXERCISABLE(U)
                   ----                      -----------   --------   ----------------   ----------------
Dennis S. Hudson, Jr.......................        --            --            --(E)               --(E)
                                                                               --(U)               --(U)
Dale M. Hudson.............................        --            --            --(E)               --(E)
                                                                               --(U)               --(U)
Dennis S. Hudson, III......................        --            --        33,000(E)         $355,250(E)
                                                                           12,000(U)           76,000(U)
A. Douglas Gilbert.........................    10,000      $100,000        23,000(E)          205,250(E)
                                                                           12,000(U)           76,000(U)
C. William Curtis, Jr......................        --            --            --(E)               --(E)
                                                                           11,000(U)           46,750(U)
William R. Hahl............................     8,000        82,325        19,000(E)          168,667(E)
                                                                            9,000(U)           59,083(U)

PROFIT SHARING PLAN

     Seacoast's Retirement Savings Plan for Employees of the First National Bank & Trust Company of the Treasure Coast was amended and restated effective January 1, 1993, in connection with the freeze of the Pension Plan. Herein, such amended and restated plan is referred to as the "Profit Sharing Plan." The Profit Sharing Plan has various features, including an employer matching contribution for salary deferrals of up to 4% of the employee's compensation for each calendar quarter. A retirement contribution is made on an annual discretionary basis by Seacoast of 2% of "retirement eligible compensation," as defined in the Profit Sharing Plan. At the end of each plan year, Seacoast's Board of Directors decides whether to make a profit sharing contribution for the plan year and each participant receives a contribution based upon "eligible compensation," as defined in the Profit Sharing Plan. At least 50% of this contribution (the "non-elective profit sharing contribution") must be kept in an investment fund, and the balance may be deferred and left in the Profit Sharing Plan and directed into available investment funds or taken in cash by the employee. Seacoast contributes on a dollar-for-dollar matching basis, on the elective profit sharing contribution that is left in the Profit Sharing Plan. In addition, the Profit Sharing Plan has a Code Section 401(k) feature that allows employees to make "salary savings contributions" ranging from 1% to 18% of compensation (as defined by the Plan), subject to federal income tax limitations. After-tax contributions may also be made by employees with "voluntary contributions" of up to 10% of compensation (as defined in the Profit Sharing Plan for each plan year), subject to certain statutory limitations.

                               PERFORMANCE GRAPH

     The following line-graph compares the cumulative, total return on Seacoast's Class A Stock from December 31, 1991 to December 31, 1996, with that of the Nasdaq Composite Index (an average of all stocks traded on the Nasdaq Stock Market) and the Nasdaq Bank Stock index (an average of all bank and thrift institutions whose stock is traded on the Nasdaq Stock Market). Cumulative, total return represents the change in stock price and the amount of dividends received over the indicated period, assuming the reinvestment of dividends.

        Measurement Period                               NASDAQ Stock        NASDAQ Bank
      (Fiscal Year Covered)             Seacoast             Index             Stocks
1991                                              100                100                100
1992                                           147.90             115.45             152.02
1993                                           174.98             132.49             196.67
1994                                           177.45             128.25             198.84
1995                                           236.14             179.44             287.95
1996                                           290.33             220.18             363.26

EMPLOYMENT AND SEVERANCE AGREEMENTS

     FNB entered into an executive employment agreement with A. Douglas Gilbert on March 22, 1991. A similar agreement was entered into with Dennis S. Hudson, III on January 18, 1994 and with C. William Curtis, Jr. on July 31, 1995. Each such agreement has a three-year term and provides for automatic renewal on an annual basis at the end of that term; provided, however, that either the employee or FNB may prevent such automatic renewal by giving written notice to that effect not less than 90 days prior to the end of the agreement's then current term. Each such agreement contains certain non-competition, non-disclosure and non-solicitation covenants.

     These employment agreements also provide for a base salary, hospitalization, insurance, long-term disability and life insurance in accordance with FNB's insurance plans for senior management, and reasonable club dues. Each executive subject to these contracts may also receive other compensation including bonuses, and the executives will be entitled to participate in all current and future employee benefit plans and arrangements in which senior management of FNB may participate. The agreements provide for termination of the employee for cause, including willful and continued failure to perform the assigned duties, crimes, breach of FNB's Code of Ethics, and also upon death or permanent disability of the executive. Each agreement contains a Change in Control provision which provides that in the event of a "change in control," including the acquisition of FNB or Seacoast in a merger, consolidation or similar transaction, the acquisition of 51% or more of the voting power of any one or all classes of Seacoast Common Stock, the sale of all or substantially all of the assets, and certain other changes in share ownership, the executive may terminate the contract within one year following the date of such change in control. Termination may also be permitted by the executive in the event of a change in duties and powers, customarily associated with the office designated in such contract. Upon any such termination following a change in control or a change in duties and powers, customarily associated with the office designated in the contract, the executive's base salary, hospitalization and other health benefits will continue for two years.

       SALARY AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Crary (Chairman), Bruner, Dennis S. Hudson, Jr. and Santarsiero and Ms. Monroe are the members of the Salary and Benefits Committee. None of Messrs. Crary, Bruner or Santarsiero nor Ms. Monroe is an officer or employee of Seacoast or its subsidiaries. Mr. Hudson has served as Chairman of the Board of Seacoast since 1990; he served as Chief Executive Officer of Seacoast from 1983 until 1992 and President of Seacoast from 1983 until 1990. See "ELECTION OF DIRECTORS".

     James H. Bruner, a Seacoast Director Emeritus and the father of Jeffrey C. Bruner, a director of Seacoast and FNB, is a controlling shareholder of Mayfair Investments, which leases to FNB 20,000 square feet of space adjacent to the First National Center in Stuart, Florida pursuant to a lease which expires in May 1997. At the end of the lease term, FNB has the option to extend the lease for a five year period. FNB paid rent of $205,631 on this property in 1996. Seacoast believes the terms of this lease are commercially reasonable and comparable to rental terms for similar property in Stuart.

     Evans Crary, Jr., a director of Seacoast and FNB and Chairman of FNB's Executive Committee and Seacoast's Salary and Benefits Committee, is a semi-retired member of Crary, Buchanan, Bowdish, Bovie, Lord, Roby & Evans, Chartered ("Crary, Buchanan"), a law firm in Stuart, Florida. Crary, Buchanan, general counsel to FNB, performed various legal services for Seacoast and FNB during the fiscal year ended December 31, 1996.

                CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

     Several of Seacoast's directors, executive officers and their affiliates, including corporations and firms of which they are directors or officers or in which they and/or their families have an ownership interest, are customers of Seacoast and its subsidiaries. These persons, corporations and firms have had transactions in the ordinary course of business with Seacoast and its subsidiaries, including borrowings, all of which, in the opinion of Seacoast management, were on substantially the same terms including interest rates and collateral as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Seacoast and its subsidiaries expect to have such transactions on similar terms with its directors, executive officers, and their affiliates in the future. The aggregate amount of loans outstanding by FNB to directors, executive officers, and related parties of

Seacoast or FNB as of December 31, 1996, was approximately $2,510,670, which represented approximately 3.76% of the consolidated shareholders' equity on that date.

     For information concerning specific transactions and business relationships between Seacoast or FNB and certain of its directors or executive officers, see "SALARY AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION."

                             PRINCIPAL SHAREHOLDERS

     As of April 14, 1997, the only shareholders known to Seacoast to be the beneficial owners, as defined by Securities and Exchange Commission rules, of more than 5% of the outstanding shares of Seacoast Class A Stock or Class B Stock, were the following, for whom beneficial ownership information is set forth in the following table.

                                                                NUMBER AND        NUMBER AND
                                                                PERCENT OF        PERCENT OF
                                                               CLASS A STOCK     CLASS B STOCK
                                                               BENEFICIALLY      BENEFICIALLY
                                                                   OWNED             OWNED
                                                              ---------------   ---------------
NAME AND ADDRESS OF BENEFICIAL OWNER                          NUMBER      %     NUMBER      %
------------------------------------                          -------   -----   -------   -----
Dale M. Hudson(1)...........................................  440,804   11.16   154,151   40.08
  192 S.E. Harbor Point Drive
  Stuart, FL 34996
Dennis S. Hudson, Jr.(1)....................................  310,039    7.85   125,753   32.69
  157 S. River Road
  Stuart, FL 34996
First Union Corporation(2)..................................  222,750    5.92        --      --
  One First Union Center
  Charlotte, North Carolina 28288

---------------

(1) Dennis S. Hudson, Jr. and Dale M. Hudson are brothers.
(2) First Union Corporation ("First Union") is the parent holding company of Lieber & Company ("Lieber"), Evergreen Asset Management Group ("Evergreen"), First Union National Bank, First Union National Bank of Florida and First Union National Bank of Connecticut. Lieber and Evergreen are corporations which are investment advisors for mutual funds and other clients; the securities reported by these subsidiaries are beneficially owned by such mutual funds or other clients. The other First Union entities listed above hold the securities reported in a fiduciary capacity for their respective customers. Of the shares beneficially owned, First Union reports it has sole voting power as to 161,650 shares and sole dispositive power as to 222,550 shares. The information regarding First Union, including the number and percent of Seacoast Class A Stock beneficially owned, is based solely upon a
    Schedule 13G dated February 3, 1997 and filed by First Union with respect to Seacoast Class A Stock beneficially owned as of December 31, 1996.

                 AMENDMENTS TO SEACOAST'S ARTICLES OF INCORPORATION

     Seacoast's Articles of Incorporation currently provide for supermajority two-third votes of (i) the holders of Class A Stock voting as a separate class, and (ii) holders of Class A Stock and Class B Stock voting as a single class in connection with business combinations, including possible acquisitions by Seacoast. Seacoast shareholders are required by the NASD to vote upon the Merger, even if the Articles of Incorporation did not require a shareholder vote. To clarify these provisions in the Articles and to permit Seacoast to acquire other institutions without a vote of its shareholders under the Articles, the Board is proposing amendments to Article XI of Seacoast's Articles of Incorporation. These amendments continue to require the same supermajority votes of Seacoast shareholders with respect to business combinations, subject to newly added exceptions permitting Seacoast to acquire other persons or entities without a supermajority vote of its shareholders. These proposed changes are intended to facilitate and give certainty to Seacoast's acquisition process and to avoid the expense of shareholder meetings not required by the FBCA or the NASD. These amendments clarify Article XI, but revised Article XI does not expand any existing restrictions on business combinations. Article XI, as amended, may continue to discourage persons from attempting to acquire Seacoast.

     A copy of the proposed Article XI, as revised, is reproduced as Appendix E hereto, and incorporated herein by reference.

     For a discussion of the vote required to approve this proposal and a discussion of related matters, see "MEETINGS OF SHAREHOLDERS -- Record Dates, Voting Rights, Required Votes, and Revocability of Proxies."

     SEACOAST'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL TO AMEND ARTICLE XI OF SEACOAST'S ARTICLES OF INCORPORATION.

        RATIFICATION OF THE APPOINTMENT OF SEACOAST INDEPENDENT AUDITORS

     The Seacoast Board of Directors, upon the recommendation of the Audit Committee, has appointed Arthur Andersen LLP, independent certified public accountants, as independent auditors for Seacoast and its subsidiaries for the current fiscal year ending December 31, 1997, subject to ratification by the Seacoast shareholders. Arthur Andersen LLP has served as independent auditors for Seacoast and its subsidiaries since August 20, 1991. Arthur Andersen LLP has advised Seacoast that neither the firm nor any of its partners has any direct or material interest in Seacoast and its subsidiaries except as auditors and independent certified public accountants of Seacoast and its subsidiaries.

     A representative of Arthur Andersen LLP will be present at the Annual Meeting and will be given the opportunity to make a statement on behalf of the firm if he so desires. A representative of Arthur Andersen LLP is also expected to respond to appropriate questions from shareholders.

     For a discussion of the vote required to approve this proposal and a discussion of related matters, see "MEETINGS OF SHAREHOLDERS -- Record Dates, Voting Rights, Required Votes, and Revocability of Proxies."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Seacoast is required to identify each director or officer who failed to file timely with the Securities and Exchange Commission a required report relating to ownership and changes in ownership of Seacoast's securities. Mr. William R. Hahl, an executive officer of FNB, failed to report on a timely basis his sale of

3,100 shares of Seacoast Class A Stock at the then market price of $21.75 per share on July 19, 1996. This transaction has subsequently been reported on a Form 5 filed on February 26, 1997. Based on material provided to Seacoast, Seacoast believes that all other such filing requirements with respect to Seacoast's fiscal year ended December 31, 1996 were complied with.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Proposals of shareholders of Seacoast intended to be presented at the 1998 Annual Meeting of Shareholders must be received by Seacoast at its principal executive offices on or before December 15, 1997, in order to be included in Seacoast's Proxy Statement and Proxy relating to the 1998 Annual Meeting of Shareholders. Only proper proposals which are timely received will be included in the Proxy Statement and Proxy.

                                 OTHER MATTERS

     Management of Seacoast does not know of any matters to be brought before the Seacoast Annual Meeting other than those described above. If any other matters properly come before the Seacoast Annual Meeting, the persons designated as Proxies will vote on such matters in accordance with their best judgment. Management of PSHC does not know of any matters to be brought before the PSHC Special Meeting other than those described above. If any other matters properly come before the PSHC Special Meeting, the persons designated as Proxies will vote on such matters in accordance with their best judgment.

                               OTHER INFORMATION

PROXY SOLICITATION COSTS

     Each of Seacoast and PSHC will pay one-half of the costs of preparing this Joint Proxy Statement. The costs of mailing these proxy materials and soliciting Proxies for the Seacoast Annual Meeting and the PSHC Special Meeting will be paid by Seacoast and PSHC, respectively. In addition to the solicitation of shareholders of record by mail, telephone, facsimile or personal contact, Seacoast and PSHC will be contacting brokers, dealers, banks, or voting trustees or their nominees who can be identified as record holders of Seacoast Common Stock or PSHC Common Stock, respectively; such holders, after inquiry by Seacoast or PSHC, as applicable, will provide information concerning quantities of proxy materials and Seacoast 1996 Annual Reports and PSHC Annual Reports on Form 10-KSB needed to supply such information to beneficial owners, and Seacoast or PSHC, as applicable will reimburse them for the reasonable expense of mailing proxy materials and other materials to such persons.

                                    EXPERTS

     The consolidated financial statements of Seacoast, incorporated by reference in this Registration Statement, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The financial statements of PSHC as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change, in 1995, in the accounting for mortgage servicing rights to conform with Statement of Financial Accounting Standards No. 122.

                                    OPINIONS

     The legality of the shares of Seacoast Class A Stock to be issued in the Merger and certain tax consequences of the Merger will be passed upon by Alston & Bird LLP, Atlanta, Georgia. As to matters of Florida law, Alston & Bird LLP, has relied on the opinion of Crary, Buchanan, Bowdish, Bovie, Lord, Roby & Evans, Chartered, Stuart, Florida.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                    SEACOAST BANKING CORPORATION OF FLORIDA

                                      AND

                   PORT ST. LUCIE NATIONAL BANK HOLDING CORP.

                         DATED AS OF FEBRUARY 19, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Parties..................................................................   A-6
Preamble.................................................................   A-6
ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER............................   A-6
      1.1    Merger......................................................   A-6
      1.2    Time and Place of Closing...................................   A-6
      1.3    Effective Time..............................................   A-6
      1.4    Bank Merger.................................................   A-7
ARTICLE 2 -- TERMS OF MERGER.............................................   A-7
      2.1    Charter.....................................................   A-7
      2.2    Bylaws......................................................   A-7
      2.3    Directors and Officers......................................   A-7
ARTICLE 3 -- MANNER OF CONVERTING SHARES.................................   A-7
      3.1    Conversion of Shares........................................   A-7
      3.2    Anti-Dilution Provisions....................................   A-7
      3.3    Shares Held by PSHC or Seacoast.............................   A-8
      3.4    Dissenting Shareholders.....................................   A-8
      3.5    Fractional Shares...........................................   A-8
      3.6    Conversion of Stock Options; Restricted Stock...............   A-8
ARTICLE 4 -- EXCHANGE OF SHARES..........................................   A-9
      4.1    Exchange Procedures.........................................   A-9
      4.2    Rights of Former PSHC Shareholders..........................  A-10
ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF PSHC......................  A-11
      5.1    Organization, Standing, and Power...........................  A-11
      5.2    Authority of PSHC; No Breach By Agreement...................  A-11
      5.3    Capital Stock...............................................  A-12
      5.4    PSHC Subsidiaries...........................................  A-12
      5.5    SEC Filings; Financial Statements...........................  A-13
      5.6    Absence of Undisclosed Liabilities..........................  A-13
      5.7    Absence of Certain Changes or Events........................  A-13
      5.8    Tax Matters.................................................  A-13
      5.9    Allowance for Possible Loan Losses..........................  A-14
      5.10   Assets......................................................  A-14
      5.11   Intellectual Property.......................................  A-15
      5.12   Environmental Matters.......................................  A-15
      5.13   Compliance with Laws........................................  A-16
      5.14   Labor Relations.............................................  A-16
      5.15   Employee Benefit Plans......................................  A-16
      5.16   Material Contracts..........................................  A-18
      5.17   Legal Proceedings...........................................  A-19
      5.18   Reports.....................................................  A-19
      5.19   Statements True and Correct.................................  A-19
      5.20   Accounting, Tax and Regulatory Matters......................  A-20
      5.21   State Takeover Laws.........................................  A-20
      5.22   Charter Provisions..........................................  A-20
      5.23   Opinion of Financial Advisor................................  A-20
      5.24   Board Recommendation........................................  A-20

                                                                           PAGE
                                                                           ----
ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF Seacoast..................  A-20
      6.1    Organization, Standing, and Power...........................  A-20
      6.2    Authority; No Breach By Agreement...........................  A-20
      6.3    Capital Stock...............................................  A-21
      6.4    Seacoast Subsidiaries.......................................  A-22
      6.5    SEC Filings; Financial Statements...........................  A-22
      6.6    Absence of Undisclosed Liabilities..........................  A-23
      6.7    Absence of Certain Changes or Events........................  A-23
      6.8    Certain Environmental and Employee Benefit Matters..........  A-23
      6.9    Allowance for Possible Loan Losses..........................  A-23
      6.10   Assets......................................................  A-23
      6.11   Intellectual Property.......................................  A-24
      6.12   [Reserved]..................................................  A-24
      6.13   Compliance With Laws........................................  A-24
      6.14   Legal Proceedings...........................................  A-25
      6.15   Reports.....................................................  A-25
      6.16   Statements True and Correct.................................  A-25
      6.17   Accounting, Tax and Regulatory Matters......................  A-26
ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION....................  A-26
      7.1    Affirmative Covenants of PSHC...............................  A-26
      7.2    Negative Covenants of PSHC..................................  A-27
      7.3    Covenants of Seacoast.......................................  A-28
      7.4    Adverse Changes in Condition................................  A-29
      7.5    Reports.....................................................  A-29
ARTICLE 8 -- ADDITIONAL AGREEMENTS.......................................  A-29
             Registration Statement; Proxy Statement; Shareholder
      8.1    Approval....................................................  A-29
      8.2    Nasdaq Listing..............................................  A-30
      8.3    Applications................................................  A-30
      8.4    Filings with State Offices..................................  A-30
      8.5    Agreement as to Efforts to Consummate.......................  A-30
      8.6    Investigation and Confidentiality...........................  A-30
      8.7    Press Releases..............................................  A-31
      8.8    Certain Actions.............................................  A-31
      8.9    Accounting and Tax Treatment................................  A-31
      8.10   State Takeover Laws.........................................  A-31
      8.11   Charter Provisions..........................................  A-31
      8.12   PSHC Meetings...............................................  A-31
      8.13   Agreements of Affiliates....................................  A-32
      8.14   Employee Benefits and Contracts.............................  A-32
      8.15   Indemnification.............................................  A-33
      8.16   Certain Policies of PSHC....................................  A-33
      8.17   Nomination and Election of Directors........................  A-34
ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE...........  A-34
      9.1    Conditions to Obligations of Each Party.....................  A-34
      9.2    Conditions to Obligations of Seacoast.......................  A-35
      9.3    Conditions to Obligations of PSHC...........................  A-36
ARTICLE 10 -- TERMINATION................................................  A-37
     10.1    Termination.................................................  A-37
     10.2    Effect of Termination.......................................  A-38
     10.3    Non-Survival of Representations and Covenants...............  A-38

                                                                           PAGE
                                                                           ----
ARTICLE 11 -- MISCELLANEOUS..............................................  A-38
     11.1    Definitions.................................................  A-38
     11.2    Expenses....................................................  A-44
     11.3    Brokers and Finders.........................................  A-45
     11.4    Entire Agreement............................................  A-45
     11.5    Amendments..................................................  A-45
     11.6    Waivers.....................................................  A-45
     11.7    Assignment..................................................  A-45
     11.8    Notices.....................................................  A-46
     11.9    Governing Law...............................................  A-46
     11.10   Counterparts................................................  A-46
     11.11   Captions; Articles and Sections.............................  A-46
     11.12   Interpretations.............................................  A-46
     11.13   Enforcement of Agreement....................................  A-46
     11.14   Severability................................................  A-47
Signatures

                          EXHIBITS TO MERGER AGREEMENT

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
   1.      --  Bank Plan of Merger. (sec. 1.4).
   2.      --  Form of agreement of affiliates of PSHC. (sec.sec. 8.13,
               9.2(g)).
   3.      --  Matters as to which Gunster, Yoakley, Valdes-Fauli &
               Stewart, P.A. will opine. (sec. 9.2(d)).
   4.      --  Form of Director's Agreement. (sec. 9.2(h)).
   5.      --  Claims Letter. (sec. 9.2(i)).
   6.      --  Matters as to which Alston & Bird will opine. (sec. 9.3(d)).

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of February 19, 1997, by and between SEACOAST BANKING CORPORATION OF FLORIDA ("Seacoast"), a Florida corporation, and PORT ST. LUCIE NATIONAL BANK HOLDING CORP. ("PSHC"), a Florida corporation.

                                    PREAMBLE

     The respective Boards of Directors of PSHC and Seacoast are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of PSHC by Seacoast pursuant to the merger of PSHC with and into Seacoast. At the effective time of such merger, the outstanding shares of the capital stock of PSHC shall be converted into the right to receive shares of the common stock of Seacoast (except as provided herein). As a result, shareholders of PSHC shall become shareholders of Seacoast and Seacoast shall continue to conduct the business and operations of PSHC. The transactions described in this Agreement are subject to the approvals of the shareholders of PSHC, the shareholders of Seacoast, the Board of Governors of the Federal Reserve System, and the Office of the Comptroller of the Currency, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties, intending to be legally bound, agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, PSHC shall be merged with and into Seacoast in accordance with the provisions of, and with the effect provided in Sections 607.1101, 607.1103, 607.1105, 607.1106 and 607.1107 of the FBCA (the "Merger"). Seacoast shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Florida. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of PSHC and Seacoast.

     1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

     1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Florida (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of PSHC and Seacoast approve this Agreement to the extent such approval is required by applicable Law; or such later date within 30 days thereof as may be mutually agreed upon by Seacoast and PSHC.

     1.4 Bank Merger. After consummation of the Merger, PSN Bank shall (at Seacoast's discretion) be merged with and into First National (the "Bank Merger") in accordance with the provisions of and with the effect provided in 12 U.S.C. 215a on terms and subject to the provisions of the Bank Plan of Merger ("Bank Plan"), attached hereto as Exhibit 1. The Bank Plan shall be executed and the transactions contemplated therein shall be consummated at such time as Seacoast directs. PSHC shall vote all shares of capital stock of PSN Bank in favor of the Bank Plan and the Bank Merger provided therein.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 Charter. The Articles of Incorporation of Seacoast in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed.

     2.2 Bylaws. The Bylaws of Seacoast in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

     2.3 Directors and Officers. The directors of Seacoast in office immediately prior to the Effective Time, together with two such additional persons from PSHC's Board of Directors as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Seacoast in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Seacoast, PSHC, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of capital stock of Seacoast issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of PSHC Common Stock, excluding shares held by any PSHC Entity or any Seacoast Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in Section 3.4 issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive shares of Seacoast Common Stock in an amount equal to the Purchase Price Per Share divided by the Seacoast Stock Price (the "Exchange Ratio"); provided, that, in the event that the Purchase Price Per Share shall be less than $24.62 (the "Lower Threshold Price") then PSHC shall have the right to terminate the Agreement.

          (c) Each issued and outstanding PSHC Warrant shall be converted into and exchanged for shares of Seacoast Common Stock based upon the exchange ratio (the "Warrant Exchange Ratio") obtained by dividing (i) the difference between the Purchase Price Per Share and $8.26 by (ii) the Seacoast Stock Price.

     3.2 Anti-Dilution Provisions. In the event Seacoast changes the number of shares of Seacoast Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio and the Warrant Exchange Ratio shall be proportionately adjusted. In the event Seacoast changes the number of shares of Seacoast Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be after the Exchange Ratio and the Warrant Exchange Ratio have been determined in accordance with Sections 3.1(b) and (c) and prior to the Effective Time, the Exchange Ratio and Warrant Exchange Ratio shall be proportionately adjusted. In the event Seacoast changes the number of shares of Seacoast Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to date on which the Exchange Ratio and the Warrant Exchange Ratio is determined in accordance with Sections 3.1(b) and (c), (i) the Threshold Prices shall be adjusted appropriately, and
(ii) if necessary, the anticipated Effective Time shall be postponed for an appropriate period of time agreed upon by the parties in order for the Seacoast Stock Price to reflect the market effect of such stock split, stock dividend, or similar recapitalization.

     3.3 Shares Held by PSHC or Seacoast. Each of the shares of PSHC Common Stock held by any PSHC Entity or by any Seacoast Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 Dissenting Shareholders. Any holder of shares of PSHC Common Stock who perfects his dissenters' rights in accordance with and as contemplated by
Section 607.1301 et seq. of the FBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the FBCA and surrendered to PSHC the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of PSHC fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares subject to Seacoast's consent in its sole discretion, Seacoast shall issue and deliver the consideration to which such holder of shares of PSHC Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of PSHC Common Stock held by him.

     3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of PSHC Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Seacoast Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Seacoast Common Stock multiplied by the Seacoast Stock Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

     3.6 Conversion of Stock Options; Restricted Stock. (a) At the Effective Time, each option or other Equity Right (excluding PSHC Warrants) to purchase shares of PSHC Common Stock pursuant to stock options or stock appreciation rights ("PSHC Options") granted by PSHC under the PSHC Stock Plan[s], which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Seacoast Common Stock, and Seacoast shall assume each PSHC Option, in accordance with the terms of the PSHC Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Seacoast and its Compensation Committee shall be substituted for PSHC and the Committee of PSHC's Board of Directors (including, if applicable, the entire Board of Directors of PSHC) administering such PSHC Stock Plan, (ii) each PSHC Option assumed by Seacoast may be exercised solely for shares of Seacoast Common Stock (or cash, if so provided under the terms of such PSHC Option), (iii) the number of shares of Seacoast Common Stock subject to such PSHC Option shall be equal to the number of shares of PSHC Common Stock subject to such PSHC Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such PSHC Option shall be adjusted by dividing the per share exercise price under each such PSHC Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, Seacoast shall not be obligated to issue any fraction of a share of Seacoast Common Stock upon exercise of PSHC Options and any fraction of a share of Seacoast Common Stock that otherwise would be subject to a converted PSHC Option shall represent the right to receive a cash payment upon exercise of such converted PSHC Option equal to the product of such fraction and the difference between the market value of one share of Seacoast Common Stock at the time of exercise of such Option and the per share exercise price of such Option. The market value of one share of Seacoast Common Stock at the time of exercise of an Option shall be the last sale price of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Seacoast) on the last trading day preceding the date of exercise. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.6(a), each PSHC Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Each of PSHC and Seacoast agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6, including using its reasonable efforts to obtain from each holder of a PSHC Option any Consent or Contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 3.6. Anything in this Agreement to the contrary notwithstanding, Seacoast shall have the right, in its sole discretion, not to deliver the consideration provided in this Section 3.6 to a former holder of a PSHC Option who has not delivered such Consent or Contract.

     (b) As soon as practicable after the Effective Time, Seacoast shall deliver to the participants in each PSHC Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such PSHC Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.6(a) after giving effect to the Merger), and Seacoast shall comply with the terms of each PSHC Stock Plan to ensure, to the extent required by, and subject to the provisions of, such PSHC Stock Plan, that PSHC Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Seacoast shall take all corporate action necessary to reserve for issuance sufficient shares of Seacoast Common Stock for delivery upon exercise of PSHC Options assumed by it in accordance with this Section 3.6. As soon as practicable after the Effective Time, Seacoast shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Seacoast Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Seacoast shall administer the PSHC Stock Plan assumed pursuant to this Section 3.6 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the PSHC Stock Plan complied with such rule prior to the Effective Time.

     (c) All contractual restrictions or limitations on transfer with respect to PSHC Common Stock awarded under the PSHC Stock Plans or any other plan, program, Contract or arrangement of any PSHC Entity, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, Contract or arrangement, shall remain in full force and effect with respect to shares of Seacoast Common Stock into which such restricted stock is converted pursuant to Section 3.1.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 Exchange Procedures. Promptly after the Effective Time, Seacoast and PSHC shall cause the exchange agent selected by Seacoast (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which represented shares of PSHC Common Stock immediately prior to the Effective Time (the "Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of PSHC Common Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of PSHC Common Stock represented by Certificates that are not registered in the transfer records of PSHC, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of
(i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Seacoast and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of PSHC Common Stock (other than shares to be canceled pursuant to Section 3.3 or as to which statutory dissenters' rights have been perfected as provided in Section 3.4) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2. To the extent required by Section 3.5, each holder of shares of PSHC Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of Seacoast Common Stock to which such holder may be otherwise entitled (without interest). Seacoast shall not be obligated to deliver the consideration to which any former holder of PSHC Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 4.1. Any other provision of this Agreement notwithstanding, neither Seacoast nor the Exchange Agent shall be liable to a holder of PSHC Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Adoption of this Agreement by the shareholders of PSHC shall constitute ratification of the appointment of the Exchange Agent.

     4.2 Rights of Former PSHC Shareholders. At the Effective Time, the stock transfer books of PSHC shall be closed as to holders of PSHC Common Stock immediately prior to the Effective Time and no transfer of PSHC Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of PSHC Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by PSHC in respect of such shares of PSHC Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by Seacoast on the Seacoast Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Seacoast Common Stock issuable pursuant to this Agreement, but beginning 45 days after the Effective Time, no dividend or other distribution payable to the holders of record of Seacoast Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 4.1. However, upon surrender of such Certificate, both the Seacoast Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF PSHC

     PSHC hereby represents and warrants to Seacoast as follows:

          5.1 Organization, Standing, and Power. PSHC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. PSHC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a PSHC Material Adverse Effect. The minute books and other organizational documents and corporate records for PSHC have been made available to Seacoast for its review and, except as disclosed in Section 5.1 of the PSHC Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

          5.2 Authority of PSHC; No Breach By Agreement. (a) PSHC has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PSHC, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of PSHC Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by PSHC. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of PSHC, enforceable against PSHC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by PSHC, nor the consummation by PSHC of the transactions contemplated hereby, nor compliance by PSHC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of PSHC's Articles of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any PSHC Subsidiary or any resolution adopted by the board of directors or the shareholders of any PSHC Entity, or (ii) except as disclosed in Section 5.2 of the PSHC Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any PSHC Entity under, any Contract or Permit of any PSHC Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a PSHC Material Adverse Effect or where such event would cause a breach hereof or a Default hereunder, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any PSHC Entity or any of their respective material Assets (including any Seacoast Entity or any PSHC Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Seacoast Entity or any PSHC Entity being reassessed or revalued by any Taxing authority).

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a PSHC Material Adverse Effect, no notice to, filing with, or

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

     Consent of, any public body or authority is necessary for the consummation by PSHC of the Merger and the other transactions contemplated in this Agreement.

          5.3 Capital Stock. (a) The authorized capital stock of PSHC consists of (i) 10,000,000 shares of PSHC Common Stock, of which 744,655 shares are issued and outstanding as of the date of this Agreement and assuming the issue and exercise of all issued and outstanding warrants and options to purchase 201,298.625 shares of PSHC Common Stock, not more than 945,954 shares will be issued and outstanding at the Effective Time, and (ii) no shares of preferred stock are authorized, issued or outstanding. All of the issued and outstanding shares of capital stock of PSHC are duly and validly issued and outstanding and are fully paid and nonassessable under the FBCA. None of the outstanding shares of capital stock of PSHC has been issued in violation of any preemptive rights of the current or past shareholders of PSHC.

          (b) Except as set forth in Section 5.3(a), or as disclosed in Section 5.3(b) of the PSHC Disclosure Memorandum, there are no shares of capital stock or other equity securities of PSHC outstanding and no outstanding Equity Rights relating to the capital stock of PSHC.

          5.4 PSHC Subsidiaries. PSHC has disclosed in Section 5.4 of the PSHC Disclosure Memorandum all of the PSHC Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the PSHC Subsidiaries that are general or limited partnerships, limited liability companies, trusts or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, the type of entity the type of entity and the amount and nature of the ownership interest therein). Except as disclosed in Section 5.4 of the PSHC Disclosure Memorandum, PSHC or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each PSHC Subsidiary. No capital stock (or other equity interest) of any PSHC Subsidiary is or may become required to be issued (other than to another PSHC Entity) by reason of any Equity Rights, and there are no Contracts by which any PSHC Subsidiary is bound to issue (other than to another PSHC Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any PSHC Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any PSHC Subsidiary (other than to another PSHC Entity). There are no Contracts relating to the rights of any PSHC Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any PSHC Subsidiary. All of the shares of capital stock (or other equity interests) of each PSHC Subsidiary held by a PSHC Entity are fully paid and (except pursuant to 12 USC Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the PSHC Entity free and clear of any Lien. Except as disclosed in Section 5.4 of the PSHC Disclosure Memorandum, each PSHC Subsidiary is either a bank, a savings association, or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each PSHC Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a PSHC Material Adverse Effect. Each PSHC Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund. The minute books, and other organizational and corporate documents for each PSHC Subsidiary have been made available to Seacoast for its review, and, except as disclosed in
     Section 5.4 of the PSHC Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this

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

     Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors, all committees of the Board of Directors and shareholders thereof.

          5.5 SEC Filings; Financial Statements. (a) PSHC has timely filed and made available to Seacoast, all SEC Documents required to be filed by PSHC since December 31, 1992 (the "PSHC SEC Reports"). The PSHC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such PSHC SEC Reports or necessary in order to make the statements in such PSHC SEC Reports, in light of the circumstances under which they were made, not misleading. No PSHC Subsidiary is required to file any SEC Documents.

          (b) Each of the PSHC Financial Statements (including, in each case, any related notes) contained in the PSHC SEC Reports, including any PSHC SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of PSHC and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

          5.6 Absence of Undisclosed Liabilities. No PSHC Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a PSHC Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of PSHC as of December 31, 1995 and September 30, 1996, included in the PSHC Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. Except as set forth in Section 5.6 of the PSHC Disclosure Memorandum, no PSHC Entity has incurred or paid any Liability since September 30, 1996, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a PSHC Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

          5.7 Absence of Certain Changes or Events. Since December 31,1995, except as disclosed in the PSHC Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the PSHC Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a PSHC Material Adverse Effect, and (ii) the PSHC Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of PSHC provided in
     Article 7.

          5.8 Tax Matters. (a) All Tax Returns required to be filed by or on behalf of any of the PSHC Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a PSHC Material Adverse Effect, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the PSHC Financial Statements delivered prior to the date of this Agreement or as disclosed in
     Section 5.8 of the PSHC Disclosure Memorandum. PSHC's federal income Tax Returns have not been audited by the IRS. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the PSHC Entities, except for any such Liens which are not reasonably likely to have a PSHC Material Adverse Effect.

          (b) None of the PSHC Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

          (c) The provision for any Taxes due or to become due for any of the PSHC Entities for the period or periods through and including the date of the respective PSHC Financial Statements that has been made and is reflected on such PSHC Financial Statements is sufficient to cover all such Taxes.

          (d) Deferred Taxes of the PSHC Entities have been provided for in accordance with GAAP.

          (e) Except as disclosed in Section 5.8(e) of the PSHC Disclosure Memorandum, none of the PSHC Entities is a party to any Tax allocation or Tax sharing agreement and none of the PSHC Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was PSHC) has any Liability for Taxes of any Person (other than PSHC and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

          (f) Except as disclosed in Section 5.8(f) of the PSHC Disclosure Memorandum, each of the PSHC Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a PSHC Material Adverse Effect.

          (g) Except as disclosed in Section 5.8 of the PSHC Disclosure Memorandum, none of the PSHC Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

          (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the PSHC Entities that occurred during or after any Taxable Period in which the PSHC Entities incurred a net operating loss that carries over to any Taxable Period ending after December 31,1995.

          (i) No PSHC Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

          5.9 Allowance for Possible Loan Losses. In the opinion of management of PSHC, the allowances for possible loan, credit or securities losses (collectively, the "Allowance") shown on the consolidated balance sheets of PSHC included in the most recent PSHC Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of PSHC included in the PSHC Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan, lease and securities portfolios (including accrued interest receivables) of the PSHC Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the PSHC Entities as of the dates thereof.

          5.10 Assets. (a) Except as disclosed in Section 5.10 of the PSHC Disclosure Memorandum or as disclosed or reserved against in the PSHC Financial Statements delivered prior to the date of this Agreement, the PSHC Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a PSHC Material Adverse Effect. Except as set forth in Section 5.10 of the PSHC Disclosure Memorandum, all tangible properties used in the businesses of the PSHC Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with PSHC's past practices.

          (b) All Assets which are material to PSHC's business on a consolidated basis, held under leases or subleases by any of the PSHC Entities, are held under valid Contracts enforceable as to the PSHC Entity and to the Knowledge of PSHC as to the counter-party to such Contracts in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

          (c) The PSHC Entities currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer banking organizations. None of the PSHC Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $5,000, or in the aggregate $100,000, pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any PSHC Entity under such policies.

          (d) The Assets of the PSHC Entities include all Assets required to operate the business of the PSHC Entities as presently conducted.

          5.11 Intellectual Property. Except as disclosed in Section 5.11 of the PSHC Disclosure Memorandum, each PSHC Entity owns or has a license to use all of the Intellectual Property used by such PSHC Entity in the course of its business. Each PSHC Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such PSHC Entity in connection with such PSHC Entity's business operations, and such PSHC Entity has the right to convey by sale or license any Intellectual Property so conveyed. No PSHC Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of PSHC threatened, which challenge the rights of any PSHC Entity with respect to Intellectual Property used, sold or licensed by such PSHC Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the PSHC Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.11 of the PSHC Disclosure Memorandum, no PSHC Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.11 of the PSHC Disclosure Memorandum, every officer, director, or employee of any PSHC Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a PSHC Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a PSHC Entity, and no such officer, director or employee is party to any Contract with any Person other than a PSHC Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a PSHC Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a PSHC Entity. Except as disclosed in Section 5.11 of the PSHC Disclosure Memorandum, no officer, director or to the Knowledge of PSHC any employee of any PSHC Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any PSHC Entity.

          5.12 Environmental Matters. (a) To the Knowledge of PSHC, each PSHC Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a PSHC Material Adverse Effect.

          (b) There is no Litigation pending or, to the Knowledge of PSHC, threatened before any court, governmental agency, or authority or other forum in which any PSHC Entity or any of its Operating Properties or Participation Facilities (or PSHC in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the

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

     release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any PSHC Entity or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

          (c) During the period of (i) any PSHC Entity's ownership or operation of any of their respective current properties, (ii) any PSHC Entity's participation in the management of any Participation Facility, or (iii) any PSHC Entity's holding of a security interest in a Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties; provided that with respect to the period set forth in (iii) above, this representation shall be made to the Knowledge of PSHC. Prior to the period of (i) any PSHC Entity's ownership or operation of any of their respective current properties, (ii) any PSHC Entity's participation in the management of any Participation Facility, or (iii) any PSHC Entity's holding of a security interest in a Operating Property, to the Knowledge of PSHC, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property.

          5.13 Compliance with Laws. PSHC is duly registered as a bank holding company under the BHC Act. Each PSHC Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a PSHC Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a PSHC Material Adverse Effect. Except as disclosed in Section 5.13 of the PSHC Disclosure Memorandum, none of the PSHC Entities:

             (a) is in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

             (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a PSHC Material Adverse Effect; or

             (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any PSHC Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any PSHC Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Seacoast.

          5.14 Labor Relations. No PSHC Entity is the subject of any Litigation asserting that it or any other PSHC Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other PSHC Entity to bargain with any labor organization as to wages or conditions of employment, nor is any PSHC Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any PSHC Entity, pending or to the Knowledge of PSHC is (i) any such strike or dispute threatened or (ii) there any activity involving any PSHC Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          5.15 Employee Benefit Plans. (a) PSHC has disclosed in Section 5.15 of the PSHC Disclosure Memorandum, and has delivered or made available to Seacoast prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any PSHC Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "PSHC Benefit Plans"). Any of the PSHC Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "PSHC ERISA Plan." Each PSHC ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "PSHC Pension Plan." No PSHC Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

          (b) All PSHC Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a PSHC Material Adverse Effect. Each PSHC ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and PSHC is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No PSHC Entity has engaged in a transaction with respect to any PSHC Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any PSHC Entity to a Tax imposed by either
     Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

          (c) No PSHC Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any PSHC Pension Plan, (ii) no change in the actuarial assumptions with respect to any PSHC Pension Plan, and (iii) no increase in benefits under any PSHC Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a PSHC Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any PSHC Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any PSHC Entity, or the single-employer plan of any entity which is considered one employer with PSHC under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. No PSHC Entity has provided, or is required to provide, security to a PSHC Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

          (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any PSHC Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No PSHC Entity has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any PSHC Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (e) Except as disclosed in Section 5.15 of the PSHC Disclosure Memorandum, no PSHC Entity has any Liability for retiree health and life benefits under any of the PSHC Benefit Plans and there are no restrictions on the rights of such PSHC Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder.

          (f) Except as disclosed in Section 5.15 of the PSHC Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any PSHC Entity from any PSHC Entity under any PSHC Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any PSHC Benefit Plan, or
     (iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any PSHC Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the PSHC Financial Statements to the extent required by and in accordance with GAAP.

          (h) PSHC (including its subsidiaries and successors) may satisfy its current and future liabilities under the Port St. Lucie National Bank Deferred Compensation Plan (the "Deferred Plan") by making, as soon as administratively feasible after the date on which it terminates the Deferred Plan, single lump sum payments (which in the aggregate are equal to or less than the fair market value of the life insurance policy or policies purchased to fund the benefits under the Deferred Plan) to each participant or his beneficiary, which payments are equal to each such participant's respective accrued benefit under the Deferred Plan as of the date on which the Deferred Plan is terminated. In the case of a life insurance policy held in the trust, "fair market value" shall mean the net cash surrender value of the policy, after deducting any cancellation, liquidation or surrender charges or fees. There are no restrictions on PSHC's (including its subsidiaries and successors) ability to obtain such cash surrender value as of or immediately following the Closing Date (other than applicable surrender charges). Neither Seacoast nor any PSHC Entity shall be obligated to contribute cash or other property to fund such benefits under the Deferred Plan. There are no restrictions on the PSHC's (including its subsidiaries and successors) right to terminate the Deferred Plan as to benefits which have not accrued as of the Closing Date.

          5.16 Material Contracts. Except as disclosed in Section 5.16 of the PSHC Disclosure Memorandum or otherwise reflected in the PSHC Financial Statements, none of the PSHC Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any PSHC Entity or the guarantee by any PSHC Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any PSHC Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among PSHC Entities, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and commercial "shrink-wrap" software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any PSHC Entity, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $100,000), (viii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, and (ix) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by PSHC with the SEC as of the date of this Agreement (together with all Contracts referred to in Sections 5.10 and 5.15(a), the "PSHC Contracts"). With respect to each PSHC Contract and except as disclosed in Section 5.16 of the PSHC Disclosure Memoran-

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     dum: (i) the Contract is in full force and effect; (ii) no PSHC Entity is in Default thereunder or would be in Default thereunder as a result of this Agreement or the transaction contemplated herein; (iii) no PSHC Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of PSHC, in Default in any respect or has repudiated or waived any material provision thereunder. All of the indebtedness of any PSHC Entity for money borrowed is prepayable at any time by such PSHC Entity without penalty or premium. None of PSHC nor any of the PSHC Entities has any obligation or liability to any wholesale mortgage business ("Wholesale Mortgage Business") or to any Affiliate of such Persons to purchase, fund or extend credit with respect to any loans, extensions of credit, mortgages, or any participation or other interest therein originated, brokered or referred by or through such Persons, and the only outstanding balances under any such arrangements whereby PSNB is obligated to provide funding aggregate not more than $212,000, all of which will be repaid in full by not later than April 30, 1997. Except as described in Section 5.16 of the PSHC Disclosure Memorandum, all Contracts to which PSHC and/or its Subsidiaries are parties may be terminated by such PSHC Entity and its successors and assigns without penalty, charge, liability or further obligation.

          5.17 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of PSHC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any PSHC Entity or any employee benefit plan of any PSHC Entity, or against any director or employee of any PSHC Entity, in their capacity as such, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any PSHC Entity. Section 5.17 of the PSHC Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any PSHC Entity is a party and which names a PSHC Entity as a defendant or cross-defendant or for which any PSHC Entity has any potential Liability.

          5.18 Reports. Except as set forth in Section 5.18 of the PSHC Disclosure Memorandum, since January 1, 1993, or the date of organization if later, each PSHC Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a PSHC Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          5.19 Statements True and Correct. No statement, certificate, instrument, or other writing furnished or to be furnished by any PSHC Entity or any Affiliate thereof to Seacoast pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any PSHC Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Seacoast with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any PSHC Entity or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to each Party's shareholders in connection with the Shareholders' Meetings, and any other documents to be filed by a PSHC Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of PSHC and Seacoast, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meetings. All documents that any PSHC Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

          5.20 Accounting, Tax and Regulatory Matters. No PSHC Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

          5.21 State Takeover Laws. Each PSHC Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws").

          5.22 Charter Provisions. Each PSHC Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any PSHC Entity or restrict or impair the ability of Seacoast or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any PSHC Entity that may be directly or indirectly acquired or controlled by them. This Agreement and the transactions contemplated herein will not trigger any supermajority voting provisions under the Articles of Incorporation, Bylaws, or other governing instruments of any PSHC Entity.

          5.23 Opinion of Financial Advisor. PSHC has received the opinion of Austin Associates, Inc., dated the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of PSHC Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to Seacoast.

          5.24 Board Recommendation. The Board of Directors of PSHC, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of PSHC Common Stock approve this Agreement.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF SEACOAST

     Seacoast hereby represents and warrants to PSHC as follows:

          6.1 Organization, Standing, and Power. Seacoast is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Seacoast is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Seacoast Material Adverse Effect.

          6.2 Authority of Seacoast; No Breach By Agreement. (a) Seacoast has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to

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

     consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Seacoast, subject to the approval of the issuance of the shares of Seacoast Common Stock pursuant to the Merger by sixty-six and two-thirds percent (66 2/3%) of all and each class of the votes cast at the Seacoast Shareholders' Meeting (assuming for such purpose that the votes cast in respect of such proposal represent sixty-six and two-thirds percent
     (66 2/3%) of all and each class of the outstanding Seacoast Common Stock eligible to vote at the Seacoast Shareholders' Meeting), which is the only shareholder vote required for approval of this Agreement and consummation of the merger by Seacoast. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of Seacoast, enforceable against Seacoast in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by Seacoast, nor the consummation by Seacoast of the transactions contemplated hereby, nor compliance by Seacoast with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Seacoast's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Seacoast Entity under, any Contract or Permit of any Seacoast Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Seacoast Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Seacoast Entity or any of their respective material Assets (including any Seacoast Entity or any PSHC Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Seacoast Entity or any PSHC Entity being reassessed or revalued by any Taxing authority).

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Seacoast Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Seacoast of the Merger and the other transactions contemplated in this Agreement.

          6.3 Capital Stock. (a) The authorized capital stock of Seacoast consists of (i) 10,000,000 shares of Seacoast Class A Common Stock, of which 3,903,392 shares are issued and 3,872,500 outstanding as of the date of this Agreement, (ii) 810,000 shares of $.10 par value Class B Common Stock, of which 384,638 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 shares of Seacoast Preferred Stock, none of which are issued and outstanding. All of the issued and outstanding shares of Seacoast Capital Stock are, and all of the shares of Seacoast Common Stock to be issued in exchange for shares of PSHC Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares of Seacoast Capital Stock has been, and none of the shares of Seacoast Common Stock to be issued in exchange for shares of PSHC Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Seacoast.

          (b) Except as set forth in Section 6.3(a), or as disclosed in Section
     6.3 of the Seacoast Disclosure Memorandum, there are no shares of capital stock or other equity securities of Seacoast outstanding and no outstanding Equity Rights relating to the capital stock of Seacoast.

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

          6.4 Seacoast Subsidiaries. Seacoast has disclosed in Section 6.4 of the Seacoast Disclosure Memorandum all of the Seacoast Subsidiaries as of the date of this Agreement that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the Seacoast Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 6.4 of the Seacoast Disclosure Memorandum, Seacoast or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Seacoast Subsidiary. No capital stock (or other equity interest) of any Seacoast Subsidiary are or may become required to be issued (other than to another Seacoast Entity) by reason of any Equity Rights, and there are no Contracts by which any Seacoast Subsidiary is bound to issue (other than to another Seacoast Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Seacoast Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Seacoast Subsidiary (other than to another Seacoast Entity). There are no Contracts relating to the rights of any Seacoast Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Seacoast Subsidiary. All of the shares of capital stock (or other equity interests) of each Seacoast Subsidiary held by a Seacoast Entity are fully paid and (except pursuant to 12 USC Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable and are owned by the Seacoast Entity free and clear of any Lien. Each Seacoast Subsidiary is either a bank, a savings association, or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Seacoast Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Seacoast Material Adverse Effect. Each Seacoast Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund.

          6.5 SEC Filings; Financial Statements. (a) Seacoast has timely filed and made available to PSHC all SEC Documents required to be filed by Seacoast since December 31, 1992 (the "Seacoast SEC Reports"). The Seacoast SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seacoast SEC Reports or necessary in order to make the statements in such Seacoast SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Seacoast Subsidiaries that are registered as a broker, dealer, or investment advisor, no Seacoast Subsidiary is required to file any SEC Documents.

          (b) Each of the Seacoast Financial Statements (including, in each case, any related notes) contained in the Seacoast SEC Reports, including any Seacoast SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Seacoast and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal

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

     and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

          6.6 Absence of Undisclosed Liabilities. No Seacoast Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Seacoast Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Seacoast as of December 31, 1995 and September 30, 1996, included in the Seacoast Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No Seacoast Entity has incurred or paid any Liability since September 30, 1996, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Seacoast Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

          6.7 Absence of Certain Changes or Events. Since December 31, 1995, except as disclosed in the Seacoast Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.7 of the Seacoast Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Seacoast Material Adverse Effect, and (ii) the Seacoast Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Seacoast provided in Article 7.

          6.8 Certain Environmental and Employee Benefit Matters. (a) To the Knowledge of Seacoast, each Seacoast Entity, its Participation Facilities and its Operating Properties, are, and have been, in compliance with all environmental law, except for violations which are not reasonably likely to have, individually or in the aggregate, a Seacoast Material Adverse Effect.

          (b) Seacoast has delivered or made available to PSHC prior to the execution hereof, copies or summary plan descriptions of all pension, retirement, profit/life insurance, deferred compensation, common stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements or agreements, all medical, vision, dental and other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in
     Section 3(3) of ERISA, currently adopted and maintained by, sponsored in whole or in part by, or contributed to by any Seacoast Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which such employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Seacoast Benefit Plans"). All Seacoast Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code or any other applicable Laws, except for such breaches or violations the which are not reasonably likely to have individually or in the aggregate, a Seacoast Material Adverse Effect.

          6.9 Allowance for Possible Loan Losses. In the opinion of management of Seacoast, the Allowance shown on the consolidated balance sheets of Seacoast included in the most recent Seacoast Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Seacoast included in the Seacoast Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan, lease and securities portfolios (including accrued interest receivables) of the Seacoast Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Seacoast Entities as of the dates thereof.

          6.10 Assets. (a) Except as disclosed in Section 6.10 of the Seacoast Disclosure Memorandum or as disclosed or reserved against in the Seacoast Financial Statements delivered prior to the date of this Agreement, the Seacoast Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a Seacoast Material Adverse Effect. All tangible properties used in the businesses of the Seacoast Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Seacoast's past practices.

          (b) All Assets which are material to Seacoast's business on a consolidated basis, held under leases or subleases by any of the Seacoast Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

          (c) The Seacoast Entities currently maintain insurance similar in amounts, scope and coverage to that maintained by other peer banking organizations. None of the Seacoast Entities has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual cases $5,000 or in the aggregate $100,000 pending under such policies of insurance and no notices have been given by any Seacoast Entity under such policies.

          (d) The Assets of the Seacoast Entities include all assets required to operate the business of the Seacoast Entities as presently conducted.

          6.11 Intellectual Property. Each Seacoast Entity owns or has a license to use all of the Intellectual Property used by such Seacoast Entity in the course of its business. Each Seacoast Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such Seacoast Entity in connection with such Seacoast Entity's business operations, and such Seacoast Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Seacoast Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Seacoast threatened, which challenge the rights of any Seacoast Entity with respect to Intellectual Property used, sold or licensed by such Seacoast Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the Seacoast Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 6.11 of the Seacoast Disclosure Memorandum, no Seacoast Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 6.11 of the Seacoast Disclosure Memorandum, every officer, director, or employee of any Seacoast Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a Seacoast Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Seacoast Entity, and no such officer, director or employee is party to any Contract with any Person other than a Seacoast Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Seacoast Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Seacoast Entity. Except as disclosed in Section 6.11 of the Seacoast Disclosure Memorandum, no officer, director or employee of any Seacoast Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Seacoast Entity.

          6.12 [Reserved].

          6.13 Compliance with Laws. Seacoast is duly registered as a bank holding company under the BHC Act. Each Seacoast Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Seacoast Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Seacoast Material Adverse Effect. Except as disclosed in Section 6.13 of the Seacoast Disclosure Memorandum, none of the Seacoast Entities:

             (a) is in Default under its Articles of Incorporation or Bylaws (or other governing instruments); or

             (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Seacoast Material Adverse Effect; or

             (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Seacoast Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits or (iii) requiring any Seacoast Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

          6.14 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Seacoast, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Seacoast Entity or employee benefit plan of any Seacoast Entity, or against any director or employee of any Seacoast Entity, in their capacity as such, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Seacoast Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Seacoast Entity.

          6.15 Reports. Since January 1, 1993, or the date of organization if later, each Seacoast Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Seacoast Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          6.16 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any Seacoast Entity or any Affiliate thereof to PSHC pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Seacoast Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Seacoast with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Seacoast Entity or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to each Party's shareholders in connection with the Shareholders' Meetings, and any other documents to be filed by any Seacoast Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of PSHC and Seacoast, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meetings. All documents that any Seacoast Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

          6.17 Accounting, Tax and Regulatory Matters. No Seacoast Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section. All Tax Returns required to be filed by or on behalf of any of the Seacoast Entities have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods on or before December 31, 1995 and on or before the day of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Seacoast Material Adverse Effect and all such Tax Returns filed are complete and accurate in all material respects. All Taxes shown on Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against any Seacoast Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.17 of the Seacoast Disclosure Memorandum. The provision for Taxes due or to become due for any of the Seacoast Entities for the period or periods through and including the day of the respective Seacoast Financial Statements has been made and is reflected on such Seacoast Financial Statements is sufficient to cover all such Taxes.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Affirmative Covenants of PSHC. Except as disclosed in Section 7.1 of the PSHC Disclosure Memorandum with respect to PSNB's proposed Ft. Pierce branch office, the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Seacoast shall have been obtained, and except as otherwise expressly contemplated herein, PSHC shall and shall cause each of its Subsidiaries to operate its business only in the usual, regular, and ordinary course, and in a manner designed to preserve intact its business organization and Assets and maintain its rights and franchises, and shall take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement. Furthermore, except for the up to $212,000 of credit, heretofore committed by PSNB and described in the fourth sentence of Section 5.16 hereof, any loans, leases or extensions of credit secured by real property originated, purchased or funded in whole or in part by any PSHC Entity, where the obligor thereon and the real property related thereto are not both located in St. Lucie, Martin and/or Indian River Counties, Florida (collectively, the "Counties") shall conform to the FNMA or FHLMC seller/servicer guidelines applicable to such Loans and shall be immediately saleable to FNMA and/or FHLMC. PSHC and each PSHC Entity shall immediately terminate and discontinue purchasing, funding or otherwise extending credit or committing or agreeing to any of the foregoing with respect to any loans, extensions of credit, leases and/or mortgages or any participations or other interests therein from any Wholesale Mortgage Business and/or any Affiliate of such Wholesale Mortgage Business, except to meet PSNB's contractual obligations under the existing commitments described in the fourth sentence of Section 5.16 hereof, and except to purchase and hold as temporary investments, up to $2.5 million at any time of fully-approved FHA and VA Loans at any time through April 30, 1997.

     7.2 Negative Covenants of PSHC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Seacoast shall have been obtained, and except as otherwise expressly contemplated herein, PSHC covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

          (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any PSHC Entity or, except as expressly contemplated by this Agreement, or

          (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a PSHC Entity to another PSHC Entity) in excess of an aggregate of $50,000 (for the PSHC Entities on a consolidated basis) except in the ordinary course of the business of PSHC Subsidiaries consistent with past practices (which shall include, for PSHC Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any PSHC Entity of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the PSHC Disclosure Memorandum); or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any PSHC Entity, or declare or pay any dividend or make any other distribution in respect of PSHC's capital stock; or

          (d) except for this Agreement, or pursuant to the exercise of stock options or warrants or warrants outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the PSHC Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of PSHC Common Stock or any other capital stock of any PSHC Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

          (e) adjust, split, combine or reclassify any capital stock of any PSHC Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of PSHC Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any PSHC Subsidiary (unless any such shares of stock are sold or otherwise transferred to another PSHC Entity) or (y) any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) (1) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of one year or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned PSHC Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution subsidiary solely in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; (2) make any new loans or extensions of credit or renew, extend or renegotiate any existing loans or extensions of credit (i) with respect to properties or businesses outside of the Counties or to borrowers whose principal residence is outside of the Counties, (ii) that are unsecured in excess of $100,000, or (iii) that are secured in excess of $250,000; (3) purchase or sell (except for sales of single family residential first mortgage loans in the ordinary course of PSHC's business for fair market value) any whole loans, leases, mortgages or any loan participations or agented credits or other interest therein,
     (4) renew or renegotiate any loans or credits that are on any watch list and/or are classified or special mentioned or take any similar actions with respect to collateral held with respect to debts previously contracted or other real estate owned, except pursuant to safe and sound banking practices and with prior disclosure to First National; provided, however, that PSHC may, without the prior notice to or written consent of First National, renew or extend existing credits on substantially similar terms and conditions as present at the time such credit was made or last extended, renewed or modified, for a period not to exceed one year and at rates not less than market rates for comparable credits and transactions and without any release of any collateral except as any PSHC Entity is presently obligated under existing written agreements kept as part of such PSHC Entity's official records. If any PSHC Entity makes, extends, renews, renegotiates, compromises or settles any loans or extensions of credit or releases any collateral therefore that are subject to the prior disclosure to First National hereunder and First National has objected thereto the Purchase Price shall be reduced on a dollar for dollar basis in an amount equal to all outstanding principal of, all accrued but unpaid interest and other charges on such loan(s) as of the Closing Date; or

          (g) grant any increase in compensation or benefits to the employees or officers of any PSHC Entity, except in accordance with past practice disclosed in Section 7.2(g) of the PSHC Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the PSHC Disclosure Memorandum; and enter into or amend any severance agreements with officers of any PSHC Entity; grant any material increase in fees or other increases in compensation or other benefits to directors of any PSHC Entity except in accordance with past practice disclosed in Section 7.2(g) of the PSHC Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights; or

          (h) enter into or amend any employment Contract between any PSHC Entity and any Person (unless such amendment is required by Law) that the PSHC Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of any PSHC Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any PSHC Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any PSHC Entity for material money damages or restrictions upon the operations of any PSHC Entity; or

          (l) except in the ordinary course of business and as expressly permitted in Section 7.2(f), enter into, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance or any Contract calling for payments exceeding $100,000) or waive, release, compromise or assign any material rights or claims.

     7.3 Covenants of Seacoast. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of PSHC shall have been obtained, and except as otherwise expressly contemplated herein, Seacoast covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Seacoast Capital Stock and the business prospects of the Seacoast Entities and to the extent consistent therewith use all reasonable efforts to preserve intact the Seacoast Entities' core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Seacoast Entity from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Seacoast, desirable in the conduct of the business of Seacoast and its Subsidiaries. Seacoast further covenants and agrees that it will not, without the prior written consent of PSHC, which consent shall not be unreasonably withheld, amend the Articles of Incorporation or Bylaws of Seacoast, in each case, in any manner adverse to the holders of PSHC Common Stock as compared to rights of holders of Seacoast Common Stock generally as of the date of this Agreement.

     7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a PSHC Material Adverse Effect or a Seacoast Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present in all material respects the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1 Registration Statement; Proxy Statement; Shareholder Approval. As soon as reasonably practicable after execution of this Agreement, at a date determined by Seacoast in its sole discretion, Seacoast shall prepare and file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Seacoast Common Stock upon consummation of the Merger. PSHC shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and the holders of its capital stock as Seacoast may reasonably request in connection with such action. PSHC shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. Seacoast shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon the issuance of shares of Seacoast Common Stock pursuant to the Merger and such other related matters as it deems appropriate. In connection with the Shareholders' Meetings, (i) PSHC and Seacoast shall prepare and file with the SEC a Joint Proxy Statement and mail such Joint Proxy Statement to their respective shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Joint Proxy Statement, (iii) the Board of Directors of PSHC and Seacoast shall recommend to their respective shareholders the approval of the matters submitted for approval, and (iv) the Board of Directors and officers of PSHC and Seacoast shall use their reasonable efforts to obtain such shareholders' approval. Seacoast and PSHC shall make all necessary filings with respect to the Merger under the Securities Laws.

     8.2 Nasdaq Listing. Seacoast shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq National Market the shares of Seacoast Common Stock to be issued to the holders of PSHC Common Stock pursuant to the Merger, and Seacoast shall give all notices and make all filings with the NASD required in connection with the transactions contemplated herein.

     8.3 Applications. Seacoast shall promptly prepare and file, and PSHC shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

     8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Seacoast shall execute and file the Articles of Merger with the Secretary of State of the State of Florida in connection with the Closing.

     8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.6 Investigation and Confidentiality. (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) In addition to the Parties' respective obligations under the Confidentiality Agreement, which are hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. In the event that a Party is required by applicable law or valid court process to disclose any such confidential information then such Party shall provide the other Party with prompt written notice of any such requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 8.6. If in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, a Party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a Party may, without liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises such Party is legally required to be disclosed, provided that such disclosing Party use its best efforts to preserve the confidentiality of such confidential information, including without limitation, by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) PSHC shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons, if any, which were considering an Acquisition Proposal with respect to PSHC to preserve the confidentiality of the information relating to the PSHC Entities provided to such Persons and their Affiliates and Representatives.

     (d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a PSHC Material Adverse Effect or a Seacoast Material Adverse Effect, as applicable.

     8.7 Press Releases. Prior to the Effective Time, PSHC and Seacoast shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.8 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, no PSHC Entity nor any Affiliate thereof nor any Representatives thereof retained by any PSHC Entity shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent the Board of Directors of PSHC, after having consulted with and considered the advice of outside counsel, reasonably determines in good faith that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to PSHC's shareholder under applicable law, no PSHC Entity or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but PSHC may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations. PSHC shall promptly advise Seacoast following the receipt of any Acquisition Proposal and the details thereof, and advise Seacoast of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. PSHC shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing.

     8.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to use its reasonable efforts to take no action which would cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.10 State Takeover Laws. Each PSHC Entity and each PSHC shareholder shall take the necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law, including the FBCA.

     8.11 Charter Provisions. Except as required by applicable Law or as otherwise provided in this Agreement, each PSHC Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any PSHC Entity or restrict or impair the ability of Seacoast or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any PSHC Entity that may be directly or indirectly acquired or controlled by them.

     8.12 PSHC Meetings. Each PSHC Entity shall give prior notice of each meeting or proposed action by any of their respective Boards of Directors and/or committees, including a description of any matters to be discussed and/or acted upon, and shall permit a representative of Seacoast to attend each such meeting, except during discussions relating to the transactions contemplated herein that present conflict of interest and/or confidentiality issues.

     8.13 Agreement of Affiliates. PSHC has disclosed in Section 8.13 of the PSHC Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of PSHC for purposes of Rule 145 under the 1933 Act. PSHC shall use its reasonable efforts to cause each such Person to deliver to Seacoast upon the execution of this Agreement a written agreement, substantially in the form of
Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of PSHC Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Seacoast Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and, until such time as financial results covering at least 30 days of combined operations of Seacoast and PSHC have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Shares of Seacoast Common Stock issued to such affiliates of PSHC in exchange for shares of PSHC Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Seacoast and PSHC have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this
Section 8.13 (and Seacoast shall be entitled to place restrictive legends upon certificates for shares of Seacoast Common Stock issued to affiliates of PSHC pursuant to this Agreement to enforce the provisions of this Section 8.13; provided that Seacoast removes such legends at the appropriate time). Seacoast shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Seacoast Common Stock by such affiliates.

     8.14 Employee Benefits and Contracts. (a) Following the Effective Time, Seacoast shall provide generally to officers and employees of the PSHC Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Seacoast Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Seacoast Entities to their similarly situated officers and employees; provided, that, for a period of 12 months after the Effective Time, Seacoast shall provide generally to officers and employees of PSHC Entities severance benefits in accordance with the policies of either
(i) PSHC as disclosed in Section 8.14 of the PSHC Disclosure Memorandum, or (ii) Seacoast, whichever of (i) or (ii) will provide the greater benefit to the officer or employee. Seacoast shall waive any pre-existing condition exclusion under any employee health plan for which any employees and/or officers and dependents covered by PSHC plans as of Closing of the PSHC Entities shall become eligible by virtue of the preceding sentence, to the extent (i) such pre-existing condition was covered under the corresponding plan maintained by the PSHC Entity and (ii) the individual affected by the pre-existing condition was covered by the PSHC Entity's corresponding plan on the date which immediately precedes the Effective Time, provided that PSHC has disclosed in Section 8.14 of the PSHC Disclosure Memorandum and at Closing that none of its employees, officers or other participants or their respective dependents, to the best of PSHC and PSNB's knowledge and belief, have any long-term disabilities or conditions, which in the reasonable judgment of Seacoast would materially adversely affect the claims experience and/or costs of any employee benefit plan or insurance maintained by or through any Seacoast Entity. For purposes of participation, vesting and (except in the case of Seacoast retirement plans) benefit accrual under Seacoast's employee benefit plans, the service of the employees of the PSHC Entities prior to the Effective Time shall be treated as service with a Seacoast Entity participating in such employee benefit plans. Seacoast also shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 8.14 of the PSHC Disclosure Memorandum to Seacoast between any PSHC Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the PSHC Benefit Plans.

     (b) Upon the execution hereof, a mutually acceptable employment agreement between J. Hal Roberts, Jr. and Seacoast or First National shall be executed and delivered, and which shall become effective at the Effective Time.

     (c) Subject to compliance with applicable Laws and the absence of any Material Adverse Effects upon Seacoast or any PSHC Benefit Plans and/or Seacoast Benefit Plans, Seacoast intends to merge the PSHC 401(k) Plan with the Seacoast 401(k) Plan.

     (d) Effective upon the Effective Time, PSHC and, as applicable, its Subsidiaries shall terminate, their Employee Non-Qualified Stock Investment Plan and Trust of Port St. Lucie National Bank and the Deferred Compensation Plan offered to Directors. Such termination and the effects thereof shall be in accordance with Section 5.15(h) hereof

     8.15 Indemnification. (a) With respect to all claims brought during the period of four years after the Effective Time, Seacoast shall indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the PSHC Entities (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of PSHC or, at PSHC's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Florida Law and by PSHC's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Seacoast Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Seacoast and the Indemnified Party.

     (b) Seacoast shall, to the extent available, (and PSHC shall cooperate prior to the Effective Time in these efforts) maintain in effect for a period of two years after the Effective Time PSHC's existing directors' and officers' liability insurance policy (provided that Seacoast may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of PSHC given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that Seacoast shall not be obligated to make aggregate premium payments for such two-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to PSHC's directors and officers, 150% of the annual premium payments on PSHC's current policy in effect as of the date of this Agreement (the "Maximum Amount").

     (c) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 8.15, upon learning of any such Liability or Litigation, shall promptly notify Seacoast thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

     8.16 Certain Policies of PSHC. Seacoast and PSHC shall consult with respect to their respective loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and PSHC shall make such modification or changes to its policies and practices, if any, prior to the Effective

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

Time as may be mutually agreed upon. Seacoast and PSHC also shall consult with respect to the character, amount and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP, prior to the Effective Time, as may be mutually agreed upon by the Parties. Neither Party's representations, warranties, covenants or agreements contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 8.16.

     8.17 Nomination and Election of Directors. Seacoast shall as soon as practicable following the Effective Time nominate and use its best efforts to cause to be elected to the Seacoast and First National Board of Directors two candidates from the current PSHC Board of Directors. In addition, Seacoast shall cause First National to amend its Bylaws as soon as practicable following the Effective Time to provide for one or more First National Advisory Boards, including an First National Advisory Board for Port St. Lucie County. Seacoast shall cause each of the current directors of PSHC (other than such PSHC and/or PSNB directors who are elected as directors of Seacoast and/or First National) to be nominated and elected to the First National Advisory Board for St. Lucie County as soon as practicable after such Advisory Board is constituted according to the preceding sentence.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

          (a) Shareholder Approval. The shareholders of PSHC shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD. The shareholders of Seacoast shall have approved the issuance of shares of Seacoast Common Stock pursuant to the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD.

          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Seacoast would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

          (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a PSHC Material Adverse Effect or a Seacoast Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Seacoast would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

          (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary,

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

     preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

          (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Seacoast Common Stock issuable pursuant to the Merger shall have been received.

          (f) Share Listing. The shares of Seacoast Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq National Market.

          (g) Pooling Letters. Each of the Parties shall have received letters, dated as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, addressed to Seacoast, in form and substance reasonably acceptable to Seacoast, from Arthur Andersen LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment. Each of the Parties also shall have received letters, dated as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, addressed to Seacoast, in form and substance reasonably acceptable to Seacoast, from KPMG Peat Marwick to the effect that such firm is not aware of any matters relating to PSHC and its Subsidiaries which would preclude the Merger from qualifying for pooling-of-interests accounting treatment.

          (h) Tax Matters. Each Party shall have received a written opinion of counsel from Alston & Bird, in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of PSHC Common Stock for Seacoast Common Stock will not give rise to gain or loss to the shareholders of PSHC with respect to such exchange (except to the extent of any cash received), and (iii) none of PSHC or Seacoast will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of PSHC and Seacoast reasonably satisfactory in form and substance to such counsel.

     9.2 Conditions to Obligations of Seacoast. The obligations of Seacoast to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seacoast pursuant to Section 11.6(a):

          (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of PSHC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 5.3, 5.20, 5.21, and 5.22 shall be true and correct (except for inaccuracies which are de minimus in amount). There shall not exist inaccuracies in the representations and warranties of PSHC set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.20, 5.21, and 5.22) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a PSHC Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of PSHC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with.

          (c) Certificates. PSHC shall have delivered to Seacoast (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to PSHC and in Section 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by PSHC's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Seacoast and its counsel shall request.

          (d) Opinion of Counsel. Seacoast shall have received an opinion of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A, counsel to PSHC, dated as of the Closing, in form reasonably satisfactory to Seacoast, as to the matters set forth in Exhibit 3.

          (e) Accountant's Letters. Seacoast shall have received from KPMG Peat Marwick letters dated not more than five days prior to (i) the date of the Joint Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding PSHC, in form and substance reasonably satisfactory to Seacoast, which letters shall be based upon customary specified procedures undertaken by such firm in accordance with Statement of Auditing Standard Nos. 71, 72 and 75.

          (f) Affiliates' Agreements. Seacoast shall have received from each affiliate of PSHC the affiliates letter referred to in Section 8.13, to the extent necessary to assure in the reasonable judgment of Seacoast that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

          (g) Shareholders' Equity. PSHC's shareholders' equity as of the Closing shall not be less than PSHC's shareholders' equity as of December 31, 1996, excluding for purposes of the calculation of such shareholders' equity the effects of (i) all costs, fees and charges, including fees and charges of PSHC's accountants, counsel and financial advisors, whether or not accrued or paid, that are related to the transactions contemplated by this Agreement not to exceed $200,000 in the aggregate, (ii) all net charges resulting from the application of FASB Statement No. 115 with respect to unrealized securities gains and losses, and (iii) any reductions in PSHC's shareholders' equity resulting from any actions or changes in policies of PSHC taken at the request of Seacoast, including those described in Section 8.16 and (iv) the effect on or after the Effective Time, as Seacoast may determine, of the PSHC and/or PSNB data processing agreements as shown in Section 9.2(g) of the PSHC Disclosure Memorandum.

          (h) Director's Agreements. Seacoast shall have received from each director of PSHC the Director's Agreement set forth hereto at Exhibit 4.

          (i) Claims Letter. Seacoast shall have received from each director and officer of PSHC the Claims Letter set forth hereto at Exhibit 5.

     9.3 Conditions to Obligations of PSHC. The obligations of PSHC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by PSHC pursuant to Section 11.6(b):

          (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Seacoast set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Seacoast set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Seacoast Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Seacoast to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. Seacoast shall have delivered to PSHC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Seacoast and in
     Section 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Seacoast's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as PSHC and its counsel shall request.

          (d) Opinion of Counsel. PSHC shall have received an opinion of Alston & Bird, counsel to Seacoast, dated as of the Effective Time, in form reasonably acceptable to PSHC, as to the matters set forth in Exhibit 6.

          (e) Fairness Opinion. PSHC shall have received from Austin Associates, Inc. a letter, dated not more than five business days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the consideration to be received by PSHC shareholders in connection with the Merger is fair, from a financial point of view, to such shareholders.

                                   ARTICLE 10

                                  TERMINATION

     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of PSHC and Seacoast or both, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of Seacoast and PSHC; or

          (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a PSHC Material Adverse Effect or a Seacoast Material Adverse Effect, as applicable, on the breaching Party; or

          (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

          (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of PSHC or Seacoast fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders' Meetings where such matters were presented to such shareholders for approval and voted upon; or

          (e) By either Party in the event that the Merger shall not have been consummated by August 31, 1997, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that

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

     any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e); or

          (g) By Seacoast, in the event that the Board of Directors of PSHC shall have failed to reaffirm its approval of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger, or shall have affirmed, recommended or authorized entering into any other Acquisition Proposal or other transaction involving a merger, share exchange, consolidation or transfer of substantially all of the Assets of PSHC.

     (h) By PSHC in the event that the Purchase Price Per Share shall be less than $24.62.

     10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
10.2 and Article 11 and Sections 8.6(b) and 8.7 shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 1, 2, 3, 4 and 11 and Sections 8.7, 8.13, 8.14, 8.15 and 8.17.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 Definitions. (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "1933 Act" shall mean the Securities Act of 1933, as amended.

          "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

          "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

          "Articles of Merger" shall mean the Articles of Merger to be executed by Seacoast and filed with the Secretary of State of the State of Florida relating to the Merger as contemplated by Section 1.1.

          "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "Closing Date" shall mean the date on which the Closing occurs.

          "Confidentiality Agreement" shall mean that certain Confidentiality Agreement, dated May 10, 1996, between PSHC and Seacoast.

          "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

          "Default" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit,
     (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

          "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

          "Equity Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Exhibits" 1 through 6, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "FHLMC" shall mean the Federal Home Loan Mortgage Corporation

          "FNMA" shall mean the Federal National Mortgage Association.

          "FBCA" shall mean the Florida Business Corporation Act.

          "First National" shall mean First National Bank & Trust Company of the Treasure Coast, a national banking association and a Seacoast Subsidiary.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

          "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

          "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Joint Proxy Statement" shall mean the proxy statement used by PSHC and Seacoast to solicit the approval of their respective shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Seacoast relating to the issuance of the Seacoast Common Stock to holders of PSHC Common Stock.

          "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

          "Law" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

          "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien, and which are disclosed in Section 11.1 of the PSHC Disclosure Memorandum or Seacoast Disclosure Memorandum, as applicable.

          "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "Nasdaq National Market" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

          "Operating Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "Party" shall mean either PSHC or Seacoast, and "Parties" shall mean both PSHC and Seacoast.

          "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "PSHC Common Stock" shall mean the $0.01 par value common stock of PSHC.

          "PSHC Disclosure Memorandum" shall mean the written information entitled "Port St. Lucie National Bank Holding Corp. Disclosure Memorandum" delivered prior to the date of this Agreement to Seacoast describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "PSHC Entities" shall mean, collectively, PSHC and all PSHC Subsidiaries.

          "PSHC Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of PSHC as of September 30, 1996, and as of December 31,1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1996, and for each of the three fiscal years ended December 31,1995, 1994 and 1993, as filed by PSHC in SEC Documents, and (ii) the consolidated statements of condition of PSHC (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1996.

          "PSHC Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of PSHC and its Subsidiaries, taken as a whole, or (ii) the ability of PSHC to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of PSHC (or any of its Subsidiaries) taken with the prior informed written Consent of Seacoast in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of PSHC, including expenses incurred by PSHC in consummating the transactions contemplated by this Agreement.

          "PSHC Stock Plans" shall mean the existing stock option, stock purchase and other stock-based plans of PSHC.

          "PSHC Subsidiaries" shall mean the Subsidiaries of PSHC, which shall include the PSHC Subsidiaries described in Section 5.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of PSHC in the future and held as a Subsidiary by PSHC at the Effective Time.

          "PSN Bank" shall mean Port St. Lucie National Bank, a national banking association and a PSHC Subsidiary.

          "Purchase Price Per Share" shall mean (i) the sum of (x) the average of the closing prices on the Nasdaq National Market as reported by The Wall Street Journal of Seacoast Common Stock for the 20 trading days preceding the fifth trading day preceding the Closing Date (the "Seacoast Stock Price") multiplied by 900,000 and (y) 1,242,953 (ii) divided by the number of shares of PSHC Common Stock plus the number of shares of PSHC Common Stock subject to PSHC Options, including PSHC Warrants, outstanding at the Effective Time.

          "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Seacoast under the 1933 Act with respect to the shares of Seacoast Common Stock to be issued to the shareholders of PSHC in connection with the transactions contemplated by this Agreement.

          "Regulatory Authorities" shall mean, collectively, the SEC, the NASD, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

          "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

          "Seacoast Capital Stock" shall mean, collectively, the Seacoast Common Stock, the Seacoast Preferred Stock and any other class or series of capital stock of Seacoast.

          "Seacoast Common Stock" shall mean the $0.10 par value Class A common stock of Seacoast.

          "Seacoast Disclosure Memorandum" shall mean the written information entitled "Seacoast Banking Corporation of Florida Disclosure Memorandum" delivered prior to the date of this Agreement to PSHC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "Seacoast Entities" shall mean, collectively, Seacoast and all Seacoast Subsidiaries.

          "Seacoast Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Seacoast as of September 30, 1996, and as of December 31, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1996, and for each of the three fiscal years ended December 31, 1995, 1994 and 1993, as filed by Seacoast in SEC Documents, and (ii) the consolidated statements of condition and balance sheets of Seacoast (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1996.

          "Seacoast Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Seacoast and its Subsidiaries, taken as a whole, or (ii) the ability of Seacoast to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of Seacoast (or any of its Subsidiaries) taken with the prior informed written Consent of PSHC in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of Seacoast, including expenses incurred by Seacoast in consummating the transactions contemplated by this Agreement.

          "Seacoast Preferred Stock" shall mean the $1.00 par value preferred stock of Seacoast.

          "Seacoast Stock Plans" shall mean the existing stock option and other stock-based compensation plans of Seacoast designated as follows: (i) Seacoast Banking Corporation of Florida 1991 Stock Option and Stock Appreciation Rights Plan and (ii) Seacoast Banking Corporation of Florida 1996 Long-term Incentive Plan.

          "Seacoast Stock Price" shall mean the average of the closing prices on the Nasdaq National Market as reported by The Wall Street Journal of Seacoast Common Stock for the 20 trading days preceding the fifth trading day preceding the Closing Date.

          "Seacoast Subsidiaries" shall mean the Subsidiaries of Seacoast, which shall include the Seacoast Subsidiaries described in Section 6.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Seacoast in the future and held as a Subsidiary by Seacoast at the Effective Time.

          "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "Shareholders' Meetings" shall mean the respective meetings of the shareholders of PSHC and Seacoast to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

          "Significant Subsidiary" shall mean any present or future consolidated Subsidiary of the Party in question, the assets of which constitute ten percent (10%) or more of the consolidated assets of such Party as reflected on such Party's consolidated statement of condition prepared in accordance with GAAP.

          "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

     "Surviving Corporation" shall mean Seacoast as the surviving corporation resulting from the Merger.

          "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

          "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Allowance...................................................  Section 5.9
Bank Merger.................................................  Section 1.4
Bank Plan...................................................  Section 1.4
Closing.....................................................  Section 1.2
Counties....................................................  Section 7.1.
Effective Time..............................................  Section 1.3
ERISA Affiliate.............................................  Section 5.15(b)
Exchange Agent..............................................  Section 4.1
Exchange Ratio..............................................  Section 3.1(b)
Lower Threshold Price.......................................  Section 3.1(b)
Maximum Amount..............................................  Section 8.15
Merger......................................................  Section 1.1
PSHC Benefit Plans..........................................  Section 5.15
PSHC Contracts..............................................  Section 5.16
PSHC ERISA Plan.............................................  Section 5.15
PSHC Options................................................  Section 3.6
PSHC Pension Plan...........................................  Section 5.15
PSHC SEC Reports............................................  Section 5.5(a)
Seacoast Benefit Plans......................................  Section 6.15
Seacoast Contracts..........................................  Section 6.16
Seacoast ERISA Plan.........................................  Section 6.15
Seacoast Pension Plan.......................................  Section 6.15
Seacoast SEC Reports........................................  Section 6.5(a)
Takeover Laws...............................................  Section 5.21
Tax Opinion.................................................  Section 9.1(h)
Wholesale Mortgage Business.................................  Section 5.16

     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 Expenses. Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Joint Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement.

     11.3 Brokers and Finders. Except for Austin Associates, Inc. as to PSHC and except for The Robinson-Humphrey Company as to Seacoast, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by PSHC or by Seacoast, each of PSHC and Seacoast, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.6(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.14 and 8.15.

     11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of PSHC Common Stock, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by holders of PSHC Common Stock; and further provided, that after any such approval by the holders of Seacoast Common Stock, the provisions of this Agreement relating to the manner or basis in which shares of PSHC Common Stock will be exchanged for shares of Seacoast Common Stock shall not be amended after the Shareholders' Meetings in a manner adverse to the holders of Seacoast Common Stock without any requisite approval of the holders of the issued and outstanding shares of Seacoast Common Stock entitled to vote thereon.

     11.6 Waivers. (a) Prior to or at the Effective Time, Seacoast, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by PSHC, to waive or extend the time for the compliance or fulfillment by PSHC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Seacoast under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Seacoast.

     (b) Prior to or at the Effective Time, PSHC, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Seacoast, to waive or extend the time for the compliance or fulfillment by Seacoast of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of PSHC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PSHC.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

PSHC:                                       Port St. Lucie National Bank Holding Corp.
                                            1100 S.W. St. Lucie West Boulevard
                                            Port St. Lucie, Florida 34986
                                            Telecopy Number: (561) 878-5431
                                            Attention: J. Hal Roberts, Jr.
Copy to Counsel:                            Gunster, Yoakley, Valdes-Fauli & Stewart, P.A.
                                            777 South Flagler Drive
                                            Suite 500 East
                                            West Palm Beach, Florida 33401-6194
                                            Telecopy Number: (561) 655-5677
                                            Attention: Michael V. Mitrione, Esq.
Seacoast:                                   Seacoast Banking Corporation of Florida
                                            815 Colorado Avenue
                                            P.O. Box 9012
                                            Stuart, Florida 34995-9012
                                            Telecopy Number: (561) 288-6012
                                            Attention: Mr. Dennis S. Hudson, III
Copy to Counsel:                            Alston & Bird
                                            One Atlantic Center
                                            1201 West Peachtree Street
                                            Atlanta, Georgia 30327
                                            Telecopy Number: (404) 881-7777
                                            Attention: Ralph F. MacDonald, III, Esq.

     11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable conflicts of Laws.

     11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

     11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

     11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                          SEACOAST BANKING CORPORATION OF
                                          FLORIDA

                                          By:    /s/ DENNIS S. HUDSON, III
                                            ------------------------------------
                                                   Dennis S. Hudson, III
                                                  Executive Vice President

                                          PORT ST. LUCIE NATIONAL BANK HOLDING
                                          CORP.

                                          By:     /s/ J. HAL ROBERTS, JR.
                                            ------------------------------------
                                                    J. Hal Roberts, Jr.
                                                         President

                                                          EXHIBIT 1 TO AGREEMENT
                                                              AND PLAN OF MERGER

                                 PLAN OF MERGER
                                       OF
                          PORT ST. LUCIE NATIONAL BANK
                                 WITH AND INTO
           FIRST NATIONAL BANK & TRUST COMPANY OF THE TREASURE COAST

     This Plan of Merger ("Plan of Merger") is made and entered into as of February 19, 1997, by and between PORT ST. LUCIE NATIONAL BANK, a national banking association organized and existing under the laws of the United States with its main office located in Port St. Lucie, Florida ("PSNB"), and FIRST NATIONAL BANK & TRUST COMPANY OF THE TREASURE COAST, a national banking association organized and existing under the laws of the United States with its main office located in Stuart, Florida ("FNB").

     FNB is a wholly-owned subsidiary of Seacoast Banking Corporation of Florida, a corporation organized and existing under the laws of the State of Florida, with its principal office located in Stuart, Florida ("Seacoast"). PSNB is a wholly-owned subsidiary of Port St. Lucie National Bank Holding Corporation, a corporation organized and existing under the laws of the State of Florida, with its principal office in Port St. Lucie, Florida ("PSHC"). Prior to the execution and delivery of this Plan of Merger, Seacoast and PSHC have entered into a Agreement and Plan of Merger (the "Parent Agreement") pursuant to which PSHC would merge with and into Seacoast. The Parent Agreement also contemplates that PSNB will be merged with and into FNB. The Boards of Directors of PSNB and FNB are of the opinion that the bests interests of their respective banks would be served if PSNB is merged with and into FNB on the terms and conditions provided in this Plan of Merger.

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, PSNB and FNB hereby make, adopt and approve this Plan of Merger in order to set forth the terms and conditions for the merger of PSNB into FNB.

                                  ARTICLE ONE

                                  DEFINITIONS

     Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          1.1 "PSNB Common Stock" shall mean the $5.00 par value common stock of PSNB.

          1.2 "Bank Merger" shall refer to the merger of PSNB with and into FNB as provided in Section 2.1 of this Plan of Merger.

          1.3 "FNB Common Stock" shall mean the $10.00 par value common stock of FNB.

          1.4 "Certificate of Merger" shall mean the Certificate of Merger to be issued by the Office of the Comptroller of the Currency of the United States approving the Bank Merger.

          1.5 "Effective Time" shall mean the date and time on which the Bank Merger becomes effective as specified in the Certificate of Merger.

                                  ARTICLE TWO

                              TERMS OF BANK MERGER

     2.1 Merger. Subject to the terms and conditions set forth in this Plan of Merger, at the Effective Time, PSNB shall be merged with and into FNB under the Charter and Articles of Association of FNB pursuant to the provisions of and with the effect provided in Title 12, United States Code,
Section 215a. FNB shall be the surviving bank and the receiving association resulting from the Bank Merger and shall continue to conduct its business under the name "FIRST NATIONAL BANK & TRUST COMPANY OF THE TREASURE COAST." The Bank Merger shall be consummated pursuant to the terms of this Plan of Merger, which has been approved and adopted by the respective Boards of Directors and shareholders of FNB and PSNB.

     2.2 Method of Converting Shares. All of the shares of FNB Common Stock issued and outstanding at the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Bank Merger. At the Effective Time, the certificates representing all of the issued and outstanding shares of PSNB Common Stock shall be surrendered to FNB for cancellation and no consideration shall be issued in exchange therefor.

                                 ARTICLE THREE

                             EFFECT OF BANK MERGER

     3.1 Business of FNB. The business of FNB from and after the Effective Time shall continue to be that of a national banking association. The business shall be conducted from its main office located in Stuart, Florida and at its legally established branches, which shall also include the main office and all branches, whether in operation or approved but unopened, of PSNB at the Effective Time.

     3.2 Assumption of Rights. At the Effective Time, the separate existence and corporate organization of PSNB shall be merged into and continued in FNB, as the surviving bank and receiving association of the Bank Merger. All rights, franchises and interests of PSNB and FNB in and to every type of property (real, personal and mixed), and all choses in action of PSNB and FNB shall be transferred to and vested in FNB as the surviving bank and receiving association by virtue of the Bank Merger without any deed or other transfer. FNB, upon consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either of PSNB or by FNB at the Effective Time, subject to the conditions imposed by Title 12, United States Code, Section 215a.

     3.3 Assumption of Liabilities. All liabilities and obligations of both of PSNB and of FNB of every kind and description shall be assumed by FNB as the surviving bank and receiving association by virtue of the Bank Merger, and FNB shall be bound thereby in the same manner and to the same extent that either of PSNB or FNB was so bound at the Effective Time.

     3.4 Articles of Association. At the Effective Time, following consummation of the Bank Merger, the Articles of Association of FNB shall be in the form set forth in Annex A to this Plan of Merger, as modified only by such amendments as may be adopted by the sole shareholder of FNB prior to the Effective Time. The Bylaws of FNB shall be in the form set forth in Annex B to this Plan of Merger, as modified only by such amendments as may be adopted by the sole shareholder of FNB prior to the Effective Time.

     3.5 Officers, Employees and Directors. The officers and employees of FNB immediately following the Effective Time shall include, among others, the officers and employees of FNB and PSNB immediately prior to the Effective Time. The Board of Directors of FNB immediately following the Effective Time shall consist of the persons named in Annex C to this Plan of Merger, including two persons from FNB's Board of Directors, each of whom shall serve until his respective successor is elected and qualified or until a new Board of Directors is elected as provided in the Articles of Association or Bylaws of FNB or as provided by law. All directors of PSNB as of the Closing who do not become directors of FNB shall serve as members of FNB's St. Lucie Advisory Board, and shall have such rights and powers as are set out in FNB's Bylaws, as amended form time to time, and shall receive fees for their service on such advisory board consistent with the fees paid by FNB to members of its other advisory boards.

     3.6 Capital Stock of FNB. The capital stock of FNB upon completion of the Bank Merger shall be approximately $14.5 million, consisting of 2,000,000 authorized shares and 1,450,000 issued and outstanding shares of common stock of a par value of $10 per share. In addition, FNB shall have a surplus of approximately $18 million and undivided profits, including capital reserves, of approximately $38 million adjusted, however, for earnings and expenses between December 31, 1996 and the Effective Time.

                                  ARTICLE FOUR

                                 EFFECTIVENESS

     4.1 Conditions Precedent. Consummation of the Bank Merger is conditioned upon (i) the Closing of the transactions contemplated by the Parent Agreement and (ii) receipt of all approvals, consents, waivers, and other clearances of all federal and state regulatory authorities having jurisdiction over the transactions contemplated by this Plan of Merger.

     4.2 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time by the parties hereto after termination of the Parent Agreement in accordance with the provisions of Section 10.1 thereof.

     4.3 Effectiveness. Subject to the satisfaction of all requirements of applicable laws and regulations and the terms and conditions set forth herein, the Bank Merger contemplated by this Plan of Merger shall be and become effective at the time and on the date specified in the Certificate of Merger.

                                  ARTICLE FIVE

                                REPRESENTATIONS

     5.1 Organization, Standing, and Power. PSNB is a bank duly organized and validly existing under the Laws of the State of Florida, and has the power and authority to carry on its business as now conducted and to own, lease and operate its Assets.

     5.2 Authority; No Breach By Agreement. (a) PSNB has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Bank Plan of Merger and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Bank Plan of Merger and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PSNB. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of PSNB, enforceable against PSNB in accordance with its terms (except in all cases as such enforceability may be limited by applicable, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Bank Plan of Merger by PSNB, nor the consummation by PSNB of the transactions contemplated hereby, nor compliance by PSNB with any of the provisions hereof, will except as specifically disclosed in the PSHC Disclosure Memorandum delivered pursuant to the Parent Agreement (i) conflict with or result in a breach of any provision of PSNB's Articles of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any PSHC Company under, any Contract or Permit of any PSHC Company, or (iii) subject to receipt of the requisite approvals referred to in Section 4.1 of this Bank Plan of Merger, violate any Law or Order applicable to any PSHC Company or any of their respective material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSNB, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by PSNB of the Merger and the other transactions contemplated in this Bank Plan of Merger.

     5.3 Capital Stock. (a) The authorized capital stock of PSNB consists of 5,000,000 shares of PSNB Common Stock, of which 5,000,000 shares are issued and outstanding as of the date of this Bank Plan of Merger and not more than 5,000,000 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of PSHC are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of PSNB has been issued in violation of any preemptive rights of the current or past shareholders of PSNB.

     (b) Except as set forth in Section 5.3(a) hereof, there are no shares of capital stock or other equity securities of PSNB outstanding and no outstanding Rights relating to the capital stock of PSNB.

                                  ARTICLE SIX

                                 MISCELLANEOUS

     6.1 Amendment. To the extent permitted by law, this Plan of Merger may be amended by a subsequent written instrument upon the approval of the Boards of Directors of each of the parties hereto and upon execution of such instrument by the duly authorized officers of each and by a majority of the Boards of Directors of PSNB and FNB; provided that no amendment to this Plan of Merger shall modify the requirements of regulatory approval as set forth in Section 4.1 hereof.

     6.2 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Florida, except to the extent that the federal laws of the United States of America apply to consummation of the Bank Merger.

     6.3 Headings. The headings in this Plan of Merger are for convenience only and shall not affect the construction or interpretation of this Plan of Merger.

     6.4 Counterparts. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, PSNB and FNB has caused this Plan of Merger to be executed on its behalf by its officers thereunto duly authorized and by a majority of its Board of Directors, all as of the day and year first above written.

ATTEST:                                                FIRST NATIONAL BANK & TRUST COMPANY OF THE TREASURE
                                                       COAST

By: /s/ Sharon Mehl                                    By: /s/ Dennis S. Hudson, III
-----------------------------------------------------  -----------------------------------------------------
    Title: Corporate Secretary                             Title: President & Chief
                                                                  Executive Officer

[BANK SEAL]

ATTEST:                                                PORT ST. LUCIE NATIONAL BANK

By: /s/ Randall A. Ezell                               By: /s/ J. Hal Roberts, Jr.
-----------------------------------------------------  -----------------------------------------------------
    Title: EVP                                             Title: Chief Executive Officer


[BANK SEAL]

                                                          EXHIBIT 2 TO AGREEMENT
                                                              AND PLAN OF MERGER

                          FORM OF AFFILIATE AGREEMENT

Seacoast Banking Corporation of Florida
P. O. Box 9012
Stuart, Florida 34995-9012

Attention: Dennis S. Hudson, III
           Executive Vice President

Gentlemen:

     The undersigned is a shareholder of Port St. Lucie National Bank Holding Corp. ("PSHC"), a corporation organized and existing under the laws of the State of Florida, and will become a shareholder of Seacoast Banking Corporation of Florida ("Seacoast"), a corporation organized and existing under the laws of the State of Florida, pursuant to the transactions described in the Agreement and Plan of Merger, dated as of February 19, 1997 (the "Agreement"), by and between Seacoast and PSHC. Under the terms of the Agreement, PSHC will be merged into and with Seacoast (the "Merger"), and the shares of the $0.01 par value common stock of PSHC ("PSHC Common Stock") will be converted into and exchanged for shares of the $0.10 par value Class A common stock of Seacoast ("Seacoast Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and Seacoast regarding certain rights and obligations of the undersigned in connection with the shares of Seacoast to be received by the undersigned as a result of the Merger.

     In consideration of the Merger and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned and Seacoast hereby agree as follows:

          1. Affiliate Status. The undersigned understands and agrees that as to PSHC he is an "affiliate" under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that he will be such an "affiliate" at the time of the Merger.

          2. Initial Restriction on Disposition. The undersigned agrees that he will not sell, transfer, or otherwise dispose of his interests in, or reduce his risk relative to, any of the shares of Seacoast Common Stock into which his shares of PSHC Common Stock are converted upon consummation of the Merger until such time that the requirements of SEC Accounting Series Release Nos. 130 and 135 ("ASR 130 and 135") have been met. The undersigned understands that ASR 130 and 135 relate to publication of financial results of post-Merger combined operations of Seacoast and PSHC. Seacoast agrees that it will publish such results within 45 days after the end of the first fiscal quarter of Seacoast containing the required period of post-Merger combined operations and that it will notify the undersigned promptly following such publication.

          3. Covenants and Warranties of Undersigned. The undersigned represents, warrants and agrees that:

             (a) The Seacoast Common Stock received by the undersigned as a result of the Merger will be taken for his own account and not for others, directly or indirectly, in whole or in part.

             (b) Seacoast has informed the undersigned that any distribution by the undersigned of Seacoast Common Stock has not been registered under the 1933 Act and that shares of Seacoast Common Stock received pursuant to the Merger can only be sold by the undersigned (1) following registration under the 1933 Act, or (2) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (3) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that Seacoast is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned's shares of Seacoast Common Stock or to take any other action necessary to make compliance with an exemption from such registration available.

             (c) The undersigned will, and will cause each of the other parties whose shares are deemed to be beneficially owned by the undersigned pursuant to Section 8 hereof to, have all shares of PSHC Common Stock beneficially owned by the undersigned registered in the name of the undersigned or in the name of any bank, broker-dealer, or clearinghouse or nominee of any such bank, broker-dealer or clearinghouse, subject in all cases to the restrictions contained herein and not for the purposes of, or in any manner otherwise, changing the beneficial ownership of such shares, reducing the undersigned's risk of ownership of such shares, or avoiding the purposes of this Agreement. The undersigned shall promptly notify any such bank, broker-dealer, clearinghouse or nominee of the restrictions imposed hereby by providing such persons a copy of this Agreement.

             (d) During the 30 days immediately preceding the Effective Time of the Merger, the undersigned has not sold, transferred, or otherwise disposed of his interests in, or reduced his risk relative to, any of the shares of PSHC Common Stock beneficially owned by the undersigned as of the record date for determination of shareholders entitled to vote at the Shareholders' Meeting of PSHC held to approve the Merger.

             (e) The undersigned is aware that Seacoast intends to treat the Merger as a tax-free reorganization under Section 368 of the Internal Revenue Code ("Code") for federal income tax purposes. The undersigned agrees to treat the transaction in the same manner as Seacoast for federal income tax purposes. The undersigned acknowledges that Section 1.368-1(b) of the Income Tax Regulations requires "continuity of interest" in order for the Merger to be treated as tax-free under
        Section 368 of the Code. This requirement is satisfied if, taking into account those PSHC shareholders who receive cash in exchange for their stock, who receive cash in lieu of fractional shares, or who dissent from the Merger, there is no plan or intention on the part of the PSHC shareholders to sell or otherwise dispose of the Seacoast Common Stock to be received in the Merger that will reduce such shareholders' ownership to a number of shares having, in the aggregate, a value at the time of the merger of less than 50% of the total fair market value of the PSHC Common Stock outstanding immediately prior to the Merger. The undersigned has no prearrangement, plan or intention to sell or otherwise dispose of an amount of his Seacoast Common Stock to be received in the Merger which would cause the foregoing requirement not to be satisfied.

     4. Restrictions on Transfer. The undersigned understands and agrees that stop transfer instructions with respect to the shares of Seacoast Common Stock received by the undersigned pursuant to the Merger will be given to Seacoast's Transfer Agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED PURSUANT TO A BUSINESS COMBINATION WHICH IS ACCOUNTED FOR AS A "POOLING OF INTERESTS" AND MAY NOT BE SOLD, NOR MAY THE OWNER THEREOF REDUCE HIS RISKS RELATIVE THERETO IN ANY WAY, UNTIL SUCH TIME AS SEACOAST BANKING CORPORATION OF FLORIDA ("SEACOAST") HAS PUBLISHED THE FINANCIAL RESULTS COVERING AT LEAST 30 DAYS OF COMBINED OPERATIONS AFTER THE EFFECTIVE DATE OF THE MERGER THROUGH WHICH THE BUSINESS COMBINATION WAS EFFECTED. IN ADDITION, THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT OR UNLESS (1) COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (2) IN ACCORDANCE WITH (I) RULE 145(D) (IN THE CASE OF SHARES ISSUED TO AN INDIVIDUAL WHO IS NOT AN AFFILIATE OF SEACOAST) OR (II) RULE 144 (IN THE CASE OF SHARES ISSUED TO AN INDIVIDUAL WHO IS AN AFFILIATE OF SEACOAST) OF THE RULES AND REGULATIONS OF SUCH ACT, OR (3) IN ACCORDANCE

     WITH A LEGAL OPINION SATISFACTORY TO COUNSEL FOR SEACOAST THAT SUCH SALE OR TRANSFER IS OTHERWISE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT."

Such legend will also be placed on any certificate representing Seacoast securities issued subsequent to the original issuance of the Seacoast Common Stock pursuant to the Merger as a result of any transfer of such shares or any stock dividend, stock split, or other recapitalization as long as the Seacoast Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. Upon the request of the undersigned, Seacoast shall cause the certificates representing the shares of Seacoast Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to restrictions on transfer by virtue of ASR 130 and 135 as soon as practicable after the requirements of ASR 130 and 135 have been met. In addition, if the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable to the Seacoast Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), Seacoast, upon the request of the undersigned, will cause the certificates representing the shares of Seacoast Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by Seacoast of an opinion of its counsel to the effect that such legend may be removed.

     5. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and effects upon his ability to sell, transfer, or otherwise dispose of the shares of Seacoast Common Stock received by the undersigned, to the extent he believes necessary, with his counsel or counsel for PSHC.

     6. Filing of Reports by Seacoast. Seacoast agrees, for a period of three years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of Seacoast Common Stock issued to the undersigned pursuant to the Merger.

     7. Transfer Under Rule 145(d). If the undersigned desires to sell or otherwise transfer the shares of Seacoast Common Stock received by him in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the transfer agent for Seacoast Common Stock together with such additional information as the transfer agent may reasonably request. If Seacoast's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), Seacoast shall cause such counsel to provide such opinions as may be necessary to Seacoast's Transfer Agent so that the undersigned may complete the proposed sale or transfer.

     8. Acknowledgments and Further Agreements. The undersigned recognizes and agrees that the foregoing provisions also apply to all shares of the capital stock of PSHC and Seacoast that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws, which the undersigned agrees may include, without limitation, shares owned or held in the name of (i) the undersigned's spouse, (ii) any relative of the undersigned or of the undersigned's spouse who has the same home as the undersigned, (iii) any trust or estate in which the undersigned, the undersigned's spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor, or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, the undersigned's spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest. The undersigned further recognizes that, in the event that the undersigned is a director or officer of Seacoast or becomes a director or officer of Seacoast upon consummation of the Merger, among other things, any sale of Seacoast Common Stock by the undersigned within a period of less than six months following the effective time of the Merger may subject the undersigned to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

     9. Miscellaneous. This Affiliate Agreement is the complete agreement between Seacoast and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Florida.

     This Affiliate Agreement is executed as of the 19th day of February, 1997.

                                          Very truly yours,

                                          --------------------------------------
                                          Signature

                                          --------------------------------------
                                          Print Name

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------
                                          Address

     [add below the signatures of all registered owners of shares deemed beneficially owned by the affiliate]

                                          --------------------------------------
                                          Name:

                                          --------------------------------------
                                          Name:

                                          --------------------------------------
                                          Name:

                                          AGREED TO AND ACCEPTED as of
                                          February   , 1997

                                          SEACOAST BANKING CORPORATION OF
                                          FLORIDA

                                          By:
                                            ------------------------------------

                                                          EXHIBIT 4 TO AGREEMENT
                                                              AND PLAN OF MERGER

                          FORM OF DIRECTOR'S AGREEMENT

     THIS DIRECTOR'S AGREEMENT ("Agreement") is made and entered into as of the
19th day of February, 1997, by and between the undersigned,           , a
resident of           , Florida, and Seacoast Banking Corporation of Florida, a
corporation organized and existing under the laws of the State of Florida ("Seacoast").

     On even date herewith, Seacoast and Port St. Lucie National Bank Holding Corp., a corporation organized and existing under the laws of the State of Florida ("PSHC"), have entered into an Agreement and Plan of Merger (the "Merger Agreement"). The Merger Agreement generally provides for the merger of PSHC with and into Seacoast ("Merger"), and the conversion of the issued and outstanding shares of the $0.01 par value common stock of PSHC ("PSHC Common Stock") into shares of the $0.10 par value Class A common stock of Seacoast. The transactions contemplated by the Merger Agreement are subject to the affirmative vote of the shareholders of PSHC, the receipt of certain regulatory approvals and the satisfaction of other conditions.

     The undersigned is a member of the Board of Directors of PSHC and is the
owner of        shares of PSHC Common Stock and has rights by option, warrants
and otherwise to acquire        additional shares of PSHC Common Stock
("Shares"). To induce Seacoast to enter into the Merger Agreement, the undersigned is entering into this Agreement with Seacoast to set forth certain terms and conditions governing the actions to be taken by the undersigned with respect to the Shares until consummation of the Merger.

     NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

          1. Without the prior written consent of Seacoast, the undersigned shall not transfer, sell, assign, convey or encumber any of the Shares during the term of this Agreement, except to Seacoast pursuant to the terms of the Merger Agreement. Without limiting the generality of the foregoing, the undersigned shall not grant to any party any option or right to purchase the Shares or any interest therein. Further, except with respect to the Merger, the undersigned shall not approve or ratify any agreement or contract pursuant to which the Shares would be transferred to any other party as a result of a consolidation, merger, reorganization or acquisition.

          2. The undersigned intends to, and will, vote all of the Shares beneficially owned by him (and with respect to which he has voting power) in favor of the Merger. The undersigned will also recommend that the shareholders of PSHC approve the Merger when the same is presented to the shareholders for consideration in properly prepared proxy materials, subject only to the undersigned's legal obligations (if any) as a director of PSHC, and will use his or her best efforts to effect consummation of the Merger and the other transactions contemplated by the Merger Agreement. Further, the undersigned intends to, and will, surrender the certificate or certificates representing his or her Shares which are beneficially owned by him (and with respect to which he has sole dispositive power) to Seacoast upon consummation of the Merger as described in the Merger Agreement.

          3. The undersigned covenants and agrees with Seacoast that for a period of two years after the effective time of the Merger, the undersigned shall not, without the prior written consent of Seacoast, directly or indirectly serve as a consultant to, serve as a management official of, or be or become a major shareholder of any Depository Institution having an office in Indian River, St. Lucie and/or Martin Counties, Florida. It is expressly understood that the covenants contained in this paragraph 3 do not apply to (i) "management official" positions which the undersigned holds with financial institutions other than PSHC as of the date of this Agreement, (ii) securities holdings which cause the undersigned to be deemed a major shareholder of a Depository Institution other than PSHC as of the date of this Agreement, or (iii) advisory relationships with a Depository Institution which the undersigned has as of the date of this Agreement or may have after the date hereof solely in the capacity as legal counsel. For the purposes of the covenants contained in this paragraph 3, the following terms shall have the following respective meanings:

             (a) The term "management official" shall refer to service of any type which gives the undersigned the authority to participate, directly or indirectly, in policy-making functions. This includes, but is not limited to, service as an organizer, officer, director, or advisory director of a Depository Institution. It is expressly understood and agreed that the undersigned may be deemed a management official of the Depository Institution whether or not he holds any official, elected, or appointed position with such Depository Institution.

             (b) The term "Depository Institution" shall refer to any person which engages in the business of making loans and taking deposits or which owns or controls, or is under common control with, a company which engages in such business.

             (c) The term "major shareholder" shall refer to the beneficial ownership of 2% or more of any class of voting securities of such company or the ownership of 2% of the total equity interest in such company, however denominated.

          4. The undersigned waives and releases any claims and/or rights he may have in or under the PSHC directors deferred compensation plan (the "Deferred Plan"), except for the delivery to the undersigned of any cash surrender value of any insurance policies held with respect to the undersigned's accrued benefits under the Deferred Plan, net of any cancellation, liquidation or surrender charges or fees.

          5. The undersigned acknowledges and agrees that Seacoast could not be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that Seacoast in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction, injunctions or a restraining order or orders to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or in any state having appropriate jurisdiction.

          6. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          7. Except with respect to the covenants contained in paragraph 3, which shall be governed by the terms set forth therein and shall be effective only upon consummation of the Merger, the covenants and obligations set forth in this Agreement shall expire and be of no further force and effect when the Merger Agreement has been terminated.

     IN WITNESS WHEREOF, this Agreement has been duly executed under seal and delivered by the undersigned as of the day and year first above written.

WITNESS

-----------------------------------------------------  --------------------------------------------(SEAL)
                                                       Name:
                                                       ---------------------------------------------
                                                                      (Please print or type)
ATTEST:                                                SEACOAST BANKING CORPORATION OF FLORIDA
By:                                                    By:
-----------------------------------------------------  -------------------------------------------------
    Secretary                                          Executive President
[CORPORATE SEAL]

                                                          EXHIBIT 5 TO AGREEMENT
                                                              AND PLAN OF MERGER

                             FORM OF CLAIMS LETTER

                                                               February 19, 1997

Seacoast Banking Corporation of Florida
P.O. Box 9012
Stuart, Florida 34995-9012

Attention: Dennis S. Hudson, III
           Executive Vice President

Gentlemen:

     This letter is delivered pursuant to Section 9.2(i) of the Agreement and Plan of Merger ("Merger Agreement") dated as of February 19, 1997 by and Seacoast Banking Corporation of Florida ("Seacoast") and Port St. Lucie National Bank Holding Corp. ("PSHC")

     Concerning claims which the undersigned may have against PSHC, Seacoast or any of their respective Subsidiaries in my capacity as an officer, director, employee, partner, Controlling Person or Affiliate of PSHC or its Subsidiaries, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, I hereby affirm and agree to the following in each and every such capacity of the undersigned:

          1. Claims. The undersigned does not have, and is not aware of, any claims it might have against Seacoast, PSHC or any of their respective Subsidiaries, except for (i) compensation for services rendered that have accrued but not yet been paid in the ordinary course of business consistent with past practice, (ii) contract rights, under loan commitments and agreements between the undersigned and PSHC or its subsidiaries, specifically limited to possible future advances in accordance with the terms of such commitments or agreements, (iii) certificates of deposits,
     (iv) payment obligations under the PSHC Directors Deferred Compensation Plan, (if any) consistent with any subject to the terms and conditions of the Merger Agreement and the undersigned's Director's Agreement with Seacoast (if applicable), and (v) obligations of any PSHC Entity under any lease agreement between Harold H. Goldman and PSHC or its subsidiaries consistent with Section 4 of the Director's Agreement entered into by the undersigned.

          2. Releases. The undersigned hereby releases and forever discharges Seacoast, PSHC, and their respective directors, officers, employees, agents, attorneys, representatives, Subsidiaries, partners, affiliates, controlling persons and insurers, and its successors and assigns, and each of them (hereinafter, individually and collectively, the "Releasees") of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation and whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the date of the closing of the transactions contemplated by the Merger Agreement, except for (i) compensation for services rendered that have accrued but not yet been paid in the ordinary course of business consistent with past practice or (ii) contract rights, under loan commitments and agreements between the undersigned and PSHC or its subsidiaries (collectively, the "Claims"). The undersigned represents, warrants and covenants that no Claim released herein has been assigned, expressly, impliedly, by operation of law or otherwise, and that all Claims released hereby are owned solely by the undersigned, which has the sole authority to release them.

          3. Indemnity. The undersigned shall indemnify and hold harmless, to the fullest extent permitted by law, the Releasees from and against any and all Claims which are released hereby and all claims, damages, losses, liabilities, actions and expenses, including, without limitation, reasonable attorneys' fees and disbursements, arising from, out of, or in connection with the performance or nonperformance of any obligation of the undersigned hereunder, or any action or proceeding in respect thereof.

          4. Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Claims which are released and discharged hereby.

          5. Miscellaneous. (a) This Release shall be governed and construed in accordance with the laws of the State of Florida (other than the choice of law provisions thereof).

          (b) This Release contains the entire agreement between the parties with respect to the Claims released hereby, and such Release supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein, in the Merger Agreement.

          (c) This Release shall be binding upon and inure to the benefit of the undersigned and the Releasees and their respective successors and assigns.

          (d) This Release may not be modified, amended or rescinded except by the written agreement of the undersigned and the Releasees, it being the express understanding of the undersigned and the Releasees that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Releasees, except in strict accordance with this paragraph, and further that the waiver of any breach of this Release shall not constitute or be construed as the waiver of any other breach of the terms hereof.

          (e) The undersigned represents, warrants and covenants that it is fully aware of its rights to discuss any and all aspects of this matter with any attorney chosen by it, and that it has carefully read and fully understands all the provisions of this Release, and that it is voluntarily entering into this Release.

          (f) This Release is effective when signed by the undersigned and delivered to Seacoast and acknowledged by Seacoast, and its operation to extinguish all of the Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Releasees.

     Unless otherwise defined herein, all capitalized terms shall have the same meanings as provided in the Merger Agreement.

                                          Sincerely,

                                          --------------------------------------
                                          Signature of Officer, Director, or
                                          Controlling Person

     On behalf of Seacoast, the undersigned thereunto duly authorized,
acknowledges receipt of this letter as of                , 1997.

                                          Seacoast Banking Corporation of
                                          Florida

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                                                      APPENDIX B

                     [AUSTIN ASSOCIATES, INC. LETTERHEAD]

                                FAIRNESS OPINION

                                 April 14, 1997

Board of Directors
Port St. Lucie National Bank Holding Corp.
1100 S.W. St. Lucie W. Blvd.
Port St. Lucie, FL 34996

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to Port St. Lucie National Bank Holding Corp. ("PSHC") and its shareholders of terms of the Agreement and Plan of Merger dated February 19, 1997 ("Agreement") by and between Seacoast Banking Corporation of Florida ("Seacoast") and PSHC. The Agreement provides for the merger of PSHC with and into Seacoast (the "Merger").

     The terms of the Agreement provide for the aggregate issuance of 900,000 shares of Seacoast Class A Common Stock to PSHC common shareholders, option holders and warrant holders (collectively referred to as "shareholders"). The exchange ratio to PSHC common shareholders (the "Stock Exchange Ratio") shall be determined by dividing the Purchase Price Per Share by the Seacoast Stock Price, both terms being defined in the Agreement. PSHC options will be convened into the right to purchase Seacoast Common Stock, adjusted for the Stock Exchange Ratio. The exchange ratio to warrant holders (the "Warrant Exchange Ratio") shall be determined by dividing (i) the difference between the Purchase Price Per Share and $8.26 (the exercise price for all warrants) by (ii) the Seacoast Stock Price. PSHC has the right to terminate the transactions the Purchase Price Per Share is less than $24.62.

     In carrying out our engagement, we have reviewed and analyzed material bearing upon the financial and operating condition of PSHC and Seacoast including but not limited to the following: (i) the audited financial statements of PSHC and Seacoast for the period 1991 through 1996; (ii) the internal financial statements of PSHC and Seacoast for the three month period ending March 31, 1997; (iii) the reported prices and stock trading activity of PSHC and Seacoast; (iv) publicly available information regarding the performance of certain other companies whose business activities were, believed to be generally comparable to those of PSHC and Seacoast; (v) the financial terms, to the extent publicly available, of certain comparable bank merger transactions; (vi) the strategic objectives of the Merger and the synergies and other benefits of the Merger for the combined company as described by senior management of PSHC and Seacoast; and (vii) such other analysis and information as we deemed relevant.

     In our review and analysis, we relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and have not attempted to verify the same. We have made no independent verification as to the assets or properties of PSHC or Seacoast, and have instead relied upon representations and information of PSHC and Seacoast, in the aggregate. In rendering our opinion, we have assumed that the transaction will be a tax-free reorganization with no material adverse tax consequences to PSHC or Seacoast, or to PSHC shareholders. We have assumed in the course of obtaining the necessary regulatory approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to PSHC and its shareholders.

     Austin Associates participated in discussions and negotiations with representatives of PSHC and Seacoast and their financial and legal advisors. For our services, including the rendering of this opinion, PSHC will pay us a fee and indemnify us against certain liabilities, including liabilities under the securities laws.

AUSTIN ASSOCIATES, INC.

     We consent to the use of this opinion in the Joint Proxy
Statement/Prospectus which is a part of Seacoast's Registration Statement on Form S-4.

     Based upon our analysis and subject to the qualifications described herein, we believe that, as of the date of this letter, the terms of the Merger are fair, from a financial point of view, to PSHC and its shareholders.

Austin Associates, Inc.

By: /s/ RICHARD F. MARONEY, JR.
    -------------------------------
         Richard F. Maroney, Jr.
       Executive Vice President and
                Principal

April 14, 1997

                                                                      APPENDIX C

                      THE ROBINSON-HUMPHREY COMPANY, INC.

CORPORATE FINANCE                                             INVESTMENT BANKERS
   DEPARTMENT                                                     SINCE 1894

                                                April 14, 1997

Board of Directors
Seacoast Banking Corp. of Florida
P.O. Box 9012
Stuart, Florida 34995

Gentlemen:

     In connection with the proposed acquisition of Port St. Lucie National Bank Holding Corp. ("PSL") by Seacoast Banking Corp. of Florida ("SBCFA") (the "Merger"), you have asked us to render an opinion as to whether the financial terms of the Merger, as provided in the Agreement and Plan of Merger dated as of February 19, 1997 among such parties (the "Merger Agreement"), are fair, from a financial point of view, to the stockholders of SBCFA. Under the terms of the Merger, holders of all outstanding shares and options of PSL stock will be exchanged for consideration equal to 900,000 SBCFA Common Stock shares less any proceeds received from the outstanding PSL options and warrants.

     Our firm, as part of its investment banking business, is frequently involved in the valuation of securities as related to public underwritings, private placements, mergers, acquisitions, recapitalizations and other purposes.

     In connection with our study for rendering this opinion, we have reviewed the Merger Agreement, PSL's financial results for fiscal years 1994 through 1996 and certain documents and information we deem relevant to our analysis.

     We have also studied published financial data concerning certain other publicly traded banks which we deem comparable to PSL as well as certain financial data relating to acquisitions of other banks that we deem relevant or comparable. In addition, we have reviewed other published information, performed certain financial analyses and considered other factors and information which we deem relevant.

     In rendering this opinion, we have relied upon the accuracy of the Merger Agreement, the financial information listed above, and other information furnished to us by SBCFA and PSL. We have not separately verified this information nor have we made an independent evaluation of any of the assets or liabilities of SBCFA or PSL.

     Based upon the foregoing and upon current market and economic conditions, we are of the opinion that, from a financial point of view, the consideration as provided in the Agreement and Plan of Merger is fair to the stockholders of SBCFA.

                                  Very truly yours,

                                  THE ROBINSON-HUMPHREY COMPANY, INC.

                            ATLANTA FINANCIAL CENTER
                3333 PEACHTREE ROAD, NE - ATLANTA, GEORGIA 30326
                                 (404) 266-6000

                                                                      APPENDIX D

               EXCERPT FROM THE FLORIDA BUSINESS CORPORATION ACT
                 RELATING TO RIGHTS OF DISSENTING SHAREHOLDERS

     607.1301 Dissenter's Rights; Definitions. The following definitions apply to ss. 607.1302 and 607.132:

          (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

          (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

     607.1302 Right of Shareholders to Dissent. (1) Any shareholder has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party:

             1. If the shareholder is entitled to vote on the merger, or

             2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

          (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607. 1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

          (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

          (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

          (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

             1. Altering or abolishing any preemptive rights attached to any of his shares;

             2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

             3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

             4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

             5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

             6. Reducing the stated dividend preference of any of his preferred shares; or

             7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

          (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares;

     (2) A shareholder dissenting from any amendment specified in paragraph
(1)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.

     (3) A shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders;

     (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

     (5) A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     607.1320 Procedure for Exercise of Dissenters' Rights. (1)(a) If a proposed corporate action creating dissenters' rights under s. 607.1320 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

          1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

          2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

     (b) If proposed corporate action creating dissenters' rights under s.
607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for his written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

     (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph
(1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

     (3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

     (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

          (a) Such demand is withdrawn as provided in this section;

          (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

          (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

          (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

     (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

          (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

          (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

     (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

     (7) If the corporation falls to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

     (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

     (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

     (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                                                      APPENDIX E

        PROPOSAL 3 -- AMENDMENT OF SEACOAST'S ARTICLES OF INCORPORATION

     The existing Article XI is proposed to be amended to read in its entirety as follows:

                                  "ARTICLE XI
                 MERGER, CONSOLIDATION OR BUSINESS COMBINATION

     The affirmative vote of the holders of two-thirds (66 2/3%) of all the shares of Class A Common Stock outstanding and entitled to vote, voting as a separate class, and the affirmative vote of the holders of shares with two-thirds (66 2/3%) of all the votes entitled to be cast by all shares of Common Stock of all classes outstanding, voting together as a single class, shall be required to approve any of the following:

          (a) any merger or consolidation of this corporation with or into any other corporation;

          (b) any share exchange in which a corporation, person, or entity acquires the issued or outstanding shares of stock of this corporation pursuant to a vote of stockholders;

          (c) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of this corporation or any significant subsidiary of this corporation to any other corporation, person or entity;

          (d) any transaction similar to, or having a similar affect on, any of the foregoing transactions.

     Such affirmative votes shall apply and be required whether or not a vote of the stockholders otherwise would be required by law or the rules of any securities exchange or market (collectively, an "SRO") on which this corporation has shares of its capital stock listed or traded and notwithstanding that a lesser vote of stockholders might otherwise be required by law or SRO; provided, however no such affirmative votes shall be required where this corporation is issuing shares of its capital stock or paying cash or other consideration to acquire, directly or indirectly, another corporation, person or entity."

                                                                      APPENDIX F

                                                            CLASS A COMMON STOCK

                                 FORM OF PROXY

                    SEACOAST BANKING CORPORATION OF FLORIDA

                         ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby constitutes and appoints William R. Hahl and Bonny
L. Turner, or either of them, as proxies, each with full power of substitution, to vote the number of shares of Class A common stock of Seacoast Banking Corporation of Florida, a Florida corporation ("Seacoast") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Seacoast Shareholders to be held at the Indian River Plantation Beach Resort, Hutchinson Island, 555 N.E. Ocean Boulevard, Stuart, Florida, on May 30, 1997, at 3:00 P.M., local time, and at any adjournment or postponement thereof (the "Annual Meeting") upon the proposals described in the Proxy Statement/Prospectus and the Notice of Annual Meeting of Shareholders, both dated April 16, 1997, the receipt of which is acknowledged in the manner specified below.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 BELOW.

     1. Merger. To approve, ratify, confirm and adopt the Agreement and Plan of Merger, dated as of February 19, 1997 (the "Merger Agreement"), by and between Seacoast and Port St. Lucie National Bank Holding Corp., a Florida corporation ("PSHC"), pursuant to which PSHC will merge with and into Seacoast and Seacoast shall issue up to 900,000 shares of Seacoast Class A common stock.

            FOR  [ ]            AGAINST  [ ]            ABSTAIN  [ ]

     2. Election Of Directors          [ ] FOR all nominees for director listed
                                           below (except as marked to the
                                           contrary below)

                                        [ ] WITHHOLD AUTHORITY
                                            (to vote for all nominees listed)

Jeffrey C. Bruner                      Dennis S. Hudson, Jr.
John H. Crane                          Dennis S. Hudson, III
Evans Crary, Jr.                       John R. Santarsiero, Jr.
Dale M. Hudson                         Thomas H. Thurlow, Jr.

     To withhold authority to vote for any individual nominee, write that nominee's name in the space provided.

              ---------------------------------------------------

     3. Amendments to the Articles of Incorporation. To approve a proposed amendment to Article XI of Seacoast's Articles of Incorporation to clarify the voting requirements in connection with certain business combinations.

            FOR  [ ]            AGAINST  [ ]            ABSTAIN  [ ]

     4. Ratification of Appointment of Auditors. Proposal to ratify the appointment of Arthur Andersen LLP as independent auditors for Seacoast for the fiscal year ending December 31, 1997.

            FOR  [ ]            AGAINST  [ ]            ABSTAIN  [ ]

     5. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SEACOAST BANKING CORPORATION OF FLORIDA, AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

SIGNATURE(S)                               DATE
------------------------------------           -------------------------------


     Please sign this proxy exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                                      APPENDIX G

                                                            CLASS B COMMON STOCK

                                 FORM OF PROXY

                    SEACOAST BANKING CORPORATION OF FLORIDA

                         ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby constitutes and appoints A. Douglas Gilbert and John Turgeon, or either of them, as proxies, each with full power of substitution, to vote the number of shares of Class B common stock of Seacoast Banking Corporation of Florida, a Florida corporation ("Seacoast") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Seacoast Shareholders to be held at the Indian River Plantation Beach Resort, Hutchinson Island, 555 N.E. Ocean Boulevard, Stuart, Florida, on May 30, 1997, at 3:00 P.M., local time, and at any adjournment or postponement thereof (the "Annual Meeting") upon the proposals described in the Proxy Statement/Prospectus and the Notice of Annual Meeting of Shareholders, both dated April 16, 1997, the receipt of which is acknowledged in the manner specified below.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 BELOW.

     1. Merger. To approve, ratify, confirm and adopt the Agreement and Plan of Merger, dated as of February 19, 1997 (the "Merger Agreement"), by and between Seacoast and Port St. Lucie National Bank Holding Corp., a Florida corporation ("PSHC"), pursuant to which PSHC will merge with and into Seacoast and Seacoast shall issue up to 900,000 shares of Seacoast Class A common stock.

            FOR  [ ]            AGAINST  [ ]            ABSTAIN  [ ]

     2. Election Of Directors          [ ] FOR all nominees for director listed
                                           below (except as marked to the
                                           contrary below)

                                        [ ] WITHHOLD AUTHORITY
                                            (to vote for all nominees listed)

Jeffrey C. Bruner                      Dennis S. Hudson, Jr.
John H. Crane                          Dennis S. Hudson, III
Evans Crary, Jr.                       John R. Santarsiero, Jr.
Dale M. Hudson                         Thomas H. Thurlow, Jr.

     To withhold authority to vote for any individual nominee, write that nominee's name in the space provided.
              ---------------------------------------------------

     3. Amendments to the Articles of Incorporation. To approve a proposed amendment to Article XI of Seacoast's Articles of Incorporation to clarify the voting requirements in connection with certain business combinations.

            FOR  [ ]            AGAINST  [ ]            ABSTAIN  [ ]

     4. Ratification of Appointment of Auditors. Proposal to ratify the appointment of Arthur Andersen LLP as independent auditors for Seacoast for the fiscal year ending December 31, 1997.

            FOR  [ ]            AGAINST  [ ]            ABSTAIN  [ ]

     5. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SEACOAST BANKING CORPORATION OF FLORIDA, AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

SIGNATURE(S)                             DATE
------------------------------------         ----------------------------------

     Please sign this proxy exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.